AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF SUCH STATE. THE COMPANY MAY ELECT TO SATISFY ITS OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF THE COMPANY’S SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

Bequest Bonds I, Inc.

1255 N Gulfstream Ave #101| Sarasota, FL 34236

941.957.9979

Series A-1 and Series B Bonds at $1,000 per unit

$75,000,000 Maximum Offering

Amended Preliminary Offering Circular

Dated October 15, 2026

Bequest Bonds I, Inc., a Delaware corporation, or the “Company,” intends to offer an aggregate amount of $75,000,000 in its Series A, Series A-1 and Series B Bonds (the “Bonds”) pursuant to this Regulation A offering. The purchase price for Series A-1 and Series B Bonds will be $1,000 per Bond with a minimum purchase amount of $1,000.00 for Class A, B, and C Bonds (Series A-1) and T1 Bonds (Series B), $10,000 for Class G Bonds (Series A-1) and T2 Bonds (Series B), $25,000 for Class H Bonds (Series A-1) and T3 Bonds (Series B), and $50,000 for T4 Bonds (Series B) (the “Minimum Purchase Amount”); however, the Company, in the Manager’s sole discretion, reserves the right to accept lesser purchase amounts. We currently estimate that we will sell an equal number of additional Class A, Class B, Class C, Class G, Class H, T1, T2, T3, and T4 Bonds.

As of September 30, 2026, the Company had raised a total of approximately $10,248,000 through the sale of Series A Bonds under this offering, and approximately $9,298,000 of Series A Bonds were outstanding under this offering. In addition, the Company has also issued approximately $75,000 of Series A-1 (Class H) and $652,000 of Series B, (T2, T3 & T4) bonds (total $727,000) pursuant to a private placement under Rule 506(b) of Regulation D, which began after the Company stopped accepting subscriptions under this offering, pending qualification of this Amended Preliminary Offering Circular. The Class A, Class B, and Class C Series A-1 Bonds which the Company intends to sell following the qualification of this Amendment are substantially similar to the Class A, Class B, and Class C Series A Bonds currently being sold by the Company, with certain additional terms added to allow bondholders the option to request early repayment of outstanding bonds which have not yet matured. For a period between 30 and 90 days following the qualification of this offering (to be specified in the Company’s Offering Circular following qualification), current investors in Series A Bonds will be given the option to exchange their existing Series A Bond(s) for any new Series A-1 Bond or Series B Bond (or combination of any such Bonds) which have a new maturity term that is equal to or greater than the remaining maturity term on the exchanged bonds (as of the date of the exchange), subject to the minimum purchase amounts detailed above. The exchange value will be the outstanding principal amount plus any interest accrued on the exchanged Series A bond. Alternatively, investors who purchased Series A Bonds in this offering after April 30, 2026 may surrender those bonds for cash, as described under “Risk Factors”, and any Series A Bond investor may continue to hold their bonds to maturity. The surrender amount will equal the original purchase price plus interest at 5% per annum (the rate on Series A, Class A Bonds) from the date of purchase, less all interest and principal payments received.

The Bonds described in this offering circular will be offered and sold on a continuous basis directly through the website www.bqfunds.com.

The aggregate offering price of the Bonds will not exceed $75,000,000 in any 12-month period, and there is no minimum number of Bonds that need to be sold as a condition of closing this Offering. This Offering is being conducted on a “best efforts” basis, which means that there is no guarantee that any minimum amount will be sold in this Offering.

We have engaged Dalmore Group, LLC (the “BOR” or “Dalmore”), member Financial Industry Regulatory Authority(“FINRA”)/Securities Investor Protection Corporation (“SIPC”) and registered as a broker-dealer in all 50 states, to act as the broker-dealer of record to provide processing and compliance services in connection with this offering. The Company will pay Dalmore a fee equal to 1% of the aggregate amount raised by Dalmore up to the first $10,000,000, then a fee equal to 0.60% for any additional amount raised, which does not include a one-time set-up fee and consulting fee payable by the Company to Dalmore. If any other broker-dealer or other agent/person is engaged by the Company in connection with the offering of our Bonds, we will file a post-qualification amendment to the offering statement of which this offering circular forms a part disclosing the names and compensation arrangements prior to any sales by such persons. To the extent that the Company’s officers and directors make any communications in connection with this Offering they intend to conduct such efforts in accordance with an exemption from registration contained in Rule 3a4-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, therefore, none of them is required to register as a broker-dealer.

We expect to commence the sale of the Bonds as of the date on which the offering statement is declared qualified by the United States Securities and Exchange Commission (the “SEC” or “Commission”) and terminate the offering on earliest of: (i) the date we sell the Maximum Offering Amount, (ii) one year from qualification, or (ii) the date upon which our Manager determines to terminate the offering in its sole discretion. This Offering is being conducted pursuant to Regulation A of Section 3(6) of the Securities Act of 1933, as amended, (the “Securities Act”), for Tier 2 offerings.

	Price per Bond	Maximum Offering Amount
Per Bond	$1,000	$75,000,000
Selling Commission	$10	$490,000	(1)
Proceeds, before expense, to Company	$990	$74,510,000

(1)	This includes a managing broker-dealer fee of up to 1% of the aggregate amount raised by Dalmore up to the first $10,000,000, then a fee equal to 0.60% for any additional amount raised, and a non-accountable expense reimbursement of approximately $45,000 which was paid to the Prior Parent, Bequest Capital LLC, for fund set up and administrative costs.

Generally, no sale may be made to you in the offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

An investment in the Bonds is subject to certain risks and should be made only by people or entities able to bear the risk of and to withstand the total loss of their investment. Currently, there is no market for the Bonds being offered, nor does our Company anticipate one developing. Prospective investors should carefully consider and review that risk as well as the RISK FACTORS beginning on Page 6 of this offering circular. We are not an investment company and are not required to register under the Investment Company Act of 1940; therefore, investors will not receive the protections of such act.

THE SEC DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SELLING LITERATURE. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE SEC; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

FORM 1-A DISCLOSURE FORMAT IS FOLLOWED.

i

ABOUT THIS OFFERING CIRCULAR

The information in this offering circular may not contain all of the information that is important to you. You should read this entire offering circular and the exhibits carefully before deciding whether to invest in the Bonds.

Unless the context otherwise indicates, references in this prospectus supplement to the terms “company,” “we,” “us,” and “our,” refer to Bequest Bonds I, Inc., a Delaware corporation.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

ii

OFFERING CIRCULAR SUMMARY

This summary highlights information contained elsewhere in this offering circular. This summary does not contain all of the information that you should consider before deciding whether to invest in the Bonds. You should carefully read this entire offering circular, including the information under the heading “Risk Factors.”

Our Company. Bequest Bonds I, Inc., a Delaware corporation, was initially formed as a Delaware limited liability company on February 15, 2024 under the name “Bequest Bonds I, LLC.” On August 30, 2024, the Company filed a Certificate of Conversion and Certificate of Incorporation with the Delaware Secretary of State pursuant to Section 265 of the Delaware General Corporation Law, converting from a limited liability company into a Delaware stock corporation under the name “Bequest Bonds I, Inc.” From inception through June 30, 2026, the Company was 100% owned by Bequest Capital, LLC (“Prior Parent”), which is owned by Shawn Muneio and Martin Saenz. Effective July 1, 2026, pursuant to a Transfer Agreement among the Prior Parent, Bequest Asset Management, LLC and the Company, all equity and ownership interests in the Company were transferred, for no cash consideration and as part of an affiliated reorganization, to Bequest Asset Management, LLC (referred to as “BAM,” “Parent,” or “Manager”), a Delaware limited liability company formed on March 31, 2026. BAM is currently owned by Mr. Muneio (approximately 42.5%), Mr. Friedman (approximately 28.75%), and Mr. Keefe (approximately 28.75%), and is expected to remain majority owned and controlled by the Management Team for the foreseeable future. Mr. Saenz has no ownership interest in, or role with, the Company or BAM.

Our business plan is to make direct and indirect investments in performing and non-performing loans secured by real estate. Our principal executive office is located at 1255 N Gulfstream Ave, Suite 101, Sarasota, FL 34236 and our phone number is 941.957.9979.

The Management Team controls the management of the Company through BAM, which owns 100% of the common shares of the Company and also administers the Company pursuant to the Management Services Agreement dated June 30, 2026, under which BAM’s services began on July 1, 2026. From inception through June 30, 2026, the Company was managed under the Previous Management Services Agreement dated April 1, 2024 with LMMS Management LLC, a wholly owned subsidiary of the Prior Parent, which was assigned to the Prior Parent on June 2, 2025 and was terminated and replaced by the Management Services Agreement effective July 1, 2026. The replacement of LMMS Management LLC by the Prior Parent and then of the Prior Parent by BAM was done for internal business organization purposes.

From inception through June 30, 2026, the Company was owned and operated, through these intermediate entities, by Shawn Muneio and Martin Saenz; since July 1, 2026, it has been owned and managed by BAM, which is owned and controlled by the Management Team. Mr. Muneio has been purchasing distressed mortgage debt, private notes, and distressed real estate nationwide since 2008 and holds well-established relationships with key sellers that provide ongoing deal flow. All opportunities are processed with a 3-round technology-based due diligence process prior to purchase (i.e. due diligence on property, borrowers, and overall roll up).

The Company’s Management Team consists of Shawn Muneio, David Friedman, and James Keefe. The Company’s Board of Directors consists of two of the members of the Management Team: Shawn Muneio and David Friedman. All Company investments are considered and approved by an investment committee (“Investment Committee”) consists of three (3) members: Shawn Muneio, David Friedman, and James Keefe. This committee is responsible for making all final investment decisions for the capital raised by the fund. The Management Team also employs a dedicated staff of asset managers, analysts, and accountants who have field experience in the intended markets in which the Company seeks to engage.

The Offering. We are offering investors the opportunity to purchase up to an aggregate of $75,000,000 of Bonds. See “Plan of Distribution - Who May Invest” for further information. The offering will continue until the earlier of: (i) the date we sell the Maximum Offering Amount, (ii) one year from the date of the offering’s most recent qualification, as may be extended by seeking re-qualification of the offering, or (iii) the date upon which our Manager determines to terminate the offering in its sole discretion (the “Offering Termination Date”).

Our Company will conduct closings in this offering on the last business day of each month, assuming there are funds to close, or the “closing dates,” and each, a “closing date,” until the Offering Termination Date. Once a subscription has been submitted and accepted by the Company, an investor will not have the right to request the return of its subscription payment prior to the next closing date. If subscriptions are received on a closing date and accepted by the Company prior to such closing, any such subscriptions will be closed on that closing date. If subscriptions are received on a closing date but not accepted by the Company prior to such closing, any such subscriptions will be closed on the next closing date. It is expected that settlement will occur on the same day as each closing date. On each closing date, offering proceeds for that closing will be disbursed to us, and Bonds be issued to investors as of the first day of the following month, who are referred to herein as the “Bondholders,” and, in conjunction with the holders of Bonds. If the Company is dissolved or liquidated after the acceptance of a subscription, the respective subscription payment will be returned to the subscriber.

The offering is being made on a best-efforts basis through Dalmore Group, LLC.

Company:	Bequest Bonds I, Inc.

Securities Offered:	A maximum of 75,000 Bonds at $1,000 per unit for an aggregate of $75,000,000. The purchase price is $1,000 per Bond with a minimum purchase amount of $1,000.00 for Class A, B, and C Bonds (Series A-1), and T1 Bonds (Series B), $10,000 for Class G Bonds (Series A-1) and T2 Bonds (Series B), $25,000 for Class H Bonds (Series A-1) and T3 Bonds (Series B), and $50,000 for T4 Bonds (Series B) ; however, the Company, in the Manager’s sole discretion, reserves the right to accept lesser purchase amounts.

Interest & Maturity:	There will be five (5) classes of Series A-1 Bonds and four (4) classes of Series B Bonds, as follows:

Series A-1, Class A Bonds carry a per annum interest rate of 5% and are immediately redeemable, with interest paid or compounded monthly (at Bondholder’s option);

Series A-1, Class B Bonds carry a per annum interest rate of 6% and carry a six-month maturity, beginning on the first day of the first month following the Investor’s purchase of Bond(s), with interest paid or compounded monthly (at Bondholder’s option);

Series A-1, Class C Bonds carry a per annum interest rate of 7% and carry a one-year maturity, beginning on the first day of the first month following the Investor’s purchase of Bond(s), with interest paid or compounded monthly (at Bondholder’s option);

Series A-1, Class G Bonds carry a per annum interest rate of 8% and carry a two-year maturity, beginning on the first day of the first month following the Investor’s purchase of Bond(s), with interest paid or compounded monthly (at Bondholder’s option).

Series A-1, Class H Bonds carry a per annum interest rate of 9% and carry a three-year maturity, beginning on the first day of the first month following the Investor’s purchase of Bond(s), with interest paid or compounded monthly (at Bondholder’s option);

Series B, T1 Bonds carry a per annum interest rate of 6% and carry a two-year maturity, with interest accruing beginning on the first day of the first month following the Investor’s purchase of Bond(s), with amortized principal and interest payments beginning on the first day of the second month following purchase;

Series B, T2 Bonds carry a per annum interest rate of 7% and carry a three-year maturity, with interest accruing beginning on the first day of the first month following the Investor’s purchase of Bond(s), with amortized principal and interest payments beginning on the first day of the second month following purchase;

Series B, T3 Bonds carry a per annum interest rate of 8% and carry a four-year maturity, with interest accruing beginning on the first day of the first month following the Investor’s purchase of Bond(s), with amortized principal and interest payments beginning on the first day of the second month following purchase; and

Series B, T4 Bonds carry a per annum interest rate of 9% and carry a five-year maturity, with interest accruing beginning on the first day of the first month following the Investor’s purchase of Bond(s), with amortized principal and interest payments beginning on the first day of the second month following purchase.

Voting Rights:	Bonds have no voting rights. See “Description of Securities” for further information.

Principal and Interest Payments:	Accrued interest will be paid monthly. Interest will accrue and be paid based on a 360-day year consisting of twelve 30-day months. Interest on each Bond will begin to accrue on the first day of the first month following the Investor’s purchase of the Bond(s). Payments will be made using income received through the Company’s investments, as outlined in Use of Proceeds.

Ranking:	The Bonds will be general unsecured obligations and will rank equally with all our other unsecured debt unless such debt is senior to or subordinate to the Bonds by their terms. We may issue secured debt in our sole discretion without notice to or consent from the holders of Bonds.

Security	The Bonds are unsecured.

Bondholder Redemption Upon Maturity (Series A-1 Only)	Once a Series A-1 Bond has reached its stated maturity, the Bondholder has the right to cause the Company to repay the bond upon five (5) days’ notice and the outstanding principal balance together with the interest earned through the repurchase date will be credited to the bondholder’s account within five (5) business days; provided, however, if the Bondholder requests a repayment of Bonds in the aggregate principal amount greater than $50,000, the Company may make such repayment to such bond holder within thirty (30) days of the request for such repayment.

Prepayment by the Company

The Company may prepay the Bonds, in whole or in part, at any time without premium or penalty, with any prepayment first applied first to accrued and unpaid interest and then to Outstanding Principal Balance. For Series B Bonds, partial prepayments shall not excuse future scheduled monthly payments (unless the Bondholder agrees otherwise in writing) but may be applied to reduce the remaining principal balance and recalculate the amortization schedule for subsequent payments.

Redemption Upon Death or Disability

Within 60 days of the death or total permanent disability of a Bondholder who is a natural person, the estate or legal representative of such Bondholder may send us written notice requesting that we repurchase, in whole but not in part, the Bonds held by such Bondholder. If a Bond held jointly by natural persons who are legally married, then such request may be made by the surviving Bondholder upon the death or total permanent disability of the spouse. If the Bond is held jointly by two or more natural persons that are not legally married, neither of these people shall have the right to request that the Company repurchase such Bond.

Upon receipt of redemption request in the event of death or total permanent disability of a Bondholder, we will have 90 days from the date we receive facts or certifications establishing (to the reasonable satisfaction of the Company) the right to be redeemed to designate a date for the redemption of such Bonds, which shall be the last day of the corresponding quarterly period. Within 25 days of the designated date, we will redeem such Bonds at a price per Bond that is equal 93% of the Outstanding Principal Balance plus all accrued and unpaid interest.

Optional Early Redemption by Bondholder	If the Bondholder wishes to receive early repayment of the entire Outstanding Principal Balance after the Bond has been issued and outstanding for at least six months, the Bondholder may submit a written request for early repayment either 75% of the Outstanding Principal Balance (for bonds which have been issued and outstanding for six to twelve months) or 85% of the Outstanding Principal Balance (for bonds which have been issued and outstanding for longer than twelve months), plus all accrued and unpaid interest. We will then redeem such Bonds within 25 days of the last day of the quarterly period after which we receive the request.

Default	The following will be events of default under the Bonds:

	●	if we fail to pay principal or interest when due and our failure continues for 90 days;

	●	if we cease operations, file, or have an involuntary case filed against us, for bankruptcy, are insolvent or make a general assignment in favor of our creditors.

Form	Bonds will be issued by computer-generated program on our website and electronically signed by us in favor of the investor. The Bonds will be stored by us and will remain in our custody for ease of administration with a copy available on our website. An example of the form of the Bonds and the Investor Agreement are attached as Exhibits 4.1, 4.2, and 4.3 to the Company’s preliminary offering circular.

Transfer	The Bonds are non-transferable.

Conversion or Exchange Rights	The Bonds are not convertible or exchangeable into any other security.

Outstanding Securities:	100% of the common shares of the Company are owned by Bequest Asset Management LLC. The Company is not offering any stock as part of this offering but reserves the right to do so in the future.

Reporting Requirements	We are required to comply with certain ongoing disclosure requirements under Rule 257 of Regulation A. We will be required to file: an annual report with the SEC on Form 1-K, a semi-annual report with the SEC on Form 1-SA, current reports with the SEC on Form 1-U, and a notice under cover of Form 1-Z. The necessity to file current reports will be triggered by certain corporate events. Parts I & II of Form 1-Z will be filed by us if and when we decide to and are no longer obligated to file and provide annual reports pursuant to the requirements of Regulation A.

Tax Considerations	Bonds will receive interest income. At the end of the calendar year, investors with over $10 of realized interest will receive a form 1099-INT. These will need to be filed in accordance with the United States Tax Code. All tax questions should be directed towards your tax advisors.

Securities Laws Matters	The Bonds being offered are not being registered under the Securities Act in reliance upon exemptions from the registration requirements of the Securities Act and such state securities laws and may not be transferred or resold except as permitted under the Securities Act and applicable state securities laws pursuant to registration or exemption therefrom. In addition, the Company does not intend to be registered as an investment company under the Investment Company Act of 1940 nor does the Manager plan to register as an investment adviser under the Investment Advisers Act of 1940, as amended.

Transfer Agent	The Company maintains its own register of the Bonds using the Agora investor platform. Industry FinTech (IFT) served as transfer agent for the Bonds through September 24, 2026.

Risk Factors	An investment in the Bonds involves certain risks. You should carefully consider the risks described under “Risk Factors” of this offering circular before making an investment decision.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This offering circular contains certain forward-looking statements that are subject to various risks and uncertainties. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “outlook,” “seek,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” or other similar words or expressions. Forward-looking statements are based on certain assumptions, discuss future expectations, describe future plans and strategies, contain financial and operating projections or state other forward-looking information. Our ability to predict results or the actual effect of future events, actions, plans, or strategies is inherently uncertain. Although we believe that the expectations reflected in our forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth or anticipated in our forward-looking statements. Factors that could have a material adverse effect on our forward-looking statements and upon our business, results of operations, financial condition, funds derived from operations, cash flows, liquidity and prospects include, but are not limited to, the factors referenced in this offering circular, including those set forth below.

When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this offering circular. Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect our views as of the date of this offering circular. The matters summarized below and elsewhere in this offering circular could cause our actual results and performance to differ materially from those set forth or anticipated in forward-looking statements. Accordingly, we cannot guarantee future results or performance. Furthermore, except as required by law, we are under no duty to, and we do not intend to, update any of our forward-looking statements after the date of this offering circular, whether as a result of new information, future events or otherwise.

REGULATION A+

We are offering our Bonds pursuant to rules adopted by the SEC mandated under the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. These offering rules are often referred to as “Regulation A+.” We are relying upon “Tier 2” of Regulation A+, which allows us to offer up to $75 million in a 12-month period.

In accordance with the requirements of Tier 2 of Regulation A+, we will be required to publicly file annual, semiannual, and current event reports with the SEC after the qualification of the offering statement of which this Offering Circular is a part.

RISK FACTORS

Summary Risk Factors

An investment in our Company involves numerous risks and uncertainties, including those highlighted in the section of this offering circular titled “Risk Factors.” These risks include the following:

●	We have a limited operating history and may not be able to operate our business successfully or generate sufficient cash flows to accomplish our business objectives;

●	We have minimal operating capital and for the foreseeable future will be dependent upon our ability to finance our operations from the sale of equity or other financing alternatives;

●	We have set the offering price in this Offering arbitrarily and it may not reflect the value of the Bonds;

●	There is no minimum amount required as a condition of our accepting subscriptions and using the funds raised in this Offering.

Risks Related to the Securities and to this Offering.

We have a limited operating history, which makes it difficult for you to evaluate this investment.

The Company was formed on February 15, 2024, and received Regulation A qualification on February 1, 2025 and commenced operations during the year ended December 31, 2025. Accordingly, the Company has only a limited operating history on which you can evaluate this investment, and its results to date reflect the start-up nature of its operations, including a net loss of $342,693 for the year ended December 31, 2025 and an accumulated deficit of $380,835 as of that date, and a net loss of $348,698 for the six months ended June 30, 2026 and an accumulated deficit of $729,533 as of that date, as reported in the Company’s financial statements included in this offering circular. We remain subject to many of the business risks and uncertainties associated with a new business, including that we may not be able to execute our business plan as described in this offering circular.

The characteristics of the Bonds, including interest rate, maturity date, lack of collateral security or guarantee, and lack of liquidity, may not satisfy your investment objectives.

The Bonds may not be a suitable investment for you, and we advise you to consult your investment, tax, and other professional financial advisors prior to purchasing Bonds. The characteristics of the bonds, including the maturity date, interest rate, lack of collateral security or guarantee, and lack of liquidity, may not satisfy your investment objectives. The Bonds may not be a suitable investment for you based on your ability to withstand a loss of interest or principal or other aspects of your financial situation, including your income, net worth, financial needs, investment risk profile, return objectives, investment experience and other factors. Prior to purchasing any Bonds, you should consider your investment allocation with respect to the amount of your contemplated investment in the Bonds in relation to your other investment holdings and the diversity of those holdings.

The Bonds are not the obligations of our subsidiaries and will be effectively subordinated to any future obligations of our Company’s subsidiaries, if any. Structural subordination increases the risk that we will be unable to meet our obligations on the Bonds.

The Bonds are our obligations exclusively and not of any of our subsidiaries. We do not currently have any subsidiaries, but we are not precluded from acquiring or forming subsidiaries. If acquired or formed, our Company’s subsidiaries are not expected to be guarantors of the Bonds and the Bonds are not required to be guaranteed by any subsidiaries our Company may acquire or form in the future. The Bonds are effectively subordinated to all of the liabilities of our Company’s subsidiaries, to the extent of their assets, since they are separate and distinct legal entities with no obligation to pay any amounts due under our Company’s indebtedness, including the Bonds, or to make any funds available to make payments on the Bonds. Our Company’s right to receive any assets of any subsidiary in the event of a bankruptcy or liquidation of the subsidiary, and therefore the right of our Company’s creditors to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors, in each case to the extent that our Company is not recognized as a creditor of such subsidiary. In addition, even where our Company is recognized as a creditor of a subsidiary, our Company’s rights as a creditor with respect to certain amounts are subordinated to other indebtedness of that subsidiary, including secured indebtedness to the extent of the assets securing such indebtedness.

The Bonds are unsecured.

The Bonds do not represent an ownership interest in any specific Company asset or their proceeds. The Bonds are unsecured general obligations of the Company only. The Bonds will be general unsecured obligations, and will rank equally with all our other unsecured debt unless such debt is senior to or subordinate to the Bonds by their terms. We may issue secured debt in our sole discretion without notice to or consent from the holders of Bonds. Therefore, as unsecured obligations, there is no security to be provided to the holders of the Bonds.

Bondholders must rely on the Company as registrar and paying agent under the Bonds.

The Company will not be required to redeem the Bonds at the request of any Bondholder prior to the Bond’s maturity; however the Company may be permitted to prepay some or all of the Bonds in its sole discretion. The Bonds do not contain provisions allowing the Bondholders to require the Company to redeem the Bonds prior to maturity. While we have adopted a redemption policy, any such redemptions are entirely discretionary on the part of the Company and carry penalties. Consequently, opportunities for Bondholders to gain liquidity very limited and uncertain.

Our investment objectives may become more difficult to reach depending on the amount of funds raised in this offering.

While we believe we will be able to reach our investment objectives regardless of the amount of the raise, it may be more difficult to do so if we sell less Bonds than we anticipate. Such a result may negatively impact our liquidity. In that event, our investment costs may increase, which may decrease our ability to make payments to Bondholders.

The Bonds will have limited transferability and liquidity.

There is no active market for the Bonds. Although we may apply for quotation of the Bonds on an alternative trading system or over the counter market, even if we obtain that quotation, we do not know the extent to which investor interest will lead to the development and maintenance of a liquid trading market. Further, the Bonds will not be quoted on an alternative trading system or over the counter market until after the termination of this offering, if at all. Therefore, investors will be required to wait until at least after the final termination date of this offering for such a quotation. The initial offering price for the Bonds has been determined by us. You may not be able to sell the Bonds you purchase at or above the initial offering price.

Alternative trading systems and over-the-counter markets, as with other public markets, may from time-to-time experience significant price and volume fluctuations. As a result, the market price of the Bonds may be similarly volatile, and Bondholders may from time to time experience a decrease in the value of their Bonds, including decreases unrelated to our operating performance or prospects. The price of the Bonds could be subject to wide fluctuations in response to a number of factors, including those listed in this “Risk Factors” section of this offering circular.

No assurance can be given that the market price of the Bonds will not fluctuate or decline significantly in the future or that Bondholders will be able to sell their Bonds when desired on favorable terms, or at all. Further, the sale of the Bonds may have adverse federal income tax consequences.

You will not have the opportunity to evaluate our investments before we make them, and we may make investments that would have changed your decision as to whether to invest in the Bonds.

As of December 31, 2025, the Company held total assets of $4,380,599, consisting principally of a $2,381,540 preferred equity investment in Bequest Funds, LLC, a portfolio of residential second-lien mortgage loans carried at a fair value of $1,510,770, and cash and cash equivalents of $437,249; as of June 30, 2026, total assets were $7,773,628, including the investment in Bequest Funds, LLC of $2,856,540, mortgage loans at a fair value of $2,909,968 and cash and cash equivalents of $1,744,436, as described in the Company’s financial statements included in this offering circular. We have not, however, identified the specific additional investments we will make with the proceeds of this offering. We will seek to invest substantially all the offering proceeds available for investment, after the payment of fees and expenses, in residential mortgage loans (and related instruments) and, on a more limited basis, business loans, private real estate loans, and preferred equity and similar interests in companies and funds engaged in similar activities. We have established criteria for evaluating potential investments. However, you will be unable to evaluate the transaction terms or data concerning the investments before we make investments. You will be relying entirely on the ability of our Manager to identify suitable investments and propose transactions for our Manager to oversee and approve. These factors increase the risk that we may not generate the returns that you seek by investing in the Bonds.

The Company may prepay some or all the Bonds in its sole discretion but any Bondholder requesting repayment of the Bond prior to the Bond’s maturity will only receive between 75% and 93% of Outstanding Principal Balance, depending on the circumstance.

Consequently, opportunities for Bondholders to gain liquidity will be further circumscribed even in circumstances where a Bondholder may receive a higher interest rate by redeeming all or part of his or her Bonds and purchasing different securities.

The amount of repayments that bond holders demand at a given time may exceed the amount of funds we have available to make such payments which may result in a delay in repayment or loss of investment to the bond holders.

We will use our commercially reasonable efforts to maintain sufficient cash and cash equivalents on hand to honor repayment demands of bond holders (both for early repayment and for repayment in the ordinary course). However, in the event there are more demands for repayment to meet than our cash and cash equivalents on hand available, we may be required to (i) liquidate some of our loan portfolio and real estate investments, (ii) seek commercial banks and non-bank lending sources, such as insurance companies, private equity funds and private lending organizations, for credit facilities, or (iii) seek capital contributions from our Parent. If the above sources of funds to honor repayments cannot be realized within the time frame of the repayment requests of bond holders, bond holders might have to wait for repayment until the above sources are realized. If the above sources do not generate enough funds to honor bond holders’ requests for repayment, there is a risk that the bond holders may lose some or all of their investment.

Bonds with longer terms may be subject to higher risk as a result.

We are offering Bonds with differences in maturity dates of up to five years. A Bond with a longer term will be subject to and affected by the potential risks to the Company’s operations for a longer period than will a shorter-term bond. Resultingly, there will be a greater chance of an adverse event occurring to the Company during the term of a longer termed Bond. Risks that may be increased by the passage of time may include:

●	Our Company’s ability to attract and retain key personnel;

●	Changing regulations and legislation that affect our Company’s business;

●	Short and Long-term fluctuations in the relevant market;

●	The potential for a change of control or other significant transaction with respect to us.

We may prepay all or any part of the Bonds that have been issued before their maturity, and you may be unable to reinvest the proceeds at either the same or a higher rate of return.

We may prepay all or any part of the outstanding Bonds prior to maturity. If prepaid, you may be unable to reinvest the money you receive in the redemption at a rate that is equal to or higher than the rate of return on the Bonds.

Our Manager’s inability to retain or obtain key personnel could impair its ability to honor its obligations under the terms of the Loan, which could adversely affect our business results.

Our success depends to a significant degree upon the contributions of our Management Team. If any of them were to cease their affiliation with our Company, our Management Team may be unable to find suitable replacements, and our operating results would suffer. Competition for highly skilled personnel is intense and attempts to attract and retain such skilled personnel may be difficult and unsuccessful. If our Company loses or is unable to obtain the services of highly skilled personnel, our Company’s operations could be delayed or hindered, and its ability to pay obligations on the Loan may be materially and adversely affected.

Because the Bonds do not have insurance or guarantee, you could lose all or a part of your investment if we do not have enough cash to pay.

There is no insurance or guarantee of our obligation to make payments on the Bonds. While we may eventually establish a sinking fund provision, there is currently no sinking fund to make interest or principal payments on the Bonds. The Bonds are not certificates of deposit or similar obligations of, and are not guaranteed or insured by, any depository institution, the Federal Deposit Insurance Corporation, the Securities Investor Protection Corporation, or any other governmental or private fund or entity. Therefore, if you invest in the Bonds, you will have to rely only on our cashflow from operations and possible funding from the Company for repayment of principal and interest upon your demand of repayment or upon redemption by us. If our cash flow from operations is not sufficient to pay any amounts owed under the Bonds, then you may lose all or part of your investment.

Our management has raised substantial doubt about our ability to continue as a going concern and our independent auditor has included a paragraph regarding substantial doubt about our ability to continue as a going concern in its report on our audited financial statements for the year ended December 31, 2025.

We are an early-stage startup with limited operating history, and we may never become profitable. Our management has raised substantial doubt about our ability to continue as a going concern and our independent auditor has included a paragraph in its report dated September 29, 2026 on our audited financial statements for the year ended December 31, 2025 that states that there is a substantial doubt about our ability to continue as a going concern. We cannot assure you that we will generate sufficient revenue or obtain necessary financing to continue as a going concern.

Digital Operations Risks

The Company is nearly paperless, with all documents secured and managed digitally. The Company utilizes industry proven software that allows it to track and manage its investments with confidence and accuracy. However, there are risks associated with technology. Defects in software products and errors or delays in processing of electronic transactions could result in:

●	transaction or processing errors;

●	diversion of technical and other resources from other efforts;

●	loss of credibility with current or potential customers;

●	harm to reputation; or

●	exposure to liability claims.

In addition, the Company relies on technologies supplied by third parties that may also contain undetected errors, viruses, or defects that could have a material adverse effect on the Company’s financial condition and results of operations.

We rely upon several web service providers to operate certain aspects of our service and any disruption of or interference with our use of the web services operations could impact our operations and our business would be adversely impacted.

Risks relating to personally identifiable information

We may collect, process, store, use and disclose personal information of borrowers (including, but not limited to, names, addresses, social security numbers, bank account numbers, credit card numbers and credit history information). Such information is subject to various federal, state and other laws regarding data privacy and protection. The regulatory framework for data privacy and protection issues in the United States and internationally is constantly evolving and is likely to remain fluid for the foreseeable future. We may be required to expend significant time, money and other resources towards compliance with such laws, and we may be subject to orders, fines, penalties or other adverse consequences from governmental authorities, as well as lawsuits from consumers, if we fail to comply with such laws. An actual or perceived failure by the Company to properly safeguard and use sensitive personal information could severely damage our reputation and harm our business.

Risks related to our Corporate Structure

Because we are dependent upon our Management Team and affiliates of BAM to conduct our operations, any adverse changes in the financial health of BAM or its affiliates or our relationship with them could hinder our operating performance and our ability to meet our financial obligations.

We are dependent on our Management Team to manage our operations and acquire and manage our portfolio of assets. Our Management Team makes all decisions with respect to our management. Our Management Team depends upon the fees and other compensation that it receives from us in connection with the management of our assets to conduct its operations.

You will have no control over changes in our policies and day-to-day operations, which lack of control increases the uncertainty and risks you face as an investor in the Bonds. In addition, our Management Team may change our major operational policies without your approval.

Our Management Team determines our major policies, including our policies regarding financing, growth, debt, capitalization, and asset acquisition. Our Management Team may amend or revise these and other policies without your approval. As a Bondholder, you will have no rights under the Bylaws of our company. A copy of the Bylaws are attached as Exhibit 2.2 to our preliminary offering circular.

The Management Team will control the management of the Company and consists of the executive officers, the Management Team, and the Investment Committee. The Company is wholly owned by BAM, which will be entitled to exert extensive influence on the management of the Company. The Management Team consists of three (3) members, as follows: Shawn Muneio, David Friedman, and James Keefe. The Company’s Board of Directors consists of two of the members of the Management Team: Shawn Muneio and David Friedman. The Company’s Investment Committee consists of three (3) members: Shawn Muneio, David Friedman, and James Keefe. This committee will be responsible for making all final investment decisions for the capital raised by the fund. The Management Team will employ a dedicated staff of asset managers, analysts, and accountants who have field experience in the intended markets in which the Company seeks to engage.

You will have no control over the Investment Committee and BAM may choose to alter the composition of, or eliminate, the Investment Committee in its sole discretion. In addition, our Management Team may retain independent contractors to provide various services for us, and you should note that such contractors will have no fiduciary duty to you and may not perform as expected or desired.

Bondholders will have no right to remove executive officers or otherwise change our management, even if we are underperforming and not attaining our investment objectives.

Only the owner of the Company (BAM) will have the right to remove members of the Management Team or Investment Committee, and BAM is owned by members of the Management Team. Bondholders will have no rights in our management.

Our Management Team will have limited liability for, and will be indemnified and held harmless from, the losses of our Company.

Our Management Team and their agents and assigns, will not be liable for, and will be indemnified and held harmless (to the extent of our Company’s assets) from any loss or damage incurred by them, our company or BAM in connection with the business of our Company resulting from any act or omission performed or omitted in good faith, which does not constitute fraud, willful misconduct, gross negligence or breach of fiduciary duty. A successful claim for such indemnification could deplete our Company’s assets by the amount paid. See Bylaws, Exhibit 2.2.

If we sell substantially less than all the Bonds, the costs we incur to comply with the rules of the SEC regarding financial reporting and other fixed costs will be a larger percentage of our net income and may reduce the return on your investment.

We expect to incur significant costs in maintaining compliance with the financial reporting for a Tier II Regulation A issuer and that our management will spend a significant amount of time assessing the effectiveness of our internal control over financial reporting. We do not anticipate that these costs or the amount of time our management will be required to spend will be significantly less if we sell substantially less than all the Bonds we are offering.

Risks Related to Conflicts of Interest

A large portion of the proceeds of this Offering will be invested in companies that are affiliated with the Management Team.

A significant portion of the funds raised in this Offering will be invested in companies controlled and/or owned by one or all of the Management Team. While the Company’s investment into these companies will be on market-based terms available to similarly situated investors, the relationship between the Management Team, the Company, and the target companies can create a conflict of interest.

Our Management, its executive officers, and its affiliates face conflicts of interest relating to the purchase of assets and investments, and such conflicts may not be resolved in our favor, which could limit our investment opportunities, impair our ability to make interest payments and reduce the value of your investment.

We rely on our Management Team, its executive officers and its affiliates to identify suitable investment opportunities. We may be acquiring assets at the same time as other entities that are affiliated with members of our Management Team. We may also invest in companies owned and/or managed by members of the Management Team. Members of our Management Team may in the future, or concurrently, sponsor similar private and public investment opportunities that have investment objectives similar to ours. Therefore, our Management Team and its affiliates could be subject to conflicts of interest between our company and other programs. Many investment opportunities would be suitable for us as well as other programs. Our Management Team could direct attractive investment opportunities to other entities.

Payment of fees to our Company will reduce cash available for investment and fulfillment of our obligations with respect to the Bonds.

Our Management Team provides services for the Company in connection with the selection, acquisition and disposition of investments. Pursuant to the Management Services Agreement, BAM will receive certain fees and expense reimburse for providing management services. The payment of the fees and reimbursements will reduce the amount of cash available for investment and for payment of our obligations with respect to the Bonds. Although customary in the industry, the fees to be paid for the management were not determined in an arm’s-length negotiation, nor was the Management Services Agreement negotiated at arm’s length. We cannot assure you that a third party unaffiliated with our Management Team would not be willing to provide such services to us at a lower price. See “Management Compensation” for more information.

Risks related to affiliated transactions

A portion of the funds raised in this Offering will be invested in companies that are owned and operated by affiliates of the Manager. The Company and Manager will seek to ensure that the purchased assets are valued at market level pricing, however, such non-arms length transactions pose a risk that the Company may overpay or underpay for an asset because it was not purchased on the market in competition with others. While the Company will take such steps to attempt to conduct these transactions at fair market value, there is no assurance that the Company will not overpay for these investments.

Other General Risks of an Investment in the Company

Unspecified Investments

The Company has commenced operations and, as of December 31, 2025, held the assets described in its financial statements included in this offering circular; however, it has not presently identified the specific additional Assets that it intends to purchase with the proceeds of this offering. Accordingly, an Investor must rely upon the ability of the Company in making investments consistent with the Company’s investment objectives and policies. Although the Manager and its Members have been successful in locating investments in the past, past success does not guarantee future success. The Company may experience trouble in sourcing and locating potential assets for a variety of reasons, to include market saturation, inflated pricing, and other economic reasons outside of the control of the Company.

Furthermore, there may be a time between when the Company invests the proceeds of this Offering and when the Company is able to make interest payments. The Company will attempt to invest the proceeds as quickly as prudence and circumstances permit; however, no assurance can be given as to how quickly the proceeds will be invested. Consequently, the interest payments you receive on your investment may be reduced pending the investment of the Offering proceeds.

Risks associated with making interest payments on the Bonds.

The ability to make interest payments on the Bonds is dependent on the revenue generated by the underlying assets. Any delays or shortfalls in revenue could impact on the Company’s ability to meet interest obligations.

Risks associated with redemption.

There is a risk that the cash flows from the underlying assets may not be sufficient to fund the redemption or principal payments at maturity. The Company may also consider refinancing options as a contingency plan, depending on market conditions.

The Company’s Due Diligence May Not Reveal All Factors Affecting an Investment and May Not Reveal Weaknesses in Such Investments.

There can be no assurance that the Company’s due diligence processes will uncover all relevant facts that would be material to an investment decision. Before making an investment, the Company will assess the strength of the underlying assets and any other factors that they believe are material to the performance of the investment. In making the assessment and otherwise conducting customary due diligence, the Company will rely on the resources available to them and, in some cases, investigations by third parties.

Risk of Litigation

The Company’s investment activities may include activities that will subject it to the risks of becoming involved in litigation by third parties. The expense of defending claims against the Company by third parties and paying any amounts pursuant to settlements or judgments would be borne by the Company and would reduce net assets.

Risks Associated with a Changing Economic Environment

As a result of the credit crisis and the occurrence of several high-profile bankruptcies, recent government bailouts, bank failures, other negative corporate events, and certain other recent events, the financial markets have been disrupted in general and the availability and cost of capital for the Company and that of the Company’s competitors have been adversely affected. The achievement of the Company’s targeted rate of return is dependent, at least in part, upon the Company’s ability to access capital at rates and on terms the Company determines to be acceptable. If the Company’s ability to access capital becomes significantly constrained, the Company’s financial condition and future investments may be significantly adversely affected.

Risks of Uninsured Losses

The Company’s investments will generally be uninsurable. Losses from earthquakes, floods, or other weather phenomena, for example, that could occur may be uninsured and cause losses to the Company.

Competition for Assets

The business and arena in which the Company is engaged is highly competitive, and the Company competes with numerous established entities, some of which have more financial resources and experience in the business than the Company. The Company expects to encounter significant competition from other market participants including private lenders, private equity LLC managers, real estate developers, pension LLCs, real estate investment trusts, other private parties, potential investors or homeowners, and other people and/or entities with objectives similar in whole or in part to those of the Company. Any general increase in the availability of capital for such purposes may increase competition for Company assets and could reduce the yields they produce, including those of the Company.

Risks Related to Compliance and Regulation

As a non-listed company conducting an exempt offering pursuant to Regulation A, we are not subject to several corporate governance requirements, including the requirements for a board of directors or independent board committees. As a non-listed company conducting an exempt offering pursuant to Regulation A, we are not subject to several corporate governance requirements that an issuer conducting a registered public offering or listing on a national stock exchange would be. Accordingly, are we are not required to have (i) a board of directors of which a majority consists of “independent” directors under the listing standards of a national stock exchange, (ii) an audit committee composed entirely of independent directors and a written audit committee charter meeting a national stock exchange’s requirements, (iii) a nominating/corporate governance committee composed entirely of independent directors and a written nominating/corporate governance committee charter meeting a national stock exchange’s requirements, (iv) a compensation committee composed entirely of independent directors and a written compensation committee charter meeting the requirements of a national stock exchange, and (v) independent audits of our internal controls. Accordingly, you may not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of a national stock exchange.

Because of the exemptions from various reporting requirements provided to us under Regulation A and because we are only permitted to raise up to $75,000,000 in any 12-month period under Regulation A (although we may raise capital in other ways), we may be less attractive to investors and it may be difficult for us to raise additional capital as and when we need it. Investors may be unable to compare our business with other companies in our industry if they believe that our financial accounting is not as transparent as other companies in our industry. If we are unable to raise additional capital as and when we need it, our financial condition and results of operations may be materially and adversely affected.

We may intend to use the extended transition period for complying with new or revised accounting standards under part F/S of Regulation A.

We may intend to elect to use the extended transition period for complying with new or revised accounting standards under part F/S of Regulation A, that allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.

Relaxed Ongoing Reporting Requirements

Under Regulation A, we expect, as a Tier-2 issuer, we would be required to publicly report on an ongoing basis according to requirements that are more relaxed than those for reporting companies that qualify as “emerging growth companies” under the Securities Exchange Act of 1934 (the “Exchange Act”). The differences include, but are not limited to, being required to file only annual and semiannual reports, rather than annual and quarterly reports. Annual reports are due within 120 calendar days after the end of the issuer’s fiscal year, and semiannual reports are due within 90 calendar days after the end of the first six months of the issuer’s fiscal year.

If we become a public reporting company in the future, we will be required to publicly report on an ongoing basis as an “emerging growth company” (as defined in the Jumpstart Our Business Startups Act of 2012, which we refer to as the JOBS Act) under the reporting rules set forth under the Exchange Act. As long as we remain an “emerging growth company,” we may take advantage of certain exemptions from various reporting requirements that are applicable to other Exchange Act reporting companies that are not “emerging growth companies,” including but not limited to:

●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

●	taking advantage of extensions of time to comply with certain new or revised financial accounting standards;

●	being permitted to comply with reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and

●	being exempt from the requirement to hold a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

If we become a public reporting company in the future, we expect to take advantage of these reporting exemptions until we are no longer an emerging growth company. We would remain an “emerging growth company” for up to five years, although if the market value of our common stock that is held by non-affiliates exceeds $700 million as of June 30 or before that time, we would cease to be an “emerging growth company” as of the following December 31.

In either case, we will be subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not “emerging growth companies,” and our bondholders could receive less information than they might expect to receive from more mature public companies.

There may be deficiencies with our internal controls that require improvements, and if we are unable to adequately evaluate internal controls, we may be subject to sanctions.

As a Tier 2 issuer, we will not need to provide a report on the effectiveness of our internal controls over financial reporting, and we will be exempt from the auditor attestation requirements concerning any such report so long as we are a Tier 2 issuer.

Laws intended to prohibit money laundering may require our Company to disclose investor information to regulatory authorities.

The Uniting and Strengthening America By Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 requires that financial institutions establish and maintain compliance programs to guard against money laundering activities, and requires the Secretary of the U.S. Treasury (“Treasury”) to prescribe regulations in connection with anti-money laundering policies of financial institutions. The Financial Crimes Enforcement Network (“FinCEN”), an agency of the Treasury, has announced that it is likely that such regulations would subject certain pooled investment vehicles to enact anti-money laundering policies. It is possible that there could be promulgated legislation or regulations that would require our Company or its service providers to share information with governmental authorities with respect to prospective investors in connection with the establishment of anti-money laundering procedures. Such legislation and/or regulations could require us to implement additional restrictions on the transfer of shares of our common stock to comply with such legislation and/or regulations. We reserve the right to request such information as is necessary to verify the identity of prospective bondholders and the source of the payment of subscription monies, or as is necessary to comply with any customer identification programs required by FinCEN and/or the SEC. In the event of delay or failure by a prospective bondholder to produce any information required for verification purposes, an application for, or transfer of, our bonds may be refused.

Recent and Anticipated Legislative and Regulatory Activity

The U.S. Congress, the SEC, and other regulators have taken, or represented that they may take, action to increase or otherwise modify the laws, rules, and regulations applicable to techniques and instruments in which the Company may invest. New (or modified) laws, rules, and regulations may prevent, or significantly limit the ability of, the management from using certain such instruments or from engaging in such transactions. This may impair the ability of management to carry out the Company’s investment strategy and may otherwise have an adverse impact on the Company’s returns. Compliance with such new or modified laws, rules, and regulations may also increase the Company’s expenses and therefore, may adversely affect the Company’s performance. It is not possible at this time to predict with certainty what, if any, impact the new or modified regulations will have on the Company, and it is possible that such impact could be adverse and material.

We have potential liability arising out of a possible violation of Section 5 of the Securities Act in connection with continuing our Regulation A offering of Bonds when the audit report in our Form 1-K for fiscal year 2025 contained a disclaimer of opinion (due to the ongoing forensic accounting review of our affiliate, Bequest Funds, LLC) that may not have complied with Rule 2-02(c) of Regulation S-X.

We may have potential liability for certain sales, offers or issuances of Bonds in possible violation of the registration requirements set forth in Section 5 of the Securities Act. The Company’s intent was for all such sales to be exempt from these registration requirements through compliance with Regulation A. The Company suspended sales of its Bonds on May 1, 2026 (the day after its Form 1-K was required to be filed) and resumed sales on May 26, 2026 (the day after its Form 1-K was filed). However, in response to its July 16, 2026 1-A POS, the SEC Staff advised the Company that it believed the audit report included in that 1-A POS (and the Company’s previously filed Form 1-K), which contained a disclaimer of opinion, did not include a clear expression of an opinion on the Company’s financial statements and did not comply with Rule 2-02(c) of Regulation S-X.

Regulation S-X Rule 2-02(c) governs the content of the independent accountant’s audit report, including the requirement that the report clearly state the accountant’s opinion on whether the financial statements present fairly, in all material respects, the company’s financial position, results of operations, and cash flows in conformity with the applicable accounting principles. It also requires the report to identify any material departures from those principles, explain any qualifications or disclaimers of opinion, and include any other disclosures necessary to make the report’s meaning clear. The Company understands that, in the opinion of the SEC Staff, the disclaimers included in the Company’s May 2026 Audit report did not meet these requirements. The Company again suspended sales after being informed of the SEC’s opinion, but it is possible that one or more investors could file a claim against the Company claiming that the Company was not allowed to sell Bonds pursuant to Regulation A because, after April 30, 2026, it was no longer current in its required periodic filings, so any sales which took place after that date were therefore in violation of Section 5 of the Securities Act. This would entitle such investors to rescind their transactions. The Company has sold a total of $2,084,000 in Bonds pursuant to this Regulation A offering after April 30, 2026. Having to refund such bond purchases could have a materially adverse effect on the Company’s financial condition. Eligible security holders have not filed a claim against the Company alleging a violation of Section 5 of the Securities Act with respect to these transactions, but they could file a claim in the future.

The Company plans to address this possibility, after the requalification of this offering, by offering each investor who purchased Series A Bonds in this Regulation A offering after April 30, 2026 the right to surrender those bonds for cash. The surrender amount will equal the original purchase price of the surrendered bonds plus interest at 5% per annum (the rate on Series A, Class A Bonds) from the date of purchase, less all interest and principal payments received on those bonds. Holders must elect within 30 days after the Company delivers notice of the offer; interest on surrendered bonds will stop accruing on the election date, and the Company will pay surrender amounts within 90 days after the election period closes. If elections exceed the cash the Company has available, the Company will pay them pro rata in quarterly installments until paid in full. All Series A bondholders will also be given the option to exchange their existing Series A Bond(s) for any new Series A-1 Bond or Series B Bond (or combination of any such Bonds) which have a new maturity term that is equal to or greater than the remaining maturity term on the exchanged bonds (as of the date of the exchange), subject to the minimum purchase amounts detailed above (in which case the exchange value will be the outstanding principal amount plus any interest accrued on the exchanged Series A bond). The Company will affirmatively communicate with all previous bondholders to communicate these offers to them, highlight that the SEC Staff has expressed the view that the previously filed audit report does not comply with Rule 2-02(c) of Regulation S-X, and encourage them (after consulting the Company’s most up to date offering circular) either to surrender their bonds for cash (if eligible, as described above) if they wish to exit or to exchange their existing Series A Bond(s) for any new Series A-1 Bond or Series B Bond. The Company expects that this will resolve any potential Section 5 liability, but it is possible that a significant number of bondholders will either not respond to these offers or decide to continue to hold their Series A Bonds to maturity. There is also a risk that a substantial number of eligible bondholders will elect to surrender their bonds, which could have a materially detrimental impact on the Company’s liquidity.

Risks Relating to the Lending Industry

The Company intends to invest a significant amount of the funds raised through this offering into companies that specialize in the acquisition and management of performing and non-performing loans. Additionally, these companies may also engage in private commercial lending origination. As such, there are certain risks that accompany an investment into this market segment.

A target company may not be able to resell residential real estate mortgage notes or underlying real property when it wants or needs to do so

In order to raise funds or to realize profits, a target company may sell residential mortgage notes or underlying real property that it owns as a result of foreclosures. A target company may not be able to sell these notes or properties when it wants to or at a valuation that it deems desirable. If the target company is not able to re-sell these mortgage notes or properties when it wants to or at a valuation that it deems desirable, then it may not be able to raise the funds it needs to generate any net profits or to make any principal and interest payments to its investors.

If the loans that a target company extends to real estate purchasers and developers default and the market value of real estate in the respective geographic area where these properties are located declines, then the target company may not be able to recover all or a substantial amount of the loan and it will be more difficult for the target company to pay returns to its members or to redeem their interests after the optional redemption dates.

When a target company extends loans to real estate purchasers or developers, the amount of these loans or the purchase price of these properties will likely be substantially higher than the purchase price of a residential real estate mortgage note. Accordingly, each of these loans could be more difficult to recover full value on than the purchase of any real estate note or pool of real estate notes with equal value. If any of these loans default and the market value of real estate in the respective geographic area where these properties are located declines, then the target company may not be able to recover all or a substantial amount of the loan, which may make it more difficult to pay the Bond interest and redeem the Bonds upon their respective maturity.

If the underlying businesses of the loan borrowers that a target company purchases are not successful, then the target company may not be repaid on its loans in a timely manner or at all.

When a target company purchases a seller financing note from the seller of a business, it becomes reliant on the operations of the underlying business to generate sufficient funds to allow the purchaser of the business to repay the loan in a timely manner. If the underlying business is not successful or the purchaser is unable to successfully operate the business, then the target company may not receive its loan payments in a timely manner, or at all, which may make it more difficult to pay the Bond interest and redeem the Bonds upon their respective maturity.

If sellers of residential real estate mortgage notes do not provide the target company with appropriate documentation to support the chain of title showing ownership of the notes it purchases from them, then the target company will not be able to recognize the full value of these notes.

When a target company purchases residential real estate mortgage notes, it does not always receive the full documentation of the mortgage loan at the closing of the sale. There are occasions where, when it receives this documentation, the target company realizes that a loan does not have the lien position or security interest that the seller represented that it had or that the company does not have proper title to the loan. While a target company can use the legal system to try to recover funds from the seller, in many situations, the target company will lose the funds that it paid to the seller in these transactions.

If the geographic regions in which a target company purchases assets experience economic downturns or substantial economic events, then the value of the target company’s assets may decline and it will be more difficult for the target company to pay returns to its members or to redeem their interests.

If the geographic regions in which a target company purchases assets experience economic downturns or substantial economic events, then the value of the target company’s assets may decline and it will be more difficult for the target company to pay returns to its members or to redeem their interests, which will in turn affect the Company’s ability to make interest payments.

Changes in regulations can adversely affect a target company’s ability to purchase and own-performing residential real estate notes.

States and local jurisdictions may implement statutes or regulations that make it more difficult or expensive for the target company to purchase and own residential real estate mortgage loans, to service residential real estate mortgage loans, or to foreclose on the underlying real estate properties in these jurisdictions. If these statutes or regulations are implemented, then the target company may not be able to purchase a sufficient amount of residential real estate mortgage loans at desirable prices to be able to satisfy its Bond obligations to members, which include the payment of the Bond interest and the redemption of the Bonds upon their respective maturity.

Risks Related to the Company’s Term Loan Secured by Delinquent Consumer Receivables

Collections on the consumer receivables securing our term loan may be lower or slower than expected.

Our term loan is secured by a pool of consumer receivables, and repayment depends primarily on collections from the underlying consumer obligations. Many or all of these consumer receivables were delinquent when acquired by the borrower, meaning that the obligors had already failed to make payments when due and the borrower purchased the receivables with the expectation of attempting to collect amounts that had previously gone unpaid. As a result, the receivables present substantially greater collection risk than newly originated or performing consumer loans and may ultimately prove to be uncollectible in whole or in part.

Collections on delinquent consumer receivables are inherently uncertain and may be adversely affected by consumer bankruptcies, insolvencies, disputes regarding the underlying obligations, fraud, inability to locate obligors, statutes of limitation, litigation, changing economic conditions, or other factors that reduce recoveries or delay collections. If collections are lower or slower than anticipated, the borrower may be unable to make scheduled payments when due. Although unpaid scheduled amounts may capitalize as additional principal under the loan documents, capitalization does not improve the borrower’s ability to repay and may increase the ultimate loss if collections remain insufficient. As a result, we may receive cash flows later than expected, or we may fail to recover the full amount of our investment.

We rely on third parties to service the consumer receivables securing our loan, and servicing disruptions could adversely affect repayment.

The borrower and one of its affiliates are responsible for servicing the underlying consumer receivables, including locating obligors, administering collection activities, negotiating settlements where appropriate, customer communications, and remittance of collections. Because the receivables were acquired after becoming delinquent, successful repayment depends heavily on the servicer’s ability to collect delinquent accounts, which generally requires greater expertise, resources, and compliance oversight than servicing performing receivables. If the servicer fails to perform adequately, experiences financial distress, operational failures, cybersecurity incidents, staffing shortages, regulatory actions, or other disruptions, collections may decline or be delayed. Although the loan documents provide for the appointment of a backup servicer under certain circumstances, transferring servicing responsibilities may require significant time and expense and may result in interruptions in collections. Any servicing disruption could materially reduce the value of the collateral and impair our ability to receive timely repayment.

Our collateral and enforcement rights may not fully protect us if the borrower defaults.

If the borrower defaults, we may seek to exercise remedies under the loan documents, including taking control of pledged collection accounts, replacing the servicer, or foreclosing upon the collateral pursuant to the Uniform Commercial Code. Because the collateral consists primarily of delinquent consumer receivables, the collateral does not have a readily ascertainable market value, and its value depends largely on future collections that may never occur. These remedies may require litigation or other legal proceedings, may involve substantial expense, and may not be completed promptly. During any enforcement process, collections on the underlying receivables may decline, collateral values may deteriorate, and competing claims may arise. Even if we successfully exercise our rights, the proceeds realized from the collateral may be insufficient to satisfy the outstanding indebtedness, resulting in losses.

Our investment is subject to regulatory risks applicable to consumer receivables and is concentrated in a single borrower.

Collection of consumer receivables is subject to extensive federal, state, and local laws and regulations, including consumer protection laws, debt collection restrictions, licensing requirements, privacy laws, and statutes of limitation. These regulatory requirements are particularly significant in connection with the collection of delinquent and charged-off consumer accounts and may limit the methods, timing, or amounts that may legally be collected. Changes in applicable laws or regulations, increased regulatory scrutiny, enforcement actions, or litigation affecting collection practices could reduce recoveries on the underlying receivables or increase the costs of servicing and collecting them.

In addition, the loan represents a concentrated exposure to a single borrower and a single pool of delinquent consumer receivables. Although the loan is full recourse and supported by a limited guaranty, the borrower and guarantor have limited assets, and the guaranty is limited in scope. Consequently, if collections prove insufficient or the borrower defaults, we may have limited practical sources of recovery and could incur substantial losses.

Risks Related to Being Deemed an Investment Company under the Investment Company Act

We could be materially and adversely affected if we are deemed to be an investment company under the Investment Company Act.

We rely on the exception from the Investment Company Act set forth in Section 3(c)(5)(C) of the Investment Company Act, which excludes from the definition of investment company “any person who is not engaged in the business of issuing redeemable securities, face-amount certificates of the installment type or periodic payment plan certificates, and who is primarily engaged in one or more of the following businesses… (C) purchasing or otherwise acquiring mortgages and other liens on and interests in real estate. “The SEC Staff generally requires that, for the exception provided by Section 3(c)(5)(C) to be available, at least 55% of an entity’s assets be comprised of mortgages and other liens on and interests in real estate, also known as “qualifying interests,” and at least another 25% of the entity’s assets must be comprised of additional qualifying interests or real estate-type interests (with no more than 20% of the entity’s assets comprised of miscellaneous assets). We intend to acquire assets with the proceeds of this offering in satisfaction of such SEC requirements to fall within the exception provided by Section 3(c)(5)(C). Notwithstanding, it is possible that the staff of the SEC could disagree with any of our determinations. If the staff of the SEC were to disagree with our analysis under the Investment Company Act, we would need to adjust our investment strategy. Any such adjustment in our strategy could have a material adverse effect on us. If we are deemed to be an investment company, we may be required to register as an investment company if we are unable to dispose of the disqualifying assets, which could have a material adverse effect on us.

Registration under the Investment Company Act would require us to comply with a variety of substantive requirements that impose, among other things:

●	limitations on capital structure;

●	restrictions on specified investments;

●	restrictions on leverage or senior securities;

●	restrictions on unsecured borrowings;

●	prohibitions on transactions with affiliates; and

●	compliance with reporting, record keeping, voting, proxy disclosure and other rules and regulations that would significantly increase our operating expenses.

If we were required to register as an investment company but failed to do so, we could be prohibited from engaging in our business, and criminal and civil actions could be brought against us. Registration with the SEC as an investment company would be costly, would subject us to a host of complex regulations and would divert attention from the conduct of our business, which could materially and adversely affect us. In addition, we would no longer be eligible to offer our securities under Regulation A of the Securities Act if we were required to register as an investment company.

If we are deemed to be an investment company under the Investment Company Act and are therefore ineligible to rely on Regulation A to sell securities, the unregistered issuance of our securities to the investors pursuant to this Offering would be considered in violation of Section 5 of the Securities Act if there was no other available exemption from registration for this issuance giving the investors a right of rescission.

We rely on the exception from the Investment Company Act set forth in Section 3(c)(5)(C) of the Investment Company Act, however, if the Company is deemed to be an investment company under the Investment Company Act, we would no longer be eligible to offer our securities under Regulation A of the Securities Act in this Offering, or at all. If this occurs, the Company would have to immediately terminate this Offering. The unregistered issuance of our securities to the investors pursuant to this Offering would be considered in violation of Section 5 of the Securities Act if there was no other available exemption from registration for this issuance. The securities sold in this Offering prior to such termination would be subject to a private right of action for rescission or damages by the purchasing investors. Additionally, the Company may not have the funds required to address all rescissions if a large number of investors seek rescission at the same time, and as a result, we may be delayed in the delivery of funds for such rescissions and may be required to sell some of our assets, which may take significant amounts of time and may yield less than is needed to meet our rescission obligations. Additionally, the Company would not be able to raise funds in any other offering pursuant to Regulation A to meet such rescission obligations, as the Company would not be eligible to do so.

If we are deemed to be an investment company under the Investment Company Act and are therefore ineligible to rely on Regulation A for this Offering, it could result in many investors demanding repayment in a short period of time, and the Company may not have funds to satisfy those demands.

We rely on the exception from the Investment Company Act set forth in Section 3(c)(5)(C) of the Investment Company Act, however, if the Company is deemed to be an investment company under the Investment Company Act, we would no longer be eligible to offer our Bonds under Regulation A of the Securities Act in this Offering, or at all. If this occurs, it could result in many investors demanding repayment in a short period of time, and the Company may not have funds to satisfy those demands. As a result, we may be delayed in the delivery of funds and may be required to sell some of our assets, which may take significant amounts of time and may yield less than is needed to meet our obligations. Additionally, the Company would not be able to raise funds in any other offering pursuant to Regulation A to meet such demands, as the Company would not be eligible to do so.

If we are deemed to be an investment company under the Investment Company Act and sell securities in reliance on Regulation A and operate as an unregistered investment company, we could be subject to liability under Section 5 of the Securities Act.

In the event that the Company is deemed to be an investment company under the Investment Company Act, and if we sell securities in reliance on Regulation A and operate as an unregistered investment company due to a failure to qualify for the Section (3)(c)(5)(C) exemption of the Investment Company Act, for any Bonds sold by us in reliance on Regulation A, the Company could be liable for violating Section 5 of the Securities Act if any of the securities issued in this Offering would be considered to be an unregistered issuance of securities if no other exemption from registration is available. Section 5 allows purchasers to sue the Company for selling a non-exempt security without registering it, whereby the purchasers seek rescission with interest, or damages if the purchaser sold his securities for less than he purchased them. The Company could also be subject to enforcement action by the SEC that claims a violation of Section 5 of the Securities Act. Additionally, if the Company was required to register as an investment company but failed to do so and therefore operated as an unregistered investment company, the Company could be subject to monetary penalties and injunctive relief in an action brought by the SEC.

USE OF PROCEEDS

If $75,000,000 of our Bonds are sold for cash (including sales of Series A Bonds, sales of Series A-1 and Series B Bonds), we estimate we will receive net proceeds from this offering of approximately $74,510,000, after subtracting the broker dealer fee, Management Fees, and Expense Reimbursement Fee. We expect that the amount of expenses of the offering that will be paid by the Parent without using the proceeds of the offering will be approximately $150,000, which includes professional and compliance fees and other costs of the offering, not including marketing costs or administrative/back-office fees. These offering expenses will be paid by the Parent using a combination of the Management Fees and Expense Reimbursement Fee.

The Management Fees include (i) a monthly management fee equal to an annualized rate of 3.0% of the Company’s assets under management, calculated based on the aggregate fair value of the Company’s assets without reduction for liabilities, (ii) an acquisition fees on investments acquired by the Company, calculated on a tiered basis ranging from 4.0% to 1.0% of the applicable gross purchase price, (iii) a disposition fee equal to 1.0% of the gross sale price of investments sold to third parties, and (iv) a financing fee equal to 1.0% of the maximum principal amount available under certain credit facilities arranged by the Parent. Please see “Management Compensation” for a description of fees and expenses that we will pay Management.

We intend to use (i) approximately 95% of the net proceeds from this offering to acquire and manage mortgage notes (and related instruments) throughout the United States, or to invest in subsidiaries and target companies with similar business plans, and (ii) up to 5% of the proceeds for working capital and for general corporate purposes, including the reimbursement amounts due under the Management Services Agreement with BAM. Reimbursement amounts due to BAM under the Management Services Agreement will be paid using the proceeds of this offering allocated to working capital and income generated from the assets of the Company, which reimbursement payments will be made in advance on a monthly basis. We reserve the right however to change the estimated use of proceeds from this offering at any time so long as doing so does not result in the loss of our exemption from the Investment Company Act of 1940. The Company will not directly (or indirectly through an affiliate) transfer any of the offering proceeds to any affiliates, other than to BAM pursuant to the terms of the Management Services Agreement. For the avoidance of doubt, the only proceeds of the Offering that will be transferred to BAM will be the Management Fees and any reimbursements for fees incurred by the Parent on behalf of the Company. The investments will be made directly from the Company and not through the Parent.

The Company may also use a portion of the net proceeds of this offering to repay or redeem outstanding bonds, including payments due under the terms of those bonds (such as scheduled amortization, maturities and early repayment requests) and payments to holders of Series A Bonds purchased after April 30, 2026 who elect to surrender those bonds for cash under the Company’s offer described under “Risk Factors” (an amount equal to the original purchase price plus interest at 5% per annum from the date of purchase, less all interest and principal payments received on those bonds).

If all the Bonds being sold for cash are sold in this offering with the processing and compliance services of Dalmore, we expect to receive net proceeds from this offering of approximately $74,510,000, equal to the gross proceeds less the estimated fees payable to the BOR.

	25% Sold	50% Sold	75% Sold	100% Sold
Gross Proceeds(1)	$18,750,000	$37,500,000	$56,250,000	$75,000,000
Broker of Record Fees(2)	$(152,500)	$(265,000)	$(377,500)	$(490,000)
Net Proceeds Before Expenses	$18,597,500	$37,235,000	$55,872,500	$74,510,000
Offering Expenses
Legal & Accounting(3)	$75,000	$75,000	$75,000	$75,000
Publishing/Edgar	$1,200	$1,200	$1,200	$1,200
Marketing Expense(4)	$187,500	$375,000	$562,500	$750,000
Employee Salaries/Expenses(5)	$-	$-	$-	$-
Bond Register / Investor Platform Fees(6)	$10,000	$20,000	$30,000	$40,000
Technology Costs	$30,000	$60,000	$90,000	$120,000
Total Offering Expenses(7)	$303,700	$531,200	$758,700	$986,200
Management Fee (Year 1, est.)(8)	$562,500	$1,125,000	$1,687,500	$2,250,000
Acquisition Fee(8)	$549,808	$1,103,219	$1,656,629	$2,210,040
Approximate Amount Available For Portfolio Investments(9)	$17,181,492	$34,475,581	$51,769,671	$69,063,760
Total Use of Proceeds(10)	$18,750,000	$37,500,000	$56,250,000	$75,000,000

(1)	Gross Proceeds. The table presents four hypothetical levels of subscription (25%, 50%, 75% and 100% of the $75,000,000 maximum offering amount) and assumes all Bonds are sold for cash at their stated price. The levels are illustrative only; there is no minimum offering amount, and no assurance that any level of subscriptions will be achieved.

(2)	Broker of Record Fees. Reflects the fee payable to the registered broker-dealer engaged as broker of record for the offering, which provides processing and compliance services. The fee equals 1.0% of gross proceeds on the first $10,000,000 raised and 0.60% of gross proceeds above $10,000,000, and represents the only compensation payable to the broker of record. The Company may engage a different or additional broker-dealer, in which case the fee may vary. See “Plan of Distribution.”

(3)	Legal & Accounting. Represents the Company’s estimated one-time legal, accounting and audit costs of preparing and qualifying the offering. Actual amounts may differ.

(4)	Marketing Expense. Estimated at approximately 1.0% of the gross proceeds of the offering; the Company estimates that costs of marketing the offering will be less than 1% of the total amount raised. Additional marketing and capital-raise costs are borne by the Parent and are not paid out of the proceeds of this offering (see footnote (7)).

(5)	Employee Salaries/Expenses. No employee salaries or related expenses are paid out of the proceeds of this offering. The Company has no employees; personnel functions are performed by the Parent, Bequest Asset Management (“BAM”), whose related costs are borne by the Manager/Parent out of the Management Fees and the Expense Reimbursement Fee and are not charged to the proceeds. See “Management Compensation.”

(6)	Bond Register / Investor Platform Fees. Represents the estimated fees of the investor platform on which the Company maintains its register of Bonds (and, through September 24, 2026, of its former transfer agent, Industry FinTech), including set-up and ongoing monthly fees. The amounts shown are estimates that may vary depending on the number of investors. The amounts increase across the subscription levels to reflect a larger anticipated investor base and are treated as an operational cost.

(7)	Total Offering Expenses. Offering expenses are estimates and actual amounts may differ. The Parent expects to pay approximately $150,000 of offering expenses—including professional and compliance fees and other costs of the offering, but excluding marketing costs and administrative/back-office fees—without using the proceeds of the offering, funded from a combination of the Management Fees and the Expense Reimbursement Fee. Certain capital-raise costs are likewise borne by the Parent outside of the proceeds.

(8)	Management Fee (Year 1, est.). Reflects only the Company’s management fee, shown at an approximate first-year level of 3.0% of gross proceeds at each subscription level. The management fee accrues monthly at an annualized rate of 3.0% of the Company’s assets under management, calculated on the aggregate fair value of the Company’s assets without reduction for liabilities. BAM is also entitled to a tiered acquisition fees (ranging from 4.0% to 1.0% of the applicable gross purchase price of investments acquired) which are expected to be paid out of the proceeds of this offering. For each transaction, the Company will pay a 4% acquisition fee on the first $1,000,000, followed by a 3% acquisition fee on any amount between $1,000,000 and $5,000,000, followed by a 2% acquisition fee on any amount between $5,000,000 and $10,000,000, followed by a 1% acquisition fee on any amount above $10,000,000. In addition, BAM is entitled to a disposition fee (1.0% of the gross sale price of investments sold to third parties) and a financing fee (1.0% of the maximum principal amount available under certain credit facilities arranged by the Manager). Those additional fees are paid in connection with the disposition and financing of investments rather than the proceeds of this offering and are not separately reflected as deductions in the table above, and are described under “Management Compensation.” Year-1 acquisition fees are estimated at a 3.2% blended rate applied to deployed capital. Actual fees will depend on the Company’s assets under management and its acquisition, disposition and financing activity, and may differ materially from the amounts shown.

(9)	Approximate Amount Available for Portfolio Investments. The Company intends to use approximately 95% of the net proceeds to acquire and manage mortgage notes (and related instruments) throughout the United States, or to invest in subsidiaries and target companies with similar business plans, and up to 5% for working capital and general corporate purposes, including reimbursement amounts due to BAM under the Management Services Agreement. The Company reserves the right to change the estimated use of proceeds at any time, so long as doing so does not result in the loss of its exemption from the Investment Company Act of 1940.

(10)	Total Use of Proceeds. Equals the gross proceeds at each subscription level. Totals are rounded and individual line items may not sum exactly due to rounding.

The Company will reimburse its Parent/Manager (including the Previous Parent and previous managers) for actually incurred expenses and offering costs, which are not expected to exceed those which are identified above. The aforementioned amount is an estimate that is intended to include all expenses to be paid by the Company in connection with the qualification of the Offering, the marketing and distribution of Bonds, including, without limitation, expenses for printing, engraving and amending offering statements or supplementing offering circulars, mailing and distributing costs, telephones, internet and other telecommunications costs, all advertising and marketing expenses, charges of experts and fees, expenses and taxes related to the filing, registration and qualification of the sale of Bonds under federal and state laws, including taxes and fees and accountants’ and attorneys’ fees. See “Plan of Distribution.”

PLAN OF DISTRIBUTION

Up to $75 million of our Bonds are being offered pursuant to this offering circular. The Bonds described in this offering circular will be offered and sold on a continuous basis directly through the website www.bqfunds.com The platform will contain a link to this Offering Circular.

The sale of the Bonds is being additionally facilitated by the Dalmore Group, which is a registered broker-dealer under the Exchange Act and a member of FINRA.

The Dalmore Group is registered in each of the United States. It is anticipated that Bonds will be offered and sold in each such state.

Shawn Muneio and the other members of the Management Team are the owners of BAM. BAM owns 100% of the common shares of the Company. BAM, as the owner of the Company, is offering and selling securities on its own behalf, and not on behalf of clients or others.

The Bequest platform will enable investment through an “invest now” button/link that will take the potential investor to a portal managed by Dalmore Group, the broker-dealer of record. This link will provide access to all the relevant documents relating to the Offering, to specifically including the Circular and its attachments. If the potential investor elects to move forward with an investment, the investor will deposit the funds into an escrow account managed by Dalmore Group. The funds will stay in the escrow account until Dalmore Group reviews and approves the transaction. Dalmore Group’s fees for providing these services are included in the Compensation section immediately below.

Bequest will not receive any fees or compensation for providing the “button.” Similarly, neither Bequest nor their employees are required to be registered broker dealers in that they qualify under the Issuer’s Exemption (Rule3a4-1).

As such, they are of the opinion that they do not meet the definition of a broker-dealer and are thus not required to be registered.

With respect to the Bonds:

●	The Company is the entity which issues the Bonds;

●	Dalmore Group, which is a registered broker-dealer, acts as the broker of record with respect to the offering. Dalmore Group will provide processing and compliance services in connection with the offering.

Broker Compensation

The Company has engaged Dalmore Group as a broker-dealer registered with the Commission and a member of FINRA, to act as the broker-dealer of record for this Offering, but not for underwriting or placement agent services. The Company will pay Dalmore a fee equal to 1% of the aggregate amount raised by Dalmore up to the first $10,000,000, then a fee equal to 0.60% for any additional amount raised, which does not include a one-time set-up fee and consulting fee payable by the Company to Dalmore. In addition, the Company has paid Dalmore a one-time advance set up fee of $5,000.00 to cover reasonable out-of-pocket accountable expenses anticipated to be incurred by Dalmore, such as, among other things, preparing the FINRA filing. Dalmore will refund any fee related to the advance to the extent it is not used, incurred or provided to the Company. In addition, the Company will paid a one-time $25,000 consulting fee. Assuming the Company sells a total of $75,000,000 in Bonds, the Company estimates that the total amount payable to Dalmore, including the one-time advance expense allowance fee of $5,000 and consulting fee of $25,000, would be $520,000.

Selling Security Holders

No securities are being sold for the accounts of security holders; all net proceeds of this Offering will go to the Company.

Transfer Agent

The Company maintains its own register of the Bonds using the Agora investor platform. Industry FinTech (IFT) served as transfer agent for the Bonds through September 24, 2026.

Purchases by Officers and Directors

The Manager’s members and employees are permitted to purchase Bonds. Any such purchases shall be conducted in compliance with the applicable provisions of Regulation M.

Offer Restrictions outside the United States

Other than in the United States, no action has been taken by us or the dealer manager that would permit a public Offering of the securities offered by this Offering Circular in any jurisdiction where action for that purpose is required. The securities offered by this Offering Circular may not be offered or sold, directly or indirectly, nor may this Offering Circular or any other Offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this Offering Circular comes are advised to inform themselves about and to observe any restrictions relating to the Offering and the distribution of this Offering Circular. This Offering Circular does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this Offering Circular in any jurisdiction in which such an offer or a solicitation is unlawful.

Establishing a Bonds Account on the Bequest Funds Website

The first step to being able to purchase Bonds is to set up an account, which we refer to as a “Bond Account.” To set up a Bond Account, you need to do the following:

●	if you are an individual, you will need to establish a Bond Account through the Bequest Funds Website www.bqfunds.com. by registering and providing your name, email address, social security number, the type of account and other specified information;

●	if you are subscribing for the Bonds as a corporation, limited liability company, partnership, or other entity, the entity will need to establish a Bond Account through the Bequest Funds Website by registering and providing the name of the organization, the type of organization, email address, tax identification number, type of account and other specified information; and

●	in either case, you must agree to our terms of use and privacy policy which provide for the general terms and conditions of using the Bequest Funds Website and other applicable terms and conditions.

By subscribing for Bonds, you will be consenting to receiving all notifications required by law or regulation or provided for by the Bequest Funds Website electronically at your last electronic address you provided to us.

After you have successfully registered with the Bequest Funds Website, you may view the Bond offering circular and related documents. Please note that you are not obligated to submit a subscription for any Bonds simply because you have registered on the Bequest Funds Website.

If you have difficulty opening an account or otherwise using the Bequest Funds Website, you may contact a customer service representative. Customer service representatives will help you with technical issues related to your use of the Bequest Funds Website. However, customer service representatives will not provide you with any investment advice, nor how much to invest in Bonds, or the merits of investing or not investing in Bonds.

Your subscription and all other consents submitted through the aforementioned platforms are legal, valid and enforceable contracts. We are not providing any investment or tax advice to subscribers of Bonds. We are not a broker dealer or investment adviser. The Bonds may not be a suitable investment for you, even if you qualify to purchase Bonds. Moreover, even if you qualify to purchase Bonds and place a subscription, you may not receive an allocation of Bonds for any number of reasons.

Reinvestment

Upon the purchase of Bonds, the investor will have the choice of reinvesting interest distributions back into the purchase of additional Bonds. Reinvested funds will not be subject to investment minimums. The Bonds purchased through automatic reinvestment will be of the same Class as of the Bonds that created the investment proceeds.

Investment Amount Limitations

Generally, no sale may be made to you in this Offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

As a Tier 2, Regulation A Offering, investors must comply with the 10% limitation to investment in the Offering. The only investor in this Offering exempt from this limitation is an “accredited investor” as defined under Rule 501 of Regulation D. If you meet one of the following tests you should qualify as an accredited investor:

-	A person who had individual income in excess of $200,000 in each of the two most recent years or joint income with their spouse or spousal equivalent in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year;

-	A person whose individual net worth, or joint net worth with their spouse or spousal equivalent, exceeds $1,000,000;

-	A director or executive officer of our Company;

-	A person holding one of the following licenses in good standing: General Securities Representative license (Series 7), the Private Securities Offerings Representative license (Series 82), or the Investment Adviser Representative license (Series 65);

-	An entity all of whose beneficial equity owners are accredited investors;

-	An entity that has total assets in excess of $5,000,000, was not formed for the specific purpose of acquiring the securities offered and is one or more of the following(A) an organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended; (B) a corporation, (C) a Massachusetts or similar business trust,(D) a partnership, or (E) a limited liability company;

-	A trust with total assets exceeding $5,000,000, which was not formed for the specific purpose of acquiring the securities offered and whose purchase is directed by a person who has such knowledge and experience in financial and business matters that he or she is capable of evaluating the merits and risks of the investment in the securities offered;

-	A bank, as defined in section 3(a)(2) of the Securities Act, or any savings and loan association or other institution as defined in section 3(a)(5)(A) of the Securities Act whether acting in its individual or fiduciary capacity;

-	A broker or dealer registered pursuant to section 15 of the Exchange Act;

-	An investment adviser registered pursuant to section 203 of the Investment Advisers Act of 1940 or registered pursuant to the laws of a state;

-	An investment adviser relying on the exemption from registering with the SEC under section 203(l) or (m) of the Investment Advisers Act of 1940, or the Investment Advisers Act;

-	An insurance company as defined in section 2(a)(13) of the Securities Act;

-	An investment company registered under the Investment Company Act of 1940, or the Investment Company Act, or a business development company as defined in section 2(a)(48) of the Investment Company Act;

-	A Small Business Investment Company licensed by the U.S. Small Business Administration under section 301(c) or (d) of the Small Business Investment Act of 1958;

-	A Rural Business Investment Company as defined in section 384A of the Consolidated Farm and Rural Development Act;

-	A plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

-	An employee benefit plan within the meaning of Title I of the Employee Retirement Income Security Act of 1974 and (A) the investment decision is made by a plan fiduciary, as defined therein, in Section 3(21), which is either a bank, savings and loan association, insurance company, or registered investment adviser; or (B) the employee benefit plan has total assets in excess of $5,000,000; or (C) the plan is a self-directed plan with investment decisions made solely by persons who are “accredited investors” as defined therein;

-	A private business development company as defined in Section 202(a)(22) of the Investment Advisers Act;

-	A “family office,” as defined in rule 202(a)(11)(G)-1 under the Investment Advisers Act: (A) with assets under management in excess of $5,000,000, (B) that is not formed for the specific purpose of acquiring the securities offered, and (C) whose prospective investment is directed by a person who has such knowledge and experience in financial and business matters that such family office is capable of evaluating the merits and risks of the prospective investment;

-	A “family client,” as defined in rule 202(a)(11)(G)-1 under the Investment Advisers Act, of a family office meeting the requirements in the bullet above and whose prospective investment in the issuer is directed by such family office pursuant to clause (C) of that bullet; and/or

-	An entity, of a type not listed in the bullets above for entities, not formed for the specific purpose of acquiring the securities offered, owning investments in excess of $5,000,000.

For purposes of calculating net worth, a person’s primary residence is not included as an asset; indebtedness that is secured by a primary residence, up to the estimated fair market value of the primary residence at the time of the purchase of securities, is not included as a liability (except that if the amount of such indebtedness outstanding at the time of the purchase of securities exceeds the amount outstanding 60 days before such time, other than as a result of the acquisition of the primary residence, the amount of such excess is included as a liability); and indebtedness that is secured by a primary residence in excess of the estimated fair market value of the primary residence at the time of the purchase of securities is included as a liability.

In determining income, an investor should add to the investor’s adjusted gross income any amounts attributable to tax-exempt income received, losses claimed as a limited partner in any limited partnership, deduction claimed for depletion, contribution to an IRA or Keogh plan, alimony payments, and any amount by which income for long-term capital gains has been reduced in arriving at adjusted gross income.

Suitability

The Bonds may not be a suitable investment for you, and we advise you to consult your investment, tax and other professional financial advisors prior to purchasing the Bonds. The characteristics of the notes, including no maturity date, repayable at your demand, redeemable by us, interest rate, lack of collateral security or guarantee, and lack of liquidity, may not satisfy your investment objectives. The Bonds may not be a suitable investment for you based on your ability to withstand a loss of interest or principal or other aspects of your financial situation, including your income, net worth, financial needs, investment risk profile, return objectives, investment experience and other factors. Prior to purchasing any Bonds, you should consider your investment allocation with respect to the amount of your contemplated investment in the Bonds in relation to your other investment holdings and the diversity of those holdings.

The Offering

We are offering a maximum offering amount of $75,000,000 of Bonds to the public at a price of $1,000.00 per Bond.

Our Manager has arbitrarily determined the selling price of the Bonds and such a price bears no relationship to our book or asset values, or to any other established criteria for valuing issued or outstanding Bonds.

The Bonds are being offered on a “best efforts” basis, which means generally that our managing broker-dealer is required to use only its best efforts to sell the Bonds and it has no firm commitment or obligation to purchase any of the Bonds. The offering will continue until the offering termination. Once a subscription has been submitted and accepted by the Company, an investor will not have the right to request the return of its subscription payment prior to the next closing date. If subscriptions are received on a closing date and accepted by the Company prior to such closing, any such subscriptions will be closed on that closing date. If subscriptions are received on a closing date but not accepted by the Company prior to such closing, any such subscriptions will be closed on the next closing date. It is expected that settlement will occur on the same day as each closing date. On each closing date, the offering proceeds for that closing will be disbursed to us, at which time the Company intends to deploy them as set forth in the Use of Proceeds section. The Company may, in its sole discretion, hold funds in its operating account prior to deployment in order to increase its buying power. If the Company is dissolved or liquidated after the acceptance of a subscription, the respective subscription payment will be returned to the subscriber. The offering is being made on a best-efforts basis through Dalmore Group, LLC, our managing broker-dealer.

PRIOR PERFORMANCE OF MANAGEMENT

The Company began operations in 2025, and BAM was formed in 2026. Before the Company was formed, Mr. Muneio and Mr. Saenz (who is no longer involved with the Company or BAM) co-founded Bequest Funds, LLC, Bequest Legacy Fund I, LLC, and Bequest Equity Fund V, LLC. These companies seek to provide returns through investments in promissory notes, mortgages, commercial real estate, and similar investments.

Table I. Experience in Raising and Investing Funds (as of December 31, 2025).

Fund A: Bequest Funds LLC (BF) is a Delaware limited liability company organized under the Act primarily to purchase performing and reperforming residential real estate notes at a discount with the goal of realizing cash flow through the collection of ongoing borrower payments and through the occasional loan payoff on borrower’s account. In addition, Bequest Funds LLC also makes secured loans to real estate investors looking to purchase residential real estate properties and acquires short-term business loans.

With regards to re-performing and performing notes, Bequest Funds LLC’s mission is to provide its investors with a fixed rate of return through the purchase of cash flowing notes and/or by the sale of such notes at a profit while Bequest Funds LLC retains the excess proceeds from the servicing or sale of these notes. Bequest Funds LLC also makes secured loans to real estate investors looking to purchase residential real estate properties or large pools of residential mortgage notes. In this manner, it will acquire a first, second or third lien mortgage on a property, but at a higher dollar amount than most of the notes it holds in its portfolio of re-performing and performing residential real estate notes.

Bequest Funds LLC also purchases short term business loans for yield and liquidity whereby the loans are collateralized by the assets of the underlying business and personal guarantees of the business owners. Many businesses are sold in transactions where the seller takes back a note from the buyer for a portion of the purchase price. In order to liquidate these notes and remove further risk of not getting paid, these note holders are willing to sell their notes to Bequest Funds LLC at a discount. Bequest Funds LLC then services these notes to realize a profit on its purchase.

Fund B: Bequest Legacy Fund I, LLC (BLF-I) is a limited liability company organized under the Delaware Limited Liability Company Act (the “LLC Act”) in February 2023 to make investments in other companies that specialize in three distinct areas:

●	Performing Loans;

●	Commercial Real Estate; and

●	Gas and Oil Wells.

The Performing Loan target companies will likely be in the business of acquiring, servicing and managing and selling performing loans including residential real estate mortgage notes, commercial mortgage notes and business loans. These companies will also engage in private lending transactions. Bequest Legacy Fund I, LLC’s goal will be to earn a high enough return from these companies to pay a significant portion of the Operating Preferred Returns to the Investor Members and otherwise satisfy Bequest Legacy Fund I, LLC’s operating expenses. A significant portion of Bequest Legacy Fund I, LLC’s investment in this sector will be made in Bequest Income Fund I LLC, a company that is managed by the Manager of Bequest Legacy Fund I, LLC and primarily owned by its affiliates.

The Commercial Real Estate target companies will likely be in the business of acquiring apartment complexes, multifamily housing units and office buildings. These companies will acquire these assets, renovate them as deemed necessary and feasible and then hold and manage these properties until a sale or refinancing is advantageous. A significant portion of Bequest Legacy Fund I, LLC’s investment in this sector will be made in Bequest Equity Fund VI LLC, a company that is managed by the Manager of Bequest Legacy Fund I, LLC and primarily owned by its affiliates.

The Gas and Oil Well target companies will likely be in the business of participating in existing gas and oil wells that produce oil and gas and conducting exploration activities for future production and mining. A significant portion of Bequest Legacy Fund I, LLC’s investment in this sector will be made in Bequest Energy Fund I LLC, a company that is managed by the Manager of Bequest Legacy Fund I, LLC and primarily owned by its affiliates.

While Bequest Legacy Fund I, LLC may enter into these business segments and perform these activities on its own, it is highly likely that a substantial portion of the funds raised in this Offering will be invested in other companies working in each of these segments. Bequest Legacy Fund I, LLC will determine the amount that it will invest in each segment as well as the amount that each company in each segment will receive. In this manner, Bequest Legacy Fund I, LLC believe that the Investor Members will receive investment diversification while receiving payment of their Operating Preferred Returns.

Fund C: Bequest Equity Fund V, LLC (BEF-V) is a Delaware limited liability company organized under the Act primarily to purchase 11301 Fallbrook Drive, Houston, TX 77065 (the “Property”) and a pool of performing mortgages. Bequest Equity Fund V, LLC’s management team hopes to use its real estate experience of managing a portfolio of commercial and residential properties in the Washington DC area since 2009 to manage this office building in Houston, TX. The building is currently in good physical condition with strong property management in place. Our efforts will be concentrated on leasing up the building space with more medical related businesses. As for the pool of performing mortgages, Bequest Equity Fund V, LLC’s management team has been managing pools of performing mortgages throughout the United States since 2013.

The 61,164 square foot Property is referred to as the Steeplechase Corner Professional Building. It consists of 27 offices over 3 stories with 280 car spaces. The building underwent full renovation in 2018 and was approximately 82% occupied at December 31, 2025.

Bequest Equity Fund V, LLC generally believes that it will be able to liquidate the property it acquires within approximately seven (7) years of acquisition, although there can be no assurance of this timetable. Additionally, Bequest Equity Fund V, LLC plans on purchasing a pool of performing mortgages around the same time from capital raised from Class A and Class B Members. The pool of mortgages will allow for additional cash flow while the building is being leased up and will be sold in year 2. Once the pool of mortgages and property are liquidated, Bequest Equity Fund V, LLC intends to use the net proceeds from the sale to make distributions to its Members.

	Fund A - Bequest Funds, LLC – Launched March 2020	Fund B - Bequest Legacy Fund I, LLC – Launched April 2023	Fund C - Bequest Equity Fund V, LLC – Launched June 2022
Dollar amount offered	$50,000,000.00	$50,000,000.00	$3,500,000.00
Dollar amount raised (100%)	$34,900,269.00	$15,714,616.00	$4,201,000.00
Less offering expenses:
Selling commissions and discounts retained by affiliates	$0.00	$0.00	$0.00
Organizational expenses	$—	$—	$—
Other (explain)	$0.00	$0.00	$0.00
Reserves	$—	$—	$—
Percent available for investment	—%	—%	—%
Acquisition costs:
Prepaid items and fees related to purchase of property	$0.00	$0.00	$0.00
Cash down payment	$17,171,600.00	$11,813,157.00	$4,611,954.00
Acquisition fees	$0.00	$641,742.00	$—
Other (explain)	$0.00	$0.00	$0.00
Total acquisition cost	$21,248,645.00	$12,454,899.00	$7,961,954.00
Percent leverage (mortgage financing divided by total acquisition cost)	19.2%	0.0%	42.1%
Date offering began	March 13, 2020	April 10, 2023	June 3, 2022
Length of offering (in months)	70	33	3
Months to invest 90% of amount available for investment (measured from beginning of offering)	—	—	3

Table II. Compensation to Sponsor (as of December 31, 2025)

	Bequest Funds, LLC	Bequest Legacy Fund I, LLC	Bequest Equity Fund V, LLC
Type of Compensation	Launched March 2020	Launched April 2023	Launched June 2022
Date offering commenced	March 13, 2020	April 10, 2023	June 3, 2022
Dollar amount raised	$34,900,269.00	$15,714,616.00	4,201,000.00
Amount paid to sponsor from proceeds of offering:	$0.00	0.00	0.00
Underwriting fees	$0.00	$0.00	$0.00
Acquisition fees	$0.00	$641,742.00	$—
— real estate commissions	$0.00	$0.00	$—
— advisory fees	$0.00	$0.00	$—
— other (Title Related)	$0.00	$0.00	$—
Other – Attorney Closing Fee	$0.00	$0.00	$0.00
Dollar amount of cash generated from operations before deducting payments to Sponsor – 3 Year Totals	$2,740,890.00	$1,492,197.00	$—
Amount paid to sponsor from operations:	$1,810,101.00	$973,623.00	$288,075.00
Property management fees	$0.00	$0.00	$0.00
Partnership management fees	$856,618.00	$395,753.00	$288,075.00
Reimbursements	$0.00	$0.00	$0.00
Leasing commissions	$0.00	$0.00	$0.00
Other	$953,483.00	$577,870.00	$0.00
Dollar amount of property sales and refinancing before deducting payments to sponsor	$0.00	$0.00	$0.00
— cash	$0.00	$0.00	$0.00
— notes	$0.00	$0.00	$0.00
Amount paid to sponsor from property sales and refinancing:	$0.00	$0.00	$0.00
Real estate commissions	$0.00	$0.00	$0.00
Incentive fees – Not Applicable	$0.00	$0.00	$0.00
Other – Financing coordination fee	$0.00	$0.00	$43,500.00

Notes to Tables I and II. Figures are as of, or for the three years ended, December 31, 2025 and are derived from each program’s administrator reports, financial statements and tax records; they are unaudited unless otherwise noted. A dash (—) indicates an amount the program did not separately track. For offerings continuing at December 31, 2025, length of offering is the number of months elapsed. Cash down payment is total acquisition cost less borrowings. (1) Bequest Funds, LLC: amount raised is total capital contributions since inception and includes approximately $2.48 million contributed by the Company. Total acquisition cost is investments at cost at December 31, 2025, and leverage is the fund’s credit facility ($3,777,045) and a $300,000 loan from Bequest Legacy Fund I, LLC divided by total acquisition cost. In 2026, WithumSmith+Brown, PC restated the investor capital accounts of Bequest Funds, LLC because preferred returns had been paid in part from investor capital; on the restated basis, distributions to investors exceeded cash generated from operations. See “Risk Factors” and “Description of Business—Recent Developments.” Cash generated from operations includes an estimate for 2025, for which financial statements have not been prepared. Partnership management fees include guaranteed payments to the Class A members of $120,000 in each of 2023 and 2024. “Other” is distributions on the Class A interests held by affiliates of the sponsor in 2023 and 2024; 2025 amounts are not yet available. (2) Bequest Legacy Fund I, LLC: figures are for the fund on a stand-alone basis; its consolidated subsidiaries, Bequest Energy Fund I, LLC and Bequest Palm Ave, LLC, had mortgage loans payable of approximately $3.3 million at December 31, 2024. Acquisition fees are the manager’s 4% acquisition fee for 2023 through 2025. Cash generated from operations is estimated from the 2023 and 2024 financial statements and the 2025 administrator reports. “Other” is distributions on the Class C interest held by the manager in 2023 and 2024. (3) Bequest Equity Fund V, LLC: dollar amount offered is the $3,500,000 maximum stated in the fund’s private placement memorandum; the fund accepted subscriptions totaling $4,201,000, above that amount, of which $200,000 was redeemed in 2022. Total acquisition cost is the property ($6,961,941) and the mortgage loans ($1,000,013) acquired in 2022, and leverage is the $3,350,000 acquisition loan. Partnership management fees are per the fund’s general ledger; for 2025 they include $84,025 to the manager and $4,000 to an affiliate. The attorney closing fee previously shown was paid to outside counsel and was not compensation to the sponsor. Cash generated from operations is not available.

Table III. Operating Results of Prior Programs. – Not Applicable

Table IV. Results of Completed Programs – Not Applicable

Table V. Sales or Disposals of Properties. During the year ended December 31, 2025, Bequest Funds, LLC disposed of a church property and recognized a gain on sale of $406,902. No other prior program sold or disposed of properties during the period.

Table VI. Acquisitions of Properties by Programs – Not Applicable

DESCRIPTION OF SECURITIES BEING OFFERED

Description of Securities

There will be five (5) classes of Series A-1 Bonds and four (4) classes of Series B Bonds, as follows:

Series A-1, Class A Bonds carry a per annum interest rate of 5% and are immediately redeemable;

Series A-1, Class B Bonds carry a per annum interest rate of 6% and carry a six-month maturity, beginning on the first day of the first month following the Investor’s purchase of Bond(s);

Series A-1, Class C Bonds carry a per annum interest rate of 7% and carry a one-year maturity, beginning on the first day of the first month following the Investor’s purchase of Bond(s);

Series A-1, Class G Bonds carry a per annum interest rate of 8% and carry a two-year maturity, beginning on the first day of the first month following the Investor’s purchase of Bond(s);

Series A-1, Class H Bonds carry a per annum interest rate of 9% and carry a three-year maturity, beginning on the first day of the first month following the Investor’s purchase of Bond(s);

Series B, T1 Bonds carry a per annum interest rate of 6% and carry a two-year maturity, with interest accruing beginning on the first day of the first month following the Investor’s purchase of Bond(s), with amortized principal and interest payments beginning on the first day of the second month following purchase;

Series B, T2 Bonds carry a per annum interest rate of 7% and carry a three-year maturity, with interest accruing beginning on the first day of the first month following the Investor’s purchase of Bond(s), with amortized principal and interest payments beginning on the first day of the second month following purchase;

Series B, T3 Bonds carry a per annum interest rate of 8% and carry a four-year maturity, with interest accruing beginning on the first day of the first month following the Investor’s purchase of Bond(s), with amortized principal and interest payments beginning on the first day of the second month following purchase; and

Series B, T4 Bonds carry a per annum interest rate of 9% and carry a five-year maturity, with interest accruing beginning on the first day of the first month following the Investor’s purchase of Bond(s), with amortized principal and interest payments beginning on the first day of the second month following purchase.

Bondholders of Series A-1 Bonds are not required to redeem at maturity, but may instead continue to hold their Series A-1 Bonds.

The purchase price for Series A-1 and Series B Bonds will be $1,000 per Bond with a Minimum Purchase Amount of $1,000.00 for Class A, B, and C Bonds (Series A-1) and T1 Bonds (Series B), $10,000 for Class G Bonds (Series A-1) and T2 Bonds (Series B), $25,000 for Class H Bonds (Series A-1) and T3 Bonds (Series B), and $50,000 for T4 Bonds (Series B). The Company, in the Manager’s sole discretion, reserves the right to accept lesser purchase amounts.

The Class A, Class B, and Class C Series A-1 Bonds which the Company intends to sell following the qualification of this Amendment are substantially similar to the Class A, Class B, and Class C Series A Bonds currently being sold by the Company, with certain additional terms added to allow bondholders the option to request early repayment of outstanding bonds which have not yet matured. For a period between 30 and 90 days following the qualification of this offering (to be specified in the Company’s Offering Circular following qualification), current investors in Series A Bonds will be given the option to exchange their existing Series A Bond(s) for any new Series A-1 Bond or Series B Bond (or combination of any such Bonds) which have a new maturity term that is equal to or greater than the remaining maturity term on the exchanged bonds (as of the date of the exchange), subject to the minimum purchase amounts detailed above. The exchange value will be the outstanding principal amount plus any interest accrued on the exchanged Series A bond. Alternatively, investors who purchased Series A Bonds in this offering after April 30, 2026 may surrender those bonds for cash, as described under “Risk Factors”, and any Series A Bond investor may continue to hold their bonds to maturity.

Voting Rights

Investors will have no right to vote or otherwise participate in the management of the Company. Instead, the Company is managed by the Management team.

Principal and Interest Payments

Accrued interest will be paid monthly. Interest will accrue and be paid based on a 360-day year consisting of twelve 30-day months. Interest on each Bond will begin to accrue on the first day of the first month following the Investor’s purchase of the Bond(s).

Distributions will be made using income received through the Company’s investments, as outlined in Use of Proceeds. A portion of the Offering proceeds may be allocated to an interest reserve account to ensure timely interest payments, particularly in the initial stages before the assets generate sufficient revenue. Any excess revenue from the underlying assets will be reinvested to ensure continued liquidity and the ability to meet interest payment obligations.

Repayments will be funded from the cash flows generated by the underlying assets and investments of the Company. The Company may establish a sinking fund in which a portion of the revenue is periodically set aside to accumulate sufficient funds for the redemption of the Bonds at maturity. In certain cases, the Company may consider refinancing options to meet redemption obligations, depending on the market conditions.

No Guaranty

The Company can only distribute as much money as it generates. There is no guaranty that we will have enough money, after paying expenses, to distribute enough to pay the Bond interest or even to return all the invested capital.

Prepayment

The Company may prepay the Bonds, in whole or in part, at any time without premium or penalty, with any prepayment first applied first to accrued and unpaid interest and then to Outstanding Principal Balance. For Series B Bonds, partial prepayments shall not excuse future scheduled monthly payments (unless the Bondholder agrees otherwise in writing) but may be applied to reduce the remaining principal balance and recalculate the amortization schedule for subsequent payments.

Bondholder Redemption upon Maturity (Series A-1 Only)

Once a Series A-1 Bond has reached its stated maturity, the Bondholder has the right to cause the Company to repay the bond upon five (5) days’ notice and the outstanding principal balance together with the interest earned through the repurchase date will be credited to the bondholder’s account within five (5) business days; provided, however, if the Bondholder requests a repayment of Bonds in the aggregate principal amount greater than $50,000, the Company may make such repayment to such bond holder within thirty (30) days of the request for such repayment.

Bondholder Redemption Upon Death or Disability

Within 60 days of the death or total permanent disability of a Bondholder who is a natural person, the estate or legal representative of such Bondholder may send us written notice requesting that we repurchase, in whole but not in part, the Bonds held by such Bondholder. If a Bond held jointly by natural persons who are legally married, then such request may be made by the surviving Bondholder upon the death or total permanent disability of the spouse. If the Bond is held jointly by two or more natural persons that are not legally married, neither of these people shall have the right to request that the Company repurchase such Bond.

Upon receipt of redemption request in the event of death or total permanent disability of a Bondholder, we will have 90 days from the date we receive facts or certifications establishing (to the reasonable satisfaction of the Company) the right to be redeemed to designate a date for the redemption of such Bonds, which shall be the last day of the corresponding quarterly period. Within 25 days of the designated date, we will redeem such Bonds at a price per Bond that is equal 93% of the Outstanding Principal Balance plus all accrued and unpaid interest.

Optional Early Redemption by Bondholder

If the Bondholder wishes to receive early repayment of the entire Outstanding Principal Balance after the Bond has been issued and outstanding for at least six months, the Bondholder may submit a written request for early repayment either 75% of the Outstanding Principal Balance (for bonds which have been issued and outstanding for six to twelve months) or 85% of the Outstanding Principal Balance (for bonds which have been issued and outstanding for longer than twelve months), plus all accrued and unpaid interest. We will then redeem such Bonds within 25 days of the last day of the quarterly period after which we receive the request.

Events of Default

The following will be events of default under the Bonds:

•	if we fail to pay the principal or interest when due and our failure continues for 90 days;

•	if we cease operations, file, or have an involuntary case filed against us, for bankruptcy, are insolvent or make a general assignment in favor of our creditors

Form of Bond

Bonds will be issued by computer-generated program on our website and electronically signed by us in favor of the investor. The Bonds will be stored by us and will remain in our custody for ease of administration with a copy available on our website. An example of the form of the Bonds and the Investor Agreement are attached as Exhibits 4.1, 4.2, and 4.3 to the Company’s preliminary offering circular.

DESCRIPTION OF BUSINESS

The Company will acquire performing and non-performing loans secured by real estate and invest in subsidiaries and target companies that acquire and manage mortgage notes (and related instruments) throughout the United States. The Company’s offering of bonds was qualified by the U.S. Securities and Exchange Commission under Regulation A on February 1, 2025, and the Company began acquiring assets in Q2 2025.

The Company’s investment objectives with respect to acquiring Assets are to effectively deploy the proceeds of this Offering into investments which are expected to: Preserve and protect each Investor’s contributed capital; and provide the Investor with the interest return commensurate with the Investor’s class of Bond, and to eventually return the Investor’s proceeds. No assurance can be given that these objectives will be attained or that the Company’s capital will not decrease.

The business in which the Company operates is not dependent on patents, trademarks, franchises, concessions, royalty agreements or labor contracts. To the extent that licenses are required to engage in the business in any jurisdiction, Management is experienced in obtaining said license and does not expect the process to hinder or delay the business of the Company. The business of the Company does not involve environmental issues, and as such, does not expect to incur any significant costs relating to environmental compliance.

Company History

Bequest Bonds I, Inc., a Delaware corporation, was initially formed as a Delaware limited liability company on February 15, 2024 under the name “Bequest Bonds I, LLC.” On August 30, 2024, the Company filed a Certificate of Conversion and Certificate of Incorporation with the Delaware Secretary of State pursuant to Section 265 of the Delaware General Corporation Law, converting from a limited liability company into a Delaware stock corporation under the name “Bequest Bonds I, Inc.” From inception through June 30, 2026, the Company was 100% owned by Bequest Capital, LLC (“Prior Parent”), which is owned by Shawn Muneio and Martin Saenz. Effective July 1, 2026, pursuant to a Transfer Agreement among the Prior Parent, Bequest Asset Management, LLC and the Company, all equity and ownership interests in the Company were transferred, for no cash consideration and as part of an affiliated reorganization, to Bequest Asset Management, LLC (referred to as “BAM,” “Parent,” or “Manager”), a Delaware limited liability company formed on March 31, 2026. In connection with the transfer, the Company’s Board authorized the issuance of the Company’s 75,000 authorized shares of common stock (par value $0.001 per share) to BAM. BAM is currently owned by Mr. Muneio (approximately 42.5%), Mr. Friedman (approximately 28.75%), and Mr. Keefe (approximately 28.75%), and is expected to remain majority owned and controlled by the Management Team for the foreseeable future.

The Management Team controls the management of the Company through BAM, which owns 100% of the common shares of the Company and also administers the Company pursuant to a Management Services Agreement (the “Management Services Agreement”) entered into on June 30, 2026, under which services by BAM began on July 1, 2026. Prior to July 1, 2026, the Company had entered into a management services agreement (“Previous Management Services Agreement”) with LMMS Management LLC, a wholly owned subsidiary of the Prior Parent, which was subsequently assigned to the Prior Parent, and ultimately terminated and replaced by the current Management Services Agreement, effective July 1, 2026. The replacement of LMMS Management LLC by the Prior Parent and then the Prior Parent by the Parent was done for internal business organization purposes.

Neither the Company, the Parent, the Manager, the prior managers and parent, nor any owner or officer of any of these entities has been a debtor in any bankruptcy, receivership or similar proceeding. There has not been any material reclassification, merger, consolidation, or purchase or sale of a significant amount of assets of the Company or the Manager not in the ordinary course of business.

Current Company Investments

As of September 30, 2026, the Company’s assets consisted primarily of (i) a directly held portfolio of 80 residential mortgage loans (73 second-lien and 7 first-lien), including 28 loans acquired from affiliated funds on September 30, 2026, with an aggregate unpaid principal balance of approximately $6,185,000 and a fair value of approximately $5,207,000 (with the loans acquired on September 30, 2026 carried at cost), (ii) a preferred equity interest in Bequest Funds, LLC, a related-party fund, with a carrying value of approximately $2,857,000, (iii) a term loan to an unaffiliated receivables purchaser, secured by a pool of delinquent consumer receivables, with an outstanding balance of approximately $301,000, and (iv) cash and cash equivalents of approximately $676,000. See “Interest of Management and Others in Certain Transactions.”

As of September 30, 2026, the Company held 80 residential mortgage loans with an aggregate unpaid principal balance of approximately $6,185,000, secured by residential properties located in approximately 28 states. Based on property values and senior-lien balances for the 76 loans for which that information is available (at acquisition, except that the 28 loans acquired from affiliates in September 2026 reflect unpaid principal balances at September 30, 2026), the portfolio had a weighted average combined loan-to-value (CLTV) of approximately 59.8% and a weighted average investment-to-value (ITV, defined as the sum of senior lien balances plus the Company’s cost basis, divided by property value) of approximately 57.2%. Note rates on the 78 loans serviced by the Company’s primary servicer range from approximately 2.00% to 15.00% per annum, averaging approximately 9.90% on a balance-weighted basis. Several loans acquired on September 30, 2026 carry low note rates (as low as 2%) and were purchased at significant discounts to their unpaid principal balance. The five loans with note rates of 5% or less were purchased at approximately 52% to 89% of their unpaid principal balance, at prices set to produce yields on the purchase price of approximately 12.4% to 23.2%. More generally, each of the 23 loans acquired from Bequest Funds, LLC was priced to a yield of at least approximately 11.9%, the yield implied by the Company’s May 2026 purchase of seasoned performing loans from an unaffiliated seller; those 23 loans were purchased for approximately 73.8% of their unpaid principal balance, at a balance-weighted pricing yield of approximately 14.4%.. The largest single loan represented approximately 5.6% of the Company’s loan portfolio by unpaid principal balance. As of September 30, 2026, of the 78 loans serviced by the Company’s primary servicer, by unpaid principal balance, approximately 92.0% were current or less than 30 days delinquent, 0.9% were 30 to 59 days delinquent, 5.9% were 60 to 89 days delinquent and 1.2% were 90 or more days delinquent. One loan, with an unpaid principal balance of approximately $103,000, is subject to its borrower’s Chapter 13 bankruptcy proceeding.

As of September 30, 2026, the Company’s other primary asset was its preferred equity interest in Bequest Funds, LLC, an affiliate of BAM, carried at approximately $2,857,000. Under a side letter with Bequest Funds, LLC, the interest earns an Operating Preferred Return of 10% per annum (the rate under that fund’s operating agreement is 9%), paid monthly when available for distribution. The Company’s preferred equity holds the same priority position as other preferred equity investors in Bequest Funds, LLC. Redemptions of the preferred equity are made at the discretion of the managers of Bequest Funds, LLC (who include Mr. Muneio) in accordance with the operating documents of that vehicle. In February 2026, Bequest Funds, LLC suspended payment of Operating Preferred Returns after identifying that it had, at various times, made Operating Preferred Return payments earlier than permitted under its operating agreement. In August 2026, Bequest Funds, LLC resumed payment of Operating Preferred Returns to the Company on a current-month basis; returns accrued during the suspension period remain outstanding, and accrued and unpaid preferred return was approximately $179,311 as of September 30, 2026. The Company’s June 30, 2026 recoverability assessment indicated coverage of approximately 100.7% of the senior investor claim in Bequest Funds, LLC, and no impairment was recorded; the margin is narrow and sensitive to the assumptions described in Note 11 to the unaudited interim financial statements (for example, eliminating the accrued-interest retention assumption would reduce coverage to approximately 99.7%). The Company’s ability to obtain redemptions of its preferred equity in Bequest Funds, LLC may be limited. See also Note 11 to the unaudited interim financial statements and Note 13 to the audited financial statements.

The Company’s third principal asset is a term loan to Nexa Asset Acquisitions LLC, an unaffiliated purchaser and collector of delinquent consumer receivables. On July 22, 2026, the Company advanced $712,165.50 under the loan. On July 27, 2026, the borrower made a required closing-date prepayment of $370,068, of which $361,318 was applied to principal and $8,750 reimbursed the Company’s transaction expenses. The loan bears interest at a stated rate of 10% per annum and matures three years after closing, subject to the Company’s option to extend the term by up to six months. It is repaid monthly from collections on the pledged receivables: collections are applied first to interest, then to scheduled straight-line principal over the 36-month term, then to additional principal until the Company has received 115% of the original principal, after which 75% of further collections are paid to the Company as additional interest, subject to a cap on total interest of 25% per annum. Interest not paid when due is added to principal. The loan is full-recourse to the borrower and, to the extent of a limited guaranty, to the servicing affiliate of the borrower, and is secured by a first-priority security interest in a defined pool of delinquent consumer receivables, together with related accounts, a pipeline of post-dated checks, all collections and proceeds, servicing rights and records, and a segregated collection account subject to a deposit account control agreement, perfected by UCC-1 financing statements. The loan is not secured by real property. As of September 30, 2026, the outstanding balance of the loan was approximately $300,924, including interest added to principal.

Company Investment Strategy

The Company invests, or may invest, in the following categories of assets:

Residential Mortgage Loans. The Company’s primary asset class is residential mortgage loans, including performing, re-performing, and non-performing first-lien and second-lien loans. A residential mortgage loan is generally treated as performing if the borrower is current on payments under the note, re-performing if the borrower has returned to current status for at least six months after a period of delinquency, and non-performing if the borrower has failed to make payments for at least 90 days.

Preferred Equity and Fund Interests. The Company may acquire preferred equity, limited partner, or similar interests in pooled investment vehicles and operating entities that themselves acquire and manage loans, real estate, or related instruments. Such interests typically entitle the Company to a stated preferred return and contractual redemption rights. As of September 30, 2026, the only entity the Company held a preferred equity interest in (or intends to acquire a preferred equity interest in) is Bequest Funds, LLC. Bequest Funds, LLC is an affiliate of BAM and its principals. See “Interest of Management and Others in Certain Transactions.”

Business Loans. The Company may acquire business loans and business notes originated in connection with business sales or working-capital financings. Where the Company acquires this asset class, it expects to evaluate the borrower’s business operations, business assets, the strength of any personal guaranty, and available collateral in order to assess creditworthiness and valuation.

Private Real Estate Loans. The Company may, on an opportunistic basis, originate or acquire private real estate loans extended to third-party real estate investors and rehabbers. The Company has not committed to specific economic terms, lien positions, or maturities for this asset class, and intends to evaluate any such loans on a case-by-case basis based on prevailing market conditions.

Speculative Debt-Related Sleeve. The Company may allocate up to 10% of its total invested capital to more speculative debt-related assets, which may include making loans secured by consumer loans, receivables (such as factoring, equipment finance, or merchant cash advance receivables), or other assets. In each case, the Company’s investment will be structured as a business loan or fund interest backed by these asset types. The Company does not expect to originate or acquire consumer loans directly. The business loan to a purchaser of consumer debt described above represents the Company’s first investment under this sleeve.

Investment Guidelines

The Company applies the following general guidelines in evaluating directly acquired residential mortgage loans:

●	Geography. Loans secured by real property located in the United States.

●	Lien Position. First-lien or second-lien mortgages.

●	Borrower Equity. Generally, a minimum of 20% borrower equity in the underlying property at the time of acquisition.

●	Target Gross Yield. Target gross yield of 8% to 14% on directly acquired loans.

●	Concentration. No single loan is expected to represent more than 5% of the Company’s invested capital. The Company has not adopted concentration limits by state of property location or by originator.

These guidelines are not investment covenants and may be adjusted by BAM and the Investment Committee from time to time as market conditions warrant. The Company has not adopted a target individual loan size; loan sizes are determined on a case-by-case basis.

Sourcing

The Company sources investments from a network of third-party loan originators, loan servicers, wholesale note sellers, secondary-market sellers, and other lending-industry participants, as well as from affiliates of BAM. Affiliated transactions are conducted on terms intended to be substantially equivalent to those that would apply to a similarly situated unaffiliated investor. See “Interest of Management and Others in Certain Transactions.”

Real Estate Loan Operations

For directly acquired residential mortgage loans, the Company conducts operations through four general stages prior to liquidation of a loan:

Administration. The Company sends each newly acquired loan to a licensed independent loan servicing company. The Company has used FCI Lender Services, Inc. as its loan servicer. Following onboarding, the Company sends required legal notices to the homeowner of the underlying property, reviews collateral files and the loan accounting, and records the assignment of mortgage in the appropriate jurisdictions to perfect the Company’s security interest.

Risk Management. The Company assesses the risks associated with holding each loan, including the status of any other liens on the underlying property, the property’s tax and insurance status, and any special liens or other title issues that could affect the Company’s collateral position. For non-performing loans (none of which were held as of December 31, 2025), or where defaults occur on a previously performing loan, management applies its experience in working out or modifying loans with the goal of returning borrowers to performing status.

Borrower Management. Routine borrower management is handled by the loan servicer. In the event a loan becomes non-performing, the Company follows up with the borrower to assess the homeowner’s intentions and determine the best course of action. Depending on the borrower’s circumstances, which can range from cooperative to hostile, and from solvent to in bankruptcy or deceased, management designs a plan that may involve modification, repayment terms, or, where appropriate, legal action. Where a loan was acquired with a warranty of performance from the seller, the Company will work with the seller to address default events covered by such warranty.

Loan Exit Strategies. The Company derives revenue from several exit strategies. Its primary exit strategy is to hold a loan and collect payments until the loan is refinanced, paid off, or sold. Depending on the cash flow and market value of a loan, the Company may continue to hold and service it or may sell the loan to a third party. Exit revenue may take the form of partial then full payments over time, full payments with arrears paid at exit, discounted or short-term payment of arrears combined with monthly payments, or various combinations thereof. The Company may also refinance or restructure loans, and may offer seller assistance in cases involving cooperative homeowners.

Preferred Equity and Fund Investments

For preferred equity, limited partner, and similar fund interests, the Company conducts due diligence on the sponsor, the underlying investment strategy, the contractual return profile, redemption rights, and reporting practices of the target vehicle. The Company’s preferred equity investment in Bequest Funds, LLC is described under “Operations During 2025” and “Interest of Management and Others in Certain Transactions.”

Operations During 2025

During the year ended December 31, 2025, the Company deployed bond proceeds across two principal investments:

Investment in Bequest Funds, LLC. During 2025, the Company acquired a preferred equity interest in Bequest Funds, LLC, with cash contributions totaling $2,932,000 during the year and a $450,000 withdrawal of invested capital in November 2025. Following the restatement of investor capital accounts by Bequest Funds, LLC, prepared with the assistance of WithumSmith+Brown, PC, $100,460 of preferred return paid or payable to the Company for 2025 was recharacterized as a return of capital. As a result, the Company recognized $8,940 of preferred return income for the year, and its investment in Bequest Funds, LLC was carried at $2,381,540 as of December 31, 2025. In January 2026, the Company made further cash contributions of $475,000, and the investment was carried at $2,856,540 as of June 30, 2026. Bequest Funds, LLC is an affiliate of BAM and its principals. See “Interest of Management and Others in Certain Transactions.”

Acquisition of Residential Second-Lien Mortgage Loan Portfolio. On December 2, 2025, the Company acquired a portfolio of 22 performing residential second-lien mortgage loans originated by an unaffiliated seller, Lendage, LLC d/b/a Achieve Loans, for an aggregate purchase amount of $1,502,895, including accrued interest. The loans were purchased from the seller by Bequest Legacy Fund I, LLC, an affiliate, acting as purchasing conduit, using funds advanced by the Company, and were transferred to the Company by bill of sale on the same day at Bequest Legacy Fund I, LLC’s cost, without markup or fee. The portfolio was carried at a fair value of $1,510,770 at December 31, 2025. FCI Lender Services, Inc. serves as the loan servicer for this portfolio. See “Interest of Management and Others in Certain Transactions.”

The Company did not acquire commercial real estate, real estate technology investments, business loans, or private real estate loans during 2025.

Recent Developments

Strategic Refocus on Private Credit. During the first quarter of 2026, the Company refocused its investment strategy more specifically on private credit opportunities, with primary emphasis on the residential mortgage loan and fund preferred equity strategies described under “Investment Strategy” above. As part of this refocus, the Company determined that it does not intend to pursue commercial real estate or real estate technology investments going forward, and the descriptions of those strategies that appeared in the Company’s offering circular and prior periodic reports no longer reflect the Company’s current investment focus.

Manager Change and Ownership Transfer. Bequest Asset Management, LLC was formed on March 31, 2026. On June 30, 2026, the Company entered into a new Management Services Agreement with BAM, replacing Bequest Capital, LLC as manager; BAM’s services and fee entitlement began on July 1, 2026. Effective July 1, 2026, all equity and ownership interests in the Company were transferred from Bequest Capital, LLC to BAM pursuant to a Transfer Agreement, and the Company’s Board authorized the issuance of the Company’s 75,000 authorized shares of common stock (par value $0.001 per share) to BAM.

Temporary Suspension of Payment of Operating Preferred Returns by Bequest Funds, LLC. In January 2026, Bequest Funds, LLC (which represented approximately 54% of the Company’s total assets as of December 31, 2025 and approximately 37% as of June 30, 2026) identified that it had, at various times, made operating preferred return payments earlier than permitted under its operating agreement. As of February 2026, Bequest Funds, LLC suspended payment of operating preferred returns while it evaluated the matter and determined appropriate remedial measures. Bequest Funds, LLC and Bequest Legacy Fund I, LLC (together, the “Affiliated Funds”) identified that they had used investor capital contributions to fund operating preferred return payments earlier than permitted under their operating agreements and voluntarily reported this matter to the U.S. Securities and Exchange Commission. The Company is not itself the subject of the SEC matter or related investigations, and to the Company’s knowledge the SEC has acknowledged the Affiliated Funds’ self-report but has not taken any further substantive action to date. In response to the matter, Bequest Funds, LLC engaged WithumSmith+Brown, PC to conduct a full forensic accounting, and Bequest Funds, LLC obtained an independent valuation of its portfolio and replaced its third-party fund administrator. In August 2026, Bequest Funds, LLC resumed payment of operating preferred returns to the Company on a current-month basis; amounts accrued during the suspension period remain outstanding. The Company intends to seek redemptions of portions of its investment in Bequest Funds, LLC as and when practicable following resumption of preferred return payments. Additionally, because Bequest Funds, LLC’s investigation is ongoing, the potential effects on the carrying value of the Company’s investment in Bequest Funds, LLC, the related receivable and payable balances with the Affiliated Funds, and the recognition of preferred return income in future periods cannot be reasonably estimated as of the date of this offering circular. See “Interest of Management and Others in Certain Transactions” and Note 13 to the Financial Statements.

Subsequent Acquisition of SA1248 Loan Portfolio. On May 19, 2026, the Company acquired a portfolio of 12 performing residential second-lien mortgage loans (the “SA1248 Portfolio”) from an unaffiliated third-party seller, Harwood Asset Management, LLC, in a transaction sourced through SitusAMC and governed by a Mortgage Loan Purchase Agreement governed by the laws of the State of Texas. The aggregate purchase price was $1,316,649.19, consisting of $1,303,876.50 of principal proceeds (representing approximately 87.39% of the aggregate unpaid principal balance of $1,492,023.32 as of the May 14, 2026 cut-off date) and $12,772.69 of accrued interest. The 12 loans are secured by owner-occupied single-family residential properties located in California, Nevada, Utah, Arizona, Georgia, Pennsylvania, New Jersey, Massachusetts, Virginia, and Illinois, bear stated interest rates ranging from 7.00% to 13.46% per annum, and have a weighted average note rate of approximately 10.10%. Standard repurchase remedies for document deficiencies under the Mortgage Loan Purchase Agreement remain available to the Company for 120 days following the closing.

The Company’s other 2026 loan purchases are described below. For the composition of the Company’s mortgage loan portfolio as of September 30, 2026, see “Current Company Investments” above.

Term Loan Secured by Delinquent Consumer Receivables. On July 22, 2026, the Company closed its term loan to Nexa Asset Acquisitions LLC, described under “Current Company Investments” above. Interest income from the loan is recognized from the closing date and is not reflected in the Company’s financial statements for 2025 or for the six months ended June 30, 2026.

Other Loan Purchases from Affiliates. During 2026, the Company acquired residential mortgage loans from affiliated funds in the following transactions, each under an executed mortgage loan purchase agreement, with pricing supported by an analysis benchmarked to the Company’s contemporaneous arm’s-length acquisitions and approved by the Investment Committee: (i) seven loans from Bequest Equity Fund V, LLC in January, February and April 2026 for an aggregate purchase price of $186,930 plus accrued interest; (ii) three loans from Bequest Equity Fund V, LLC on July 7, 2026 for $66,460; and (iii) on July 31, 2026, seven loans (six first-lien and one second-lien) from Bequest Funds, LLC with an aggregate unpaid principal balance of $520,382 and one second-lien loan from Bequest Legacy Fund I, LLC with an unpaid principal balance of $120,821, for a combined purchase price of $561,162, exclusive of accrued interest (approximately 87.5% of unpaid principal balance), which the Company paid in cash. On September 30, 2026, the Company acquired a further 23 loans from Bequest Funds, LLC for a purchase price of $1,046,010 (approximately 74% of their unpaid principal balance of $1,418,063), plus accrued interest of $4,844, of which $369,027 was paid at the seller’s direction to its lender to release 18 of the loans from a pledge, and five loans from Bequest Legacy Fund I, LLC for a purchase price of $414,564 (approximately 90% of their unpaid principal balance of $462,897), plus accrued interest of $5,651, for total funding of $1,471,070, which the Company paid in cash. See “Interest of Management and Others in Certain Transactions.”

Administrator and Bond Register. Effective July 1, 2026, Apex Group Ltd. succeeded Formidium Corp. as the Company’s fund administrator. In September 2026, the Company completed the transfer of its bondholder records from Industry FinTech (IFT) to the Agora investor platform, on which the Company now maintains its own register of the Bonds.

Reissued 2025 Audit Report. On September 29, 2026, Hill, Barth & King LLC reissued its report on the Company’s financial statements as of and for the year ended December 31, 2025, expressing an unmodified opinion that includes a section regarding substantial doubt about the Company’s ability to continue as a going concern. The reissued report replaces the auditor’s report dated May 15, 2026, in which the auditor disclaimed an opinion. The 2025 financial statements included in this offering circular reflect adjustments made in connection with the reissued audit, including measurement of mortgage loans at fair value and the recharacterization of $100,460 of 2025 preferred return from Bequest Funds, LLC as return of capital. As a result, the Company’s net loss for 2025 is $342,693, compared with $250,108 in the financial statements that accompanied the May 15, 2026 report.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion of the Company’s financial condition and results of operations should be read in conjunction with the Company’s audited financial statements as of and for the year ended December 31, 2025, the Company’s unaudited interim financial statements as of June 30, 2026 and for the six months ended June 30, 2026 and 2025, and the related notes, contained in this Offering Circular under “Financial Statements.” The following discussion contains forward-looking statements that reflect management’s plans, estimates, and beliefs. Actual results could differ materially from those discussed in any forward-looking statement. Unless otherwise indicated, the financial information discussed below is as of, or for the year ended, December 31, 2025.

The Company’s prior fiscal period was a partial period from the Company’s inception on February 15, 2024, through December 31, 2024 (the “Inception Period”). During the Inception Period, the Company had not yet been qualified to issue bonds under Regulation A, did not raise any bond capital, and did not hold any investment assets. As a result, the period-over-period comparisons in the discussion below are limited and, for many line items, are not meaningful.

Overview

The Company’s offering of bonds was qualified by the U.S. Securities and Exchange Commission under Regulation A on February 1, 2025, and the Company began selling bonds and deploying proceeds shortly thereafter. During the year ended December 31, 2025, the Company:

●	Issued bonds across six classes (Classes A, B, C, D, E, and F) under its qualified Regulation A offering, with 4,640 bonds outstanding as of December 31, 2025 and approximately $4,640,000 of aggregate principal reflected as payable to bondholders on the Company’s balance sheet at year end;

●	Acquired a preferred equity interest in Bequest Funds, LLC, with gross cash contributions of $2,932,000 during the year and a $450,000 withdrawal of invested capital, and recognized $8,940 of preferred return income after $100,460 of 2025 preferred return was recharacterized as return of capital, resulting in an investment carried at $2,381,540 at year end;

●	Acquired a portfolio of 22 performing residential second-lien mortgage loans in December 2025 through Bequest Legacy Fund I, LLC acting as purchasing conduit, with an amortized cost of approximately $1,499,561 and a fair value of $1,510,770 at year end; and

●	Held cash and cash equivalents of $437,249 at year end, available for redeployment into additional investments.

The Company recognized total investment income of $36,192 for the year and incurred total expenses of $390,857, resulting in a net investment loss of $(354,665). After net realized and unrealized gains of $11,972 on the Company’s mortgage loans and securities, the Company recognized a net loss of $(342,693) for the year ended December 31, 2025, compared to a net loss of $(38,142) for the Inception Period.

Results of Operations

Comparison of the Year Ended December 31, 2025 to the Inception Period (February 15, 2024, through December 31, 2024)

Investment Income. Total investment income was $36,192 for the year ended December 31, 2025, compared to $0 for the Inception Period. Investment income consisted of (i) $8,940 of preferred return income from the Company’s preferred equity interest in Bequest Funds, LLC, net of $100,460 of preferred return recharacterized as a return of capital following the restatement of investor capital accounts by Bequest Funds, LLC, (ii) $18,455 of interest income earned principally on the Company’s residential mortgage loan portfolio (substantially all of which was acquired in December 2025) and on short-term cash management positions held pending deployment, and (iii) $8,797 of dividend income from short-term money-market and similar liquidity instruments. The increase in investment income reflects the fact that the Company first deployed bond proceeds during 2025 following Regulation A qualification, whereas no investments were held during the Inception Period.

Operating Expenses. Total expenses were $390,857 for the year ended December 31, 2025, compared to $38,142 for the Inception Period, an increase of $352,715. The principal components of operating expenses for 2025 were:

●	Interest expense of $122,732, comprising interest accrued or paid on the Company’s outstanding bonds. Interest expense in the Inception Period was $1,988 and related to a related-party committed line of credit. The substantial increase in 2025 reflects the fact that the Company had no bonds outstanding during the Inception Period and began issuing bonds following Regulation A qualification on February 1, 2025.

●	Professional fees of $103,604, comprising legal, accounting, audit, tax, and similar professional service fees, including fees associated with the Regulation A offering, ongoing offering compliance, the Company’s first full audit cycle as an operating issuer, and various corporate matters. Professional fees were $21,000 in the Inception Period and increased materially in 2025 as the Company moved from formation activities to active offering and operations.

●	Management fees of $57,960, payable to the Parent (which is also the company’s manager) under the Management Services Agreement at an annualized rate of 3.0% of the Company’s invested capital, calculated as of the last calendar day of each month. No management fees were incurred during the Inception Period because the Company had no invested capital. Management fees grew over the course of 2025 as the Company’s invested capital base expanded.

●	Brokerage and commissions of $36,678, comprising selling commissions and similar costs paid in connection with the bond offering. None were incurred in the Inception Period.

●	Administration fees of $27,000, payable to Formidium Corp., the Company’s third-party fund administrator. None were incurred in the Inception Period.

●	Other expenses of $26,133, comprising bank fees, insurance, regulatory and ongoing filing costs, and other ordinary-course operating expenses. In addition, the Company incurred filing costs of $16,750 in 2025 and $15,154 in the Inception Period, relating principally to the Company’s formation, conversion to a Delaware corporation, and Regulation A qualification.

Realized and Unrealized Gains. The Company recognized $11,972 of net realized and unrealized gains for the year ended December 31, 2025, consisting of $422 of net realized gains on mortgage loan dispositions, $341 of net realized gains on short-term securities used in cash management, and $11,209 of net unrealized appreciation on the Company’s residential mortgage loan portfolio, which is measured at fair value under the Company’s Global Mortgage Loan Valuation Policy. There were no realized or unrealized gains or losses in the Inception Period.

Net Loss. The Company recognized a net loss of $(342,693) for the year ended December 31, 2025, compared to a net loss of $(38,142) for the Inception Period. The increased net loss principally reflects (i) the start-up nature of the Company’s operations during 2025, (ii) the timing mismatch between the issuance of interest-bearing bonds beginning in February 2025 and the deployment of bond proceeds into income-producing investments (with the most significant single deployment, the residential mortgage loan portfolio, occurring in December 2025 and therefore contributing only a partial month of interest income to 2025 results), (iii) the recharacterization of $100,460 of 2025 preferred return from Bequest Funds, LLC as return of capital, and (iv) the Company’s bearing of full-year fixed and variable operating expenses while only a portion of the Company’s capital base was deployed into income-producing assets during the year.

Comparison of the Six Months Ended June 30, 2026 to the Six Months Ended June 30, 2025

Investment Income. Total investment income was $258,755 for the six months ended June 30, 2026, compared to $1,233 for the six months ended June 30, 2025. Investment income consisted of $143,489 of preferred return accrued to the Company by Bequest Funds, LLC at 10% per annum under a side letter, all of which was receivable at June 30, 2026, and $115,266 of interest income on the Company’s mortgage loans, which increased as the portfolio grew from 22 loans at December 31, 2025 to 40 loans at June 30, 2026. Interest income includes $5,764 of November–December 2025 interest collected in January 2026. A $14,905 out-of-period correction of 2025 interest income, identified in September 2026, will be recorded in the third quarter of 2026; management has concluded that these amounts are not material.

Expenses. Total expenses were $620,167 for the six months ended June 30, 2026, compared to $76,857 for the six months ended June 30, 2025, principally reflecting interest expense on outstanding bonds of $261,802 (2025: $14,314), management fees of $104,480 (2025: $7,550), professional fees of $66,865 (2025: $26,612), administration fees of $18,000 (2025: $9,000), and other expenses of $167,195 (2025: $2,631), principally operating and platform costs of the offering.

Net Loss. After net realized and unrealized gains on mortgage loans of $12,714, the Company recognized a net loss of $(348,698) for the six months ended June 30, 2026, compared to a net loss of $(75,194) for the six months ended June 30, 2025, as conformed to the presentation adopted in the reissued 2025 financial statements (a net loss of $(52,371) was reported for that period in the Company’s previously filed Form 1-SA).

Financial Condition at June 30, 2026. At June 30, 2026, total assets were $7,773,628, consisting principally of cash and cash equivalents of $1,744,436, the investment in Bequest Funds, LLC of $2,856,540, and mortgage loans at a fair value of $2,909,968 (40 loans with an aggregate unpaid principal balance of $3,363,406). Payable to bondholders was $8,413,633, of which $2,786,868 was classified as current, and the accumulated deficit was $729,533. During the six months ended June 30, 2026, the Company sold $4,234,000 of bonds, added $22,416 of interest to bond principal at bondholders’ election, settled $483,150 of bond principal, purchased mortgage loans for $1,488,785 (principal proceeds), and contributed $475,000 to Bequest Funds, LLC.

Liquidity and Capital Resources

Sources of Liquidity. The Company’s principal sources of liquidity during 2025 were (i) gross proceeds from the sale of bonds under the Company’s Regulation A offering, (ii) cash flows generated by the Company’s investments, including preferred return distributions and a $450,000 withdrawal from Bequest Funds, LLC, scheduled mortgage loan payments received in late 2025, and dividend and interest income on short-term cash management positions, and (iii) interest income on cash on hand. As of December 31, 2025, the Company held $437,249 of cash and cash equivalents and a $2,381,540 investment in Bequest Funds, LLC. The Company’s interest in Bequest Funds, LLC is redeemable in accordance with the operating documents of that vehicle, and Bequest Funds, LLC retains discretion over the timing and amount of any redemption. Bequest Funds, LLC suspended payment of operating preferred returns from February 2026 through July 2026 and resumed payments to the Company on a current-month basis in August 2026; amounts accrued during the suspension remain outstanding, and the Company should not assume that it will be able to obtain partial redemptions of its interest on request. The Company is therefore relying primarily on cash on hand, scheduled mortgage loan and term loan payments, and continued bond proceeds to fund its operations and bondholder obligations. As of June 30, 2026 and September 30, 2026, the Company held cash and cash equivalents of $1,744,436 and approximately $676,000, respectively. On September 30, 2026, the Company used $1,471,070 of cash to fund the purchases of mortgage loans from affiliated funds described under “Description of Business — Recent Developments,” which materially reduced its available cash.

Bond Offering. The Company’s Regulation A bond offering commenced in Q1 2025 and is being conducted on a continuous basis. The offering authorizes the issuance of up to $75,000,000 of bonds in any 12-month period. During the year ended December 31, 2025, the Company issued bonds across six classes (Classes A, B, C, D, E, and F) bearing the stated coupon rates and term characteristics described in the Company’s offering circular. As of December 31, 2025, the aggregate principal amount reflected as payable to bondholders on the Company’s balance sheet, net of principal redemptions, was approximately $4,640,000. Bond proceeds were the Company’s primary source of new capital during 2025, and management expects bond proceeds to remain the Company’s primary source of new capital during 2026 and 2027.

Uses of Liquidity. The Company’s principal uses of liquidity during 2025 were (i) the acquisition of a preferred equity interest in Bequest Funds, LLC (gross contributions of $2,932,000), (ii) the acquisition of the residential mortgage loan portfolio (aggregate cost of approximately $1,503,319), (iii) the payment of cash interest on outstanding bonds and scheduled principal redemptions to bondholders, and (iv) the payment of operating expenses described under “Results of Operations” above. Net cash used in investing activities was $3,901,628 for the year, after $529,170 of withdrawals and return of capital from Bequest Funds, LLC and net proceeds from short-term securities used in cash management.

Material Commitments. The Company has no material commitments for capital expenditures as of December 31, 2025, and does not anticipate making any material capital expenditures during 2026. The Company is obligated to pay (i) interest and, in the case of certain bond classes, scheduled principal payments on its outstanding bonds in accordance with the terms of those bonds, (ii) management fees under the Management Services Agreement (from July 1, 2026, at an annualized rate of 3.0% of the Company’s assets under management, calculated on the aggregate fair value of its assets; previously 3.0% of invested capital), and (iii) administration, professional, and other operating expenses incurred in the ordinary course. The Company expects to fund these obligations from cash on hand, cash flows generated by its investments, partial redemptions from Bequest Funds, LLC if needed, and additional bond proceeds from the continued offering.

Off-Balance Sheet Arrangements. As of December 31, 2025, the Company did not have any off-balance sheet arrangements that have, or are reasonably likely to have, a current or future effect on the Company’s financial condition, results of operations, liquidity, capital expenditures, or capital resources that are material to investors.

Going Concern. The auditor’s report on the Company’s financial statements for the period ended December 31, 2024 included a going concern section, which reflected the fact that, at that time, the Company had been recently incorporated and had not yet been capitalized or begun operations. During 2025, the Company received Regulation A qualification, raised bond capital, deployed capital into both fund and direct loan investments, and began generating investment income. The auditor’s report dated September 29, 2026 on the Company’s financial statements for the year ended December 31, 2025 expresses an unmodified opinion and includes a Substantial Doubt about the Company’s Ability to Continue as a Going Concern section. Based on the Company’s limited operating history, recurring operating losses, accumulated deficit ($380,835 as of December 31, 2025 and $729,533 as of June 30, 2026), and dependence on external financing to fund operations over the next twelve months, substantial doubt about the Company’s ability to continue as a going concern has not been alleviated. The matters relating to Bequest Funds, LLC described under “Description of Business — Recent Developments,” including a recoverability coverage margin at June 30, 2026 of approximately 0.7% of the senior investor claim, are an additional constraint on the Company’s liquidity. In addition, on September 30, 2026, the Company funded $1,471,070 of mortgage loan purchases from affiliated funds, which materially reduced its available cash.

Reissued Audit Report. In a report dated May 15, 2026, the Company’s independent auditor, Hill, Barth & King LLC, disclaimed an opinion on the Company’s financial statements for the year ended December 31, 2025, citing the matters then described in that report, including the fair value of the Company’s investments, the recorded liability to bondholders and its classification, the provision for income taxes, and subsequent-period financial information. After obtaining additional audit evidence on those matters, the auditor reissued its report on September 29, 2026 with an unmodified opinion, which includes the going concern section described above. The 2025 financial statements included in this offering circular are the reissued financial statements, and figures for 2025 in this offering circular have been conformed to them. The interim financial statements as of and for the six months ended June 30, 2026 are unaudited and have been prepared by management.

We believe that we have sufficient capital to continue to fund our expenses over the next twelve months. However, the Company cannot provide assurance that its existing assets will generate sufficient cash flow to repay all bonds in full. As of September 30, 2026, the Company had approximately 305 investor accounts holding bonds of the Company, with outstanding bond principal of approximately $9,987,000 (before payments made on October 1, 2026), including approximately $727,000 of bonds issued in a private placement under Rule 506(b) of Regulation D, of which approximately $3,155,000 was classified as current (redeemable, or scheduled to mature or amortize, within twelve months), and the Company held approximately $676,000 in cash, which it could use to satisfy potential redemptions. In April 2026, the Company received a written request from a holder of Series A Class C Bonds (approximately $50,000 of principal) for early repayment of those Bonds, which remained unresolved until the holder renewed the request in September 2026 following the scheduled maturity of those Bonds. In September 2026, the Company approved the redemption of approximately $27,080 of Series A Class C Bonds held by another investor. The Company expects to pay both from cash on hand once each holder’s instructions are finalized, and their payment does not depend on proceeds of this offering. As of September 30, 2026, these two requests, totaling $77,080, are the only redemption requests the Company has received.

The Company currently has no binding agreements, arrangements or understandings with any person to obtain funds through bank loans, lines of credit or any other sources. We do not have any external sources of capital, other than potential advances from our Parent to provide funds for our operations or help us acquire assets. Our Parent, however, is under no obligation to advance us any funds.

Plan of Operation, Trend Information, and Recent Developments

Continued Capital Deployment. As of December 31, 2025, the Company held $437,249 of cash and cash equivalents and a $2,381,540 investment in Bequest Funds, LLC. The Company expects to continue deploying available capital into directly held residential mortgage loans. Because the residential mortgage loan portfolio acquired in December 2025 contributed only a partial month of interest income to 2025 results, the full-year impact of that portfolio on interest income was first reflected in 2026. During 2026, the Company acquired the SA1248 Portfolio of 12 residential second-lien mortgage loans from an unaffiliated seller on May 19, 2026 for approximately $1,316,649, and acquired loans from affiliated funds in January, February, April, July and September 2026, as described under “Description of Business — Recent Developments.” As of September 30, 2026, the Company held 80 mortgage loans with an aggregate unpaid principal balance of approximately $6,185,000. On July 22, 2026, the Company closed its term loan to Nexa Asset Acquisitions LLC, secured by a pool of delinquent consumer receivables, representing the Company’s first investment in this asset class; its outstanding balance was approximately $300,924 as of September 30, 2026. Interest income from the SA1248 Portfolio, the 2026 affiliate purchases and the term loan is recognized from the respective acquisition dates.

Bond Issuance and Deployment Timing. The Company’s net interest margin, the difference between investment income earned on deployed capital and interest expense incurred on outstanding bonds, is sensitive to the pace at which bond proceeds are raised relative to the pace at which proceeds are deployed into income-producing assets. To the extent bond proceeds accumulate ahead of suitable investment opportunities, the Company will continue to incur interest expense on undeployed capital.

Strategic Refocus on Private Credit. During the first quarter of 2026 the Company refocused its investment strategy more specifically on private credit opportunities, with primary emphasis on residential mortgage loans and fund preferred equity strategies. As part of this refocus, the Company determined that it does not intend to pursue commercial real estate or real estate technology investments going forward. The Company does not expect this refocus to result in the disposition of any existing assets or any near-term change to results of operations beyond the absence of contemplated commercial real estate or real estate technology investments.

Management Transition. On June 30, 2026, the Company entered into a new Management Services Agreement with Bequest Asset Management, LLC, replacing Bequest Capital, LLC as manager effective July 1, 2026, on which date ownership of the Company was transferred to BAM, and the Investment Committee was reconstituted in connection with the management transition. Effective July 15, 2026, Mr. Saenz resigned as President and as a director of the Company. Mr. Saenz continues to hold ownership and management interests in certain affiliates of the Company, as described under “Interest of Management and Others in Certain Transactions.” In connection with his departure, Mr. Muneio assumed the role of President in addition to serving as Chief Executive Officer, and the Management Team and Board of Directors were reconstituted accordingly. Mr. Saenz also transferred his membership interest in Bequest Asset Management, LLC, the Company’s parent, which was redistributed among Mr. Friedman, and Mr. Keefe; the resulting membership percentages are approximately 42.5% held by Mr. Muneio, 28.75% by Mr. Friedman, and 28.75% by Mr. Keefe. As a result of the foregoing, control of the Company changed with the transfer of its ownership to BAM effective July 1, 2026.

Interest Rate and Credit Environment. The Company’s results of operations are sensitive to changes in market interest rates and to the credit performance of the borrowers underlying the Company’s residential mortgage loan portfolio and the assets held by Bequest Funds, LLC. Sustained increases in market interest rates could increase the cost of new bond issuances, while sustained decreases could compress yields available on new mortgage loan acquisitions. Adverse credit developments at the borrower or sponsor level could affect the realizability of the Company’s investments. Management monitors these conditions on an ongoing basis as part of its investment underwriting and ongoing portfolio management processes.

Other Trends, Uncertainties, and Demands. In addition to the matters described herein elsewhere in this offering circular, the Company operates in a market environment characterized by ongoing economic and financial uncertainty. These uncertainties include, but are not limited to, fluctuations in interest rates, inflationary pressures, evolving monetary policy, and changing conditions in the credit and capital markets.

MANAGEMENT

Management Structure

The Company is controlled by its Parent, Bequest Asset Management, LLC (“BAM”), which has owned 100% of the common shares of the Company since July 1, 2026 and administers the Company pursuant to a Management Services Agreement dated June 30, 2026 (the “Management Services Agreement”), under which BAM’s services began on July 1, 2026. The Company was previously controlled and administered by Bequest Capital, LLC from June 2, 2025 through June 30, 2026 (pursuant to the Management Services Agreement originally dated April 1, 2024, as assigned to Bequest Capital, LLC by LMMS Management, LLC), and by LMMS Management, LLC from the Company’s inception through June 1, 2025 (pursuant to the original Management Services Agreement). LMMS Management, LLC has since been dissolved.

The Company has a Board of Directors consisting of two (2) members. As of the date of this offering circular, the Board of Directors consists of Shawn Muneio and David Friedman. Mr. Friedman replaced P. James Hirchak, Jr. as a director and as the principal officer fulfilling the Chief Financial Officer function for the Company, effective September 15, 2025. Each director holds office until his successor is duly elected and qualified, or until his earlier resignation or removal.

The Management Team

The Management Team has the sole right to manage the business of the Company and to make any decisions with respect thereto. No Bondholder shall take part in, or interfere in any manner with the management, conduct or control of the business and affairs of the Company and shall not have any right or authority to act for or bind the Company. The Bondholders have no right to elect the Manager or vote for its removal and shall have no right to manage the Company. A copy of the Management Agreement, and its assumption by BAM, is attached hereto as Exhibit 5.3 to the Company’s preliminary offering circular.

Officers

BAM shall have the power to appoint officers to assist it in managing the daily operations of the Company. The current officers and their relevant business experience are as follows:

Shawn Muneio—Director, Chief Executive Officer and President. Mr. Muneio is a co-founder and 50% owner of Bequest Capital, LLC, the Company’s former sole stockholder and manager, and serves as Managing Partner of Bequest Asset Management, LLC, the Company’s sole stockholder and manager. Mr. Muneio is responsible for overseeing investment strategies, managing operational risk, and ensuring compliance with applicable securities and commodities laws and regulations. Mr. Muneio has extensive experience managing Regulation D 506(c) and Regulation A funds across private credit, distressed debt, fixed income, and energy infrastructure investments, and has previously held senior leadership roles, including Chief Operating Officer and Chief Investment Officer, at hedge fund startups and other investment management firms. Prior to his fund management career, Mr. Muneio spent approximately 16 years in senior roles at Fortune 100 companies, leading global infrastructure investments and product development initiatives. Mr. Muneio holds a Bachelor of Science in Management Information Systems and an Executive MBA, both from the University of South Florida. Mr. Muneio is also a principal of NDF1, LLC and is a Managing Partner of Bequest Funds, LLC.

David Friedman—Director and Chief Financial Officer. Mr. Friedman has served as a director and as the Chief Financial Officer of the Company since September 15, 2025, succeeding P. James Hirchak, Jr. in those roles. Mr. Friedman also serves as the Chief Financial Officer of Bequest Asset Management, LLC, the Company’s manager. Mr. Friedman has more than 30 years of experience in accounting, finance, and investment operations, with roles spanning accounting, financial planning and analysis, investment banking, corporate development, investor relations, private equity, mergers and acquisitions, and family office leadership. From January 2007 to January 2017, Mr. Friedman served as Managing Director of Rockridge Capital Holdings, LLC, the family investment office for the late Frederick DeLuca, founder of Subway Restaurants. From January 2017 through his appointment with the Company on September 15, 2025, Mr. Friedman served as Managing Director of Warwick Capital Group, a private equity firm backed by a single-family office. Earlier in his career, Mr. Friedman also held Chief Financial Officer positions at various privately held companies. Mr. Friedman holds a Bachelor of Science in Business Administration in Finance and Economics from Western New England University.

James Keefe—Chief Commercial Officer. Mr. Keefe was promoted to Chief Commercial Officer of Bequest Capital, LLC effective January 1, 2025, and holds the same role with Bequest Asset Management, LLC, the Company’s manager since July 1, 2026. Prior to his promotion, Mr. Keefe served in marketing, investor relations, and business development roles at Bequest Capital, LLC from September 2022 through December 2024. Mr. Keefe is also a member of the Investment Committee. Mr. Keefe has worked across a wide range of industries, including academia, non-profit, biotechnology, and investment management, with approximately 10 years of experience in investor relations management and support. Prior to joining Bequest Capital, LLC in September 2022, Mr. Keefe served in senior product development roles at United Therapeutics Corporation, a publicly traded biopharmaceutical company, from June 2019 to August 2022.

Involvement in Certain Legal Proceedings

No executive officer, member of the Manager, or significant employee or control person of our Company has been involved in any legal proceeding listed in Item 401(f) of Regulation S-K in the past 10 years.

MANAGEMENT COMPENSATION

Our directors and executive officers will not be separately compensated by us, but are instead compensated by our Parent, Bequest Asset Management, LLC, which owns 100% of our common units, and is entitled to receive 100% of the profits of the Company after it repays the Bonds and all other debts. In addition to its ownership of Common Units, the Parent has a Management Services Agreement with the Company under which it is entitled to receive certain fees and reimbursements:

Fee	Timing of the Fee	Amount or Description of Fee
Management Fee	The Management Fee shall be invoiced by the Manager not later than the fifteenth (15th) day of the following month and paid by the Company within fifteen (15) Business Days of receipt of such invoice.	The Company pays BAM Manager a management fee accruing daily and payable monthly in arrears, equal to one-twelfth (1/12) of three percent (3.00%) of the Company’s AUM, calculated as of the last calendar day of each month.

Acquisition Fee	The Acquisition Fee shall be earned upon the closing of each transaction and paid to the Manager not later than fifteen (15) Business Days following such closing.	The Company pays BAM acquisition fees on investments acquired by the Company, calculated on a tiered basis ranging from 4.0% to 1.0% of the applicable gross purchase price of a particular asset. For each transaction, the Company will pay a 4% acquisition fee on the first $1,000,000, followed by a 3% acquisition fee on any amount between $1,000,000 and $5,000,000, followed by a 2% acquisition fee on any amount between $5,000,000 and $10,000,000, followed by a 1% acquisition fee on any amount above $10,000,000. Investments in or acquisitions from Affiliates of the Manager shall be eligible for the Acquisition Fee. Total fees are difficult to determine at this time, but are estimated in the section entitled “Use of Proceeds,” above.

Disposition Fee	The Disposition Fee shall be earned upon closing of the applicable sale and paid to the Manager not later than fifteen (15) Business Days following such closing.	The Company will pay BAM a disposition fee equal to one percent (1.00%) of the Gross Sale Price (as defined in the Management Services Agreement) of any Investment sold by the Company to a third party. No Disposition Fee shall be payable in respect of (a) the scheduled or contractual repayment, redemption, or refinancing of an Investment by the underlying obligor; (b) the maturity or pay-off of a loan in the ordinary course; or (c) the partial or complete redemption of a preferred equity, limited partner, or similar interest by the issuer thereof. Sales of Investments to Affiliates of the Manager shall be eligible for the Disposition Fee

Financing Fee	The Financing Fee shall be earned upon the closing or effectiveness of the applicable Credit Facility (or, in the case of an upsize, upon the effectiveness of such upsize) and paid to the Manager not later than fifteen (15) Business Days thereafter.	The Company will pay BAM a financing fee equal to one percent (1.00%) of the maximum principal amount available to be drawn under any credit facility, loan, line of credit, repurchase facility, warehouse facility, or other arrangement for borrowed money entered into by the Company that is arranged by the Manager

Reimbursable Expenses	The Manager shall submit invoices for Reimbursable Expenses with supporting documentation no less frequently than monthly, and the Company shall pay such invoices within fifteen (15) Business Days of receipt.	The Company shall reimburse the Manager for the following out-of-pocket expenses actually and reasonably incurred by the Manager in connection with the Services (a) fees and expenses of third-party service providers engaged on behalf of the Company, including loan servicers, custodians, fund administrators, transfer agents, auditors, accountants, tax advisors, counsel, and bond placement agents; (b) expenses associated with the offering, qualification, and ongoing compliance of the Bonds, including filing fees, “blue sky” fees, and offering circular preparation costs; (c) marketing and investor relations expenses; (d) due diligence expenses (including travel, third-party reports, and broken-deal expenses) incurred in connection with proposed Investments, whether or not consummated, provided that broken-deal expenses shall be allocated fairly among the Company and any other vehicle managed by the Manager that would have shared in the opportunity; (e) loan servicing fees, custodial fees, and transaction-level expenses incurred at the Investment level; (f) directors and officers, errors and omissions, and other insurance premiums maintained for the benefit of the Company; (g) regulatory filing fees, franchise taxes, and other governmental charges payable by the Company; and (h) any other expenses approved by the Company’s Board of Directors.

Any amount payable pursuant to the Management Services Agreement that is not paid when due shall accrue interest at a rate equal to the lesser of (a) the prime rate published in the Wall Street Journal on the date such payment was due plus two percent (2.00%) per annum, and (b) the maximum rate permitted by applicable law, in each case from the date due until paid in full.

As the owner of the Company, BAM will have the right to receive any proceeds after the Bondholders receive their interest. The amount of profits BAM will receive from owning the Company depends on a number of factors, including:

●	How much capital is raised in the Offering;

●	The investment returns the Company can achieve;

●	When those returns are achieved (the Company might not achieve the same return every year);

●	When the Company pays interest to Investors; and

●	The amount of expenses the Company incurs.

Given these variables, it is impossible to predict with any accuracy how much money BAM (and by extension, its owners and officers) will make from owning the Company.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Management Affiliates

Mr. Saenz and Mr. Muneio are principals in other companies involved in affiliated businesses. These Affiliates include, but are not limited to: Bequest Capital, LLC Bequest Legacy Fund I, LLC and Bequest Funds, LLC, Bequest Equity Fund V, LLC, CMJV2, LLC, CMJV3, LLC, Bequest Energy Fund I, LLC, NDF1, LLC, Lighted Signs Direct, Inc., MAK Business Resources, LLC, 2nd Chance Funding, LLC, New Day Funding, LLC and STM Properties, LLC.

The disclosure threshold for interested party transactions is the lesser of $120,000 and one percent of the average of the Company’s total assets at year’s end for the last two completed fiscal years, is approximately $21,987 for the year ended December 31, 2025, calculated as one percent of the average of the Company’s total assets at December 31, 2024 ($16,750) and at December 31, 2025 ($4,380,599). The transactions and relationships described below either exceeded that threshold during the reporting period or are otherwise material to an understanding of the Company’s relationships with its directors, Designated Officers, sole stockholder, and affiliates.

The Company is controlled, directly or indirectly, by Shawn Muneio and the other members of the Management Team. Mr. Muneio and the other members of the Management Team together own 100% of the membership interests in Bequest Asset Management, LLC, which in turn owns 100% of the issued and outstanding common stock of the Company. As a result, the relationships and transactions described herein involve inherent conflicts of interest.

Policy for Investments in Affiliates

A large portion of the funds raised in this Offering may be invested in companies owned and/or operated by affiliates of the Manager. The Company will determine the amount that it will invest in each of these companies and all investments will be made on the same terms and conditions that other third-party investors may invest in these companies. In all situations, the Company will ensure that the purchased assets are valued at market level pricing and will not pay a price in excess of such valuation for such assets. While the Company will take such steps to attempt to conduct these transactions at fair market value, there is no assurance that the Company will not overpay for these investments.

To ensure that the purchased assets are valued at market level pricing and that the company does not pay more than market level, the Company implements a comprehensive valuation and acquisition process. This process includes the following steps:

1. Market Research and Analysis:

Market Data: Utilize comprehensive market data from reliable sources to assess the current market trends, pricing, and demand for the types of assets being considered.

Economic Indicators: Monitor economic indicators and real estate market trends that could impact asset values, ensuring that our valuations are aligned with broader market conditions.

2. Internal Valuation Expertise:

In-House Analysts: Leverage the expertise of our in-house real estate analysts and valuation experts who will conduct detailed due diligence and perform their own valuation assessments.

Valuation Models: Develop and use sophisticated valuation models that incorporate numerous factors, including income potential, location, market trends, and risk assessments, to arrive at an accurate market value.

3. Due Diligence Process:

Comprehensive Due Diligence: Perform extensive due diligence on each potential acquisition, including financial analysis, property inspections, legal reviews, and environmental assessments.

Risk Assessment: Evaluate potential risks associated with each asset, such as market volatility, tenant stability, and property condition, and factor these risks into the valuation.

4. Negotiation Strategy:

Target Pricing: Establish target pricing based on the independent valuations and market analysis and adhere to these pricing guidelines during negotiations.

Negotiation Leverage: Use our findings from due diligence and market research as leverage during negotiations to ensure that we do not overpay for any asset.

5. Oversight and Governance:

Investment Committee Review: All potential acquisitions will be reviewed and approved by an investment committee composed of experienced professionals who will ensure that each purchase meets our valuation criteria.

Conflict of Interest Policies: Implement strict conflict of interest policies to ensure that all transactions are conducted at arm’s length and in the best interest of our investors.

By employing these rigorous valuation and acquisition procedures, the Company intends to ensure that all purchased assets are valued at market level pricing and that the Company does not pay a price more than such valuations. This disciplined approach not only protects our investors’ interests but also enhances the overall financial performance and stability of our investment portfolio.

Investment in Bequest Funds, LLC

During the year ended December 31, 2025, the Company acquired and held a preferred equity interest in Bequest Funds, LLC, an affiliate of the Company. Bequest Funds, LLC is a Regulation D 506(c) private fund. Mr. Saenz and Mr. Muneio serve as Managing Partners of Bequest Funds, LLC and have ownership interests in its sponsor.

For the year ended December 31, 2025, the Company’s transactions with Bequest Funds, LLC were as follows:

●	Cash contributions to Bequest Funds, LLC: $2,932,000;

●	Withdrawal of invested capital: $450,000 (November 2025), and cash received during the year and subsequently recharacterized as return of capital: $79,170;

●	Preferred return income recognized: $8,940, net of $100,460 recharacterized as return of capital following the restatement of investor capital accounts by Bequest Funds, LLC; a return-of-capital receivable of $21,290 at December 31, 2025 (reported in due from affiliates) was collected on January 2, 2026; and

●	Investment in Bequest Funds, LLC at December 31, 2025: $2,381,540. In January 2026, the Company made further cash contributions of $475,000, and the investment was carried at $2,856,540 at June 30, 2026, with accrued preferred return of $143,489 receivable at that date.

The Company invested in Bequest Funds, LLC on the same terms as other similarly situated investors in that vehicle, including the same preferred return rate, redemption mechanics, and reporting practices.

Subsequent to December 31, 2025, Bequest Funds, LLC identified that it had, at various times, made operating preferred return payments earlier than permitted under its operating agreement. As of February 2026, Bequest Funds, LLC suspended payment of operating preferred returns while it evaluated the matter and determined appropriate remedial measures. Bequest Funds, LLC and Bequest Legacy Fund I, LLC (together, the “Affiliated Funds”) voluntarily reported this matter to the U.S. Securities and Exchange Commission. The Company is not itself the subject of the SEC matter or related investigations, and to the Company’s knowledge the SEC has acknowledged the Affiliated Funds’ self-report but has not taken any further substantive action to date. In response, Bequest Funds, LLC’s legal counsel engaged WithumSmith+Brown, PC to conduct a full forensic accounting, and Bequest Funds, LLC obtained an independent portfolio valuation and replaced its third-party fund administrator. Because this evaluation is ongoing, the potential effects on the carrying value of the Company’s investment in Bequest Funds, LLC, the related receivable and payable balances with Bequest Funds, LLC, and the recognition of preferred return income in future periods cannot be reasonably estimated as of the date of this offering circular. The Company’s preferred returns continue to accrue, Bequest Funds, LLC resumed payment of operating preferred returns to the Company on a current-month basis in August 2026 (amounts accrued during the suspension remain outstanding), and the Company intends to seek redemptions as and when practicable following resumption. See also Note 13 to the financial statements included in this offering circular.

Committed Line of Credit from Bequest Legacy Fund I, LLC

The Company is party to a Committed Line of Credit Note dated April 8, 2024 (the “Line of Credit”) with Bequest Legacy Fund I, LLC, an affiliate of the Company. The Line of Credit has a drawdown limit of $100,000, bears interest at 12.0% per annum on outstanding balances, and was originally scheduled to mature on April 8, 2025. The maturity of the Line of Credit was extended on the same terms as the original Line of Credit, and the Line of Credit remains outstanding as of the date of this offering circular.

As of December 31, 2024, the outstanding balance under the Line of Credit (including accrued interest) was $37,307. During the year ended December 31, 2025, the Company did not pay any interest in cash to Bequest Legacy Fund I, LLC under the Line of Credit; instead, accrued interest was added to the principal balance. As of December 31, 2025, the outstanding balance under the Line of Credit (including accrued interest) was $51,462 ($54,129 as of June 30, 2026).

Purchases of Mortgage Loans from Affiliates

The Company has acquired, and may continue to acquire, residential mortgage loans from affiliated funds. Bequest Funds, LLC, Bequest Legacy Fund I, LLC and Bequest Equity Fund V, LLC are managed by affiliates of BAM and its principals, and BAM is entitled to acquisition fees on these purchases under the Management Services Agreement.

Achieve portfolio (December 2025). The Company’s December 2, 2025 acquisition of 22 residential second-lien mortgage loans originated by Lendage, LLC d/b/a Achieve Loans, an unaffiliated seller, was made through Bequest Legacy Fund I, LLC, an affiliate, acting as purchasing conduit. The Company advanced the full purchase amount of $1,502,895 (including accrued interest) to Bequest Legacy Fund I, LLC, which purchased the loans under its loan purchase agreement with the seller and transferred them to the Company by bill of sale on the same day at its cost, without markup or fee. Because the Company is not a party to that agreement, any repurchase or other remedies against the seller must be pursued through Bequest Legacy Fund I, LLC. January 2026 collections of $3,203 on these loans were remitted to Bequest Legacy Fund I, LLC and were collected by the Company in September 2026.

Loans from Bequest Equity Fund V, LLC. In January, February and April 2026, the Company acquired seven residential mortgage loans from Bequest Equity Fund V, LLC for an aggregate purchase price of $186,930 plus accrued interest, at prices of approximately 66% to 100% of unpaid principal balance (approximately 82% in aggregate), and on July 7, 2026 it acquired three further loans for $66,460.

Loans from Bequest Funds, LLC and Bequest Legacy Fund I, LLC. On July 31, 2026, the Company acquired seven loans from Bequest Funds, LLC (unpaid principal balance $520,382) and one loan from Bequest Legacy Fund I, LLC (unpaid principal balance $120,821) for a combined purchase price of $561,162, exclusive of accrued interest, which the Company paid in cash. On September 30, 2026, the Company acquired 23 loans from Bequest Funds, LLC and five loans from Bequest Legacy Fund I, LLC for total funding of $1,471,070, as described under “Description of Business — Recent Developments.”

Each purchase was made under an executed mortgage loan purchase agreement (or, for the Achieve portfolio, a bill of sale), with pricing supported by an analysis benchmarked to the Company’s contemporaneous arm’s-length acquisitions of comparable loans from unaffiliated sellers and approved by the Investment Committee.

Bond Holdings by Directors, Officers, and Affiliates

P. James Hirchak, Jr., who served as a director and as the principal officer fulfilling the Chief Financial Officer function for the Company through September 15, 2025, holds Class A bonds of the Company in the aggregate principal amount of $5,000. This holding does not exceed the disclosure threshold under this Item 5 individually, but is disclosed for the avoidance of doubt given Mr. Hirchak’s prior role with the Company. To the knowledge of the Company, no other current or former director or Designated Officer, and no immediate family member of any director or Designated Officer, holds any of the Company’s bonds in an amount that exceeds the disclosure threshold under this Item 5.

Management Services Agreement and Management Fees

The Company is managed pursuant to a Management Services Agreement (the “Management Agreement”), which has been in effect since the Company’s inception. The Management Agreement was terminated as of June 30, 2026 and replaced with a new Management Services Agreement dated June 30, 2026 (“New Management Agreement”) with Bequest Asset Management, LLC, under which services began on July 1, 2026. The counterparty providing services to the Company were as follows:

●	From January 1, 2025, through June 1, 2025, services under the Management Agreement were provided by LMMS Management, LLC, the original counterparty under the Management Agreement (dated April 1, 2024). LMMS Management, LLC was at the time owned by Bequest Capital, LLC, which itself is owned 50/50 by Mr. Muneio and Mr. Saenz. LMMS Management, LLC has since been dissolved.

●	From June 2, 2025, through June 30, 2026, services under the Management Agreement were provided by Bequest Capital, LLC, the Company’s sole stockholder, pursuant to an Assignment of Management Services Agreement dated June 2, 2025, by which LMMS Management, LLC assigned all of its right, title, and interest in the Management Agreement to Bequest Capital, LLC. As of the date of this offering circular, Bequest Capital, LLC is owned 50/50 by Mr. Muneio and Mr. Saenz.

●	Effective July 1, 2026, services to the Company are provided by Bequest Asset Management, LLC (“BAM”), pursuant to the New Management Agreement dated June 30, 2026. As of the date of this offering circular, BAM is owned by Mr. Muneio (approximately 42.5%), Mr. Friedman (approximately 28.75%), and Mr. Keefe (approximately 28.75%), and is expected to remain majority owned and controlled by the Management Team for the foreseeable future. BAM has commenced a private offering of its Class B Units under Rule 506(b) of Regulation D, which it expects to follow with an offering under Regulation Crowdfunding; if those offerings are completed, outside investors may be admitted as members of BAM.

Under the Management Services Agreement, the Company pays (i) a monthly management fee equal to an annualized rate of 3.0% of the Company’s assets under management, calculated based on the aggregate fair value of the Company’s assets without reduction for liabilities, (ii) an acquisition fees on investments acquired by the Company, calculated on a tiered basis ranging from 4.0% to 1.0% of the applicable gross purchase price, (iii) a disposition fee equal to 1.0% of the gross sale price of investments sold to third parties, and (iv) a financing fee equal to 1.0% of the maximum principal amount available under certain credit facilities arranged by the Parent. Please see “Management Compensation” for a description of fees and expenses that we will pay Management. The Management Services Agreement contains additional provisions, please refer to the full agreement attached as Exhibit 6.2 to the Company’s 2025 Annual Report, and incorporated by reference herein.

Other Affiliate Relationships

Mr. Muneio and Mr. Saenz are also principals of NDF1, LLC, and Mr. Saenz is a principal of 2nd Chance Funding, LLC, each of which is an affiliate of BAM and engages in lending and credit activities. The Company did not enter into any transactions with NDF1, LLC or 2nd Chance Funding, LLC during the year ended December 31, 2025. However, the Company may invest in, lend to, or otherwise transact with NDF1, LLC, 2nd Chance Funding, LLC, or other affiliates of BAM in future periods. Any such transactions will be subject to review by the Investment Committee and to the conflicts-of-interest considerations described below.

Conflicts of Interest

The Company’s Designated Officers and BAM face conflicts of interest in connection with the Company’s investments and operations, including as a result of the following:

Allocation of Investment Opportunities. BAM and its principals sponsor or manage other investment vehicles (including Bequest Funds, LLC and Bequest Legacy Fund I, LLC) and may sponsor or manage additional investment vehicles in the future. Investment opportunities suitable for the Company may also be suitable for these other vehicles, and BAM may be subject to conflicts in determining how to allocate such opportunities among the Company and other vehicles.

Affiliate Transactions. As described above, the Company has invested in, and continues to hold an interest in, Bequest Funds, LLC, an affiliate of BAM, is a borrower under a Line of Credit from Bequest Legacy Fund I, LLC, an affiliate of BAM, and has purchased mortgage loans from Bequest Funds, LLC, Bequest Legacy Fund I, LLC and Bequest Equity Fund V, LLC, each an affiliate of BAM. Although these transactions have been entered into on terms intended to be substantially equivalent to those that would apply to a similarly situated unaffiliated investor or borrower, the Manager and its principals have an inherent conflict in evaluating, monitoring, and (where applicable) modifying the terms of these transactions on behalf of the Company.

Indirect Compensation Through the Manager. As described above, each of the Designated Officers has, or is expected to have, an indirect economic interest in the management fees, expense reimbursements, and other amounts received by BAM from the Company. As a result, each Designated Officer may have a financial incentive to favor decisions that increase the Company’s invested capital or that otherwise increase the amounts received by the Manager.

Common Control. Bequest Capital, LLC was the Company’s sole stockholder through June 30, 2026 and was also its manager from June 2, 2025 through June 30, 2026. As a result, during that period, all decisions regarding the Company’s management, including decisions concerning compensation paid by the Company to BAM, were made by an entity that simultaneously served as the Company’s controlling stockholder. Mr. Muneio, a director of the Company, is one of the two members of Bequest Capital, LLC, and the Designated Officers serve at the direction of BAM.

The Company’s policy with respect to affiliate transactions is that any such transaction must be (i) on terms substantially equivalent to those that would apply to a similarly situated unaffiliated counterparty and (ii) reviewed and approved by the Investment Committee. The Company has not adopted a separate written related-party transaction policy or charter.

Security Ownership of Management and Certain Owners

The Company has one class of ownership. The following table sets out, as of September 30, 2026, the voting interests of the Company and the Manager that are owned by executive officers and directors, and other persons holding more than 10% of any class of the Company’s voting securities or having the right to acquire those securities. The table assumes that all options and warrants have vested. The Company’s voting securities include all membership interests.

Name and Address of Beneficial Owner of Bequest Bonds I, Inc. 1255 N Gulfstream Ave #101 Sarasota, FL 34236	Title of Class	Amount and Nature of Beneficial Ownership	Percent
Bequest Asset Management LLC	Common Stock	75,000 Shares	100%

Name and Address of Beneficial Owner of Bequest Asset Management, LLC 1255 N Gulfstream Ave #101 Sarasota, FL 34236	Title of Class	Amount and Nature of Beneficial Ownership	Percent
Shawn Muneio	Member	34 Units	42.50%
David Friedman	Member	23 Units	28.75%
James Keefe	Member	23 Units	28.75%

Bondholders will not hold or possess any ownership in the Company. The Company will be owned in its entirety by BAM.

Ownership of Bequest Asset Management, LLC

BAM was organized as a Delaware limited liability company on March 31, 2026, entered into the Management Services Agreement with the Company on June 30, 2026, and has been the Company’s manager and sole stockholder since July 1, 2026. As of the date of this offering circular, the membership interests of BAM are anticipated to be held by a combination of Mr. Muneio, Mr. Friedman, Mr. Keefe, and outside investors. The respective membership percentages, the timing of admission of any outside members, and the other governance and economic terms applicable to BAM’s members are not finalized as of the date of this offering circular and remain subject to ongoing structuring. BAM’s eventual ownership and economic structure may also be affected by a contemplated capital raise by BAM, the size, structure, and timing of which have not been finalized and which had not commenced as of the date of this offering circular. As of the date of this offering circular, BAM is owned by Mr. Muneio (approximately 42.5%), Mr. Friedman (approximately 28.75%), and Mr. Keefe (approximately 28.75%), and is expected to remain majority owned and controlled by the Management Team for the foreseeable future.

Notwithstanding the foregoing, all management fees payable by the Company under the Management Agreement currently flow to BAM. As a result, each of Mr. Muneio, Mr. Friedman, and Mr. Keefe has, or is expected to have, an indirect economic interest in the management fees received by BAM from the Company by virtue of their respective anticipated ownership interests in BAM.

EXPERTS

The financial statements of the Company for the year ended December 31, 2025, have been audited by Hill, Barth & King LLC, an independent auditor, as stated in its report dated September 29, 2026 appearing herein. Such financial statements have been so included in reliance upon the report of such firm given upon its authority as an expert in accounting and auditing.

The Company’s previous auditor, Tesseract Advisory Group, LLC was dismissed on April 9, 2026. Tesseract Advisory Group, LLC’s audit reports on the financial statements of the Company for the fiscal year ended December 31, 2024 contained no adverse opinion or disclaimer of opinion, nor were they qualified as to uncertainty, audit scope or accounting principles, except that such reports included an explanatory paragraph describing the uncertainty of the Company’s ability to continue as a going concern. The dismissal of Tesseract Advisory Group, LLC was agreed to by the Company’s Board of Directors. During the fiscal year ended December 31, 2024, and through April 9, 2026, there were no “disagreements” (as such term is defined in Item 304 of Regulation S-K) or reportable events (as described under Item 304(a)(1)(v) of Regulation S-K) with Tesseract Advisory Group, LLC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to their satisfaction, would have caused Tesseract Advisory Group, LLC to make reference to the subject matter of the disagreement in connection with its reports. Exhibit 9.1, previously filed as an attachment to the Company’s Annual Report on Form 1-K, and incorporated herein by reference, contains a statement that Tesseract Advisory Group, LLC agrees with the contents of this paragraph so far as it relates to their firm.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC an offering statement on Form 1-A under the Securities Act with respect to the interests offered by this Offering Circular. This Offering Circular does not contain all of the information included in the Offering Statement, portions of which are omitted as permitted by the rules and regulations of the SEC. For further information pertaining to us and the interests to be sold in this offering, you should refer to the offering statement and its exhibits. Whenever we make reference in this offering circular to any of our contracts, agreements or other documents, the references are not necessarily complete, and you should refer to the exhibits attached to the offering statement for copies of the actual contract, agreement or other document filed as an exhibit to the offering statement or such other document, each such statement being qualified in all respects by such reference. Upon the qualification of this offering, we will be subject to the informational requirements of Tier 2 of Regulation A and will be required to file annual reports, semi-annual reports, current reports and other information with the SEC. We anticipate making these documents publicly available, free of charge, on our website as soon as reasonably practicable after filing such documents with the SEC.

You can read the Offering Statement and our future filings with the SEC over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facility at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

We will answer inquiries from potential investors concerning the interests, the Company and other matters relating to the offer and sale of the Bonds under this Offering Circular. We will afford the potential investors the opportunity to obtain any additional information to the extent we possess such information or can acquire such information without unreasonable effort or expense that is necessary to verify the information in this Offering Circular.

Requests and inquiries regarding this offering circular should be directed to:

Bequest Bonds I, Inc.
1255 N Gulfstream Ave #101
Sarasota, FL 34236
941.957.9979
Email: hello@bqfunds.com

We will provide requested information to the extent that we possess such information or can acquire it without unreasonable effort or expense.

BEQUEST BONDS I, INC.

FINANCIAL STATEMENTS

DECEMBER 31, 2025 AND 2024

BEQUEST BONDS I, INC.

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors and Stockholders

of Bequest Bonds I, Inc.

Opinion

We have audited the accompanying financial statements of Bequest Bonds I, Inc. (a Delaware corporation) (the “Company”), which comprise the statement of assets and liabilities as of December 31, 2025, and the related statements of operations, changes in accumulated deficit and cash flows for the year then ended and schedule of investments as of December 31, 2025, and the related notes to the financial statements.

In our opinion, the 2025 financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2025, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 10 to the financial statements, the Company’s limited operating history, recurring operating losses, accumulated deficit, and dependence on external financing to fund operations over the next twelve months raise substantial doubt about its ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding those matters are also described in Note 10. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to that matter.

Other Matter

In our report dated May 15, 2026, we disclaimed an opinion on the December 31, 2025 financial statements because we were unable to obtain sufficient appropriate audit evidence regarding the fair value of the Company’s investment in a private investment company and its mortgage loans, the accuracy, completeness, and current and noncurrent classification of the payable to bondholders, recording a provision for current and deferred income taxes and subsequent-period transactions and cut-off resulting from the unavailability of general ledger detail and interim financial information for the period from January 1, 2026 through May 15, 2026. Subsequent to that date, we were able to obtain and evaluate sufficient appropriate audit evidence supporting the fair value measurements of the investment in the private investment company and the mortgage loans, to reconcile and corroborate the recorded payable to bondholders and its current and noncurrent classification, to record a provision for current and deferred income taxes and related valuation allowance and to perform the required subsequent-events and period-end cut-off procedures based on the general ledger detail and interim financial information subsequently made available to us. Accordingly, our present opinion on the December 31, 2025 financial statements, as presented herein, is unmodified and is different from that expressed in our previous report.

HILL, BARTH & KING LLC | 1500 LAKE SHORE DRIVE, SUITE 120 | COLUMBUS, OH 43204 | TEL 614-228-4000 | FAX 614-228-4040 | HBKCPA.COM

Prior Period Financial Statements

The financial statements of Bequest Bonds, I, Inc. as of December 31, 2024 were audited by other auditors whose report dated February 6, 2025, on those statements expressed an unmodified opinion and included a going concern section that described the fact that the Company was recently incorporated and had yet to receive financing or begin full operations as discussed in Note 5 to the 2024 financial statements.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with generally accepted auditing standards, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.

●	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

●	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

Certified Public Accountants

Columbus, Ohio

September 29, 2026

BEQUEST BONDS I, INC.

STATEMENTS OF ASSETS AND LIABILITIES

(Expressed in United States Dollars)

December 31, 2025 and 2024

	2025	2024
Assets
Current assets
Cash and cash equivalents	$437,249	$-
Due from affiliates	21,290	-
Receivable from bondholders	27,569	-
Interest receivable	2,046	-
Prepaid expenses	-	16,750
Other receivables	135	-
Total current assets	488,289	16,750
Non-current assets
Investment in Bequest Funds, LLC, at carrying value	2,381,540	-
Mortgage loans held for investment, at fair value	1,510,770	-
Total non-current assets	3,892,310	-
Total assets	$4,380,599	$16,750
Liabilities and accumulated deficit
Current liabilities
Payable to bondholders, current portion	$1,305,274	$-
Due to affiliates	51,462	54,057
Management fees payable	45,981	-
Professional fees payable	23,624	835
Total current liabilities	1,426,341	54,892
Non-current liabilities
Payable to bondholders, non-current portion	3,335,093	-
Total non-current liabilities	3,335,093	-
Total liabilities	4,761,434	54,892
Accumulated deficit	(380,835)	(38,142)
Total liabilities and accumulated deficit	$4,380,599	$16,750

See accompanying notes to financial statements.

BEQUEST BONDS I, INC.

STATEMENTS OF OPERATIONS

(Expressed in United States Dollars)

For the year ended December 31, 2025 and the period (since inception on February 15, 2024) ended December 31, 2024

	2025	2024
Investment income
Preferred return	$8,940	$-
Interest income	18,455	-
Dividend income	8,797	-
Total investment income	36,192	-
Expenses
Interest expense	122,732	1,988
Professional fees	103,604	21,000
Management fees	57,960	-
Brokerage and commissions	36,678	-
Administration fees	27,000	-
Filing costs	16,750	15,154
Other expenses	26,133	-
Total expenses	390,857	38,142
Net investment loss	(354,665)	(38,142)
Realized and change in unrealized gain
Net realized gain from mortgage loans	422	-
Net realized gain from securities	341	-
Net unrealized gain from mortgage loans	11,209	-
Net realized and change in unrealized gain	11,972	-
Net loss	$(342,693)	$(38,142)

See accompanying notes to financial statements.

BEQUEST BONDS I, INC.

STATEMENTS OF CHANGES IN ACCUMULATED DEFICIT

(Expressed in United States Dollars)

For the year ended December 31, 2025 and the period (since inception on February 15, 2024) ended December 31, 2024

	Manager	Stockholders	Total
Accumulated deficit, February 15, 2024	$-	$-	$-
Allocation of net loss:
Pro-rata allocation	(38,142)	-	(38,142)
Accumulated deficit, December 31, 2024	$(38,142)	$-	$(38,142)
Accumulated deficit, January 1, 2025	$(38,142)	$-	$(38,142)
Allocation of net loss:
Pro-rata allocation	(342,693)	-	(342,693)
Accumulated deficit, December 31, 2025	$(380,835)	$-	$(380,835)

See accompanying notes to financial statements.

BEQUEST BONDS I, INC.

STATEMENTS OF CASH FLOWS

(Expressed in United States Dollars)

For the year ended December 31, 2025 and the period (since inception on February 15, 2024) ended December 31, 2024

	2025	2024
Cash flows from operating activities
Net loss	$(342,693)	$(38,142)
Adjustments to reconcile net loss to net cash used in operating activities:
Net realized gain from mortgage loans	(422)	-
Net realized gain from securities	(341)	-
Net unrealized gain from mortgage loans	(11,209)	-
Changes in operating assets and liabilities:
Interest receivable	(2,046)	-
Prepaid expenses	16,750	(16,750)
Receivable from bondholders	(27,569)	-
Other receivables	(135)	-
Due to affiliates	(11,485)	54,057
Management fees payable	45,981	-
Professional fees payable	22,789	835
Net cash used in operating activities	(310,380)	-
Cash flows from investing activities
Purchases of mortgage loans	(1,503,319)	-
Proceeds from sale of mortgage loans	4,180	-
Purchases of securities	(2,406,167)	-
Proceeds from sale of securities	2,406,508	-
Contributions to investments in Bequest Funds, LLC	(2,932,000)	-
Redemptions of capital from investments in Bequest Funds, LLC	529,170	-
Net cash used in investing activities	(3,901,628)	-
Cash flows from financing activities
Proceeds from issuance of bonds payable to bondholders	4,879,162	-
Repayments and redemptions of bonds payable	(238,795)	-
Proceeds from affiliate line of credit	8,890	-
Net cash provided by financing activities	4,649,257	-
Net increase in cash and cash equivalents	437,249	-
Cash and cash equivalents, beginning of period	-	-
Cash and cash equivalents, end of period	$437,249	$-
Supplemental disclosure of cash flow information:
Cash paid during the year for interest	$117,467	$-
Non-cash financing activity — interest capitalized to principal	$5,265	$1,988

See accompanying notes to financial statements.

BEQUEST BONDS I, INC.

SCHEDULE OF INVESTMENTS

(Expressed in United States Dollars)

December 31, 2025

	Maturity/ pay off date range	Interest rate range	Percentage of mortgage loans at fair value	Fair Value
Investment in Bequest Funds, LLC, at carrying value
United States
Bequest Funds, LLC				$2,381,540
Total investment in Bequest Funds, LLC, at carrying value				$2,381,540
Investments in mortgage loans, at fair value
United States
California	03/01/2040-03/01/2055	11.38%-11.75%	16.14%	$243,809
New Jersey	05/01/2035-04/01/2040	11.75%-14.75%	15.34%	231,784
Florida	02/01/2055-07/01/2055	10.38%-11.75%	13.32%	201,267
Pennsylvania	02/01/2035-05/01/2040	11.25%-13.25%	10.79%	162,989
New Mexico	04/01/2035	11.50%	8.71%	131,554
Texas	04/01/2035-03/01/2040	12.38%-14.50%	7.70%	116,307
Wisconsin	05/01/2055	11.63%	7.03%	106,264
Arizona	04/01/2040-05/01/2040	12.25%-13.13%	6.82%	102,974
Ohio	02/01/2035	11.75%	4.83%	72,967
Nebraska	04/01/2035	12.75%	3.42%	51,735
Maryland	04/01/2035	11.13%	3.01%	45,444
Michigan	05/01/2035	13.00%	1.53%	23,151
Oklahoma	12/01/2039	12.50%	1.36%	20,525
Total investments in mortgage loans, at fair value			100.00%	$1,510,770

*	For the period (since inception on February 15, 2024) ended December 31, 2024, the Company did not hold any investments.

See accompanying notes to financial statements.

BEQUEST BONDS I, INC.

NOTES TO FINANCIAL STATEMENTS

December 31, 2025 and 2024

1. Organization

Nature of operations

Bequest Bonds I, Inc. (the “Company”) is a Delaware corporation that invests in performing, re-performing, and non-performing residential mortgage loans (and related instruments) and, on a more limited basis, business loans, private real estate loans, and preferred equity and limited partner interests in target companies and funds engaged in similar activities. The Company funds these investments primarily with proceeds from the sale of its bonds and intends to repay its bonds with the proceeds of those investments. As of December 31, 2025 and December 31, 2024, the Company was owned entirely by Bequest Capital, LLC; see Note 13 for a change in ownership subsequent to December 31, 2025. The Company’s principal executive offices are located at 1255 N Gulfstream Avenue, Suite 101, Sarasota, Florida 34236.

The Company was originally formed as a Delaware limited liability company on February 15, 2024 under the name “Bequest Bonds I, LLC.” On August 30, 2024, the Company filed a Certificate of Conversion and Certificate of Incorporation with the Delaware Secretary of State pursuant to Section 265 of the Delaware General Corporation Law, converting from a limited liability company into a Delaware stock corporation under the name “Bequest Bonds I, Inc.”

The Company is offering a maximum of $75,000,000 in its Series A Bonds (the “Bonds”) pursuant to its offering circular. The purchase price is $1,000 per Series A Bond with a minimum purchase amount of $1,000 (the “Minimum Purchase Amount”); however, the Company, in the Manager’s sole discretion, reserves the right to accept lesser purchase amounts.

The Bonds described in the offering circular will be offered and sold on a continuous basis directly through the website www.bqfunds.com.

The aggregate initial offering price of the Bonds will not exceed $75,000,000 in any 12-month period, and there is no minimum number of Bonds that need to be sold as a condition of closing this offering. This Offering is being conducted on a “best efforts” basis, which means that there is no guarantee that any minimum amount will be sold in this offering.

An investment in the Company involves numerous risks and uncertainties, including the following:

●	The Company has a limited operating history and may not be able to operate its business successfully or generate sufficient cash flows to accomplish its business objectives;

●	The Company has minimal operating capital and for the foreseeable future will be dependent upon its ability to finance its operations from the sale of Bonds or other financing alternatives;

●	The Company has set the offering price in this Offering arbitrarily and it may not reflect the value of the Bonds; and

●	There is no minimum amount required as a condition of the Company accepting subscriptions and using the funds raised in this offering.

2. Summary of significant accounting policies

Basis of presentation

The financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”), as detailed in the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”). The financial statements have been prepared on the accrual basis of accounting. The Company is an investment company and follows the accounting and reporting guidance in FASB ASC Topic 946, Financial Services - Investment Companies.

Use of estimates

The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could materially differ from those estimates.

Cash and cash equivalents

Cash and cash equivalents include short-term investments and highly liquid investments in money market instruments with a maturity date of three months or less from the acquisition date. These are valued at cost which approximates fair market value. As of December 31, 2025, the Company held $437,249 as cash and cash equivalents in the statements of assets and liabilities. As of December 31, 2024, the Company did not hold any cash and cash equivalents in the statements of assets and liabilities.

Fair value – definition and hierarchy

GAAP defines fair value as the price that would be received to sell an asset or be paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price) and such principles also establish a fair value hierarchy that prioritizes the inputs used to measure fair value using the following definitions (from highest to lowest priority):

Level 1 - Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that the Company is able to access.

Level 2 - Valuations based on inputs, other than quoted prices included in Level 1, that are observable either directly or indirectly. These inputs may include (a) quoted prices for similar assets in active markets; (b) quoted prices for identical or similar assets in markets that are not active; (c) inputs other than quoted prices that are observable for the asset; or (d) inputs derived principally from or corroborated by observable market data by correlation or other means.

Level 3 - Valuations based on inputs that are unobservable and significant to the entire fair value measurement.

Fair value is a market-based measure, based on assumptions of prices and inputs considered from the perspective of a market participant that are current as of the measurement date, rather than an entity-specific measure. Therefore, even when market assumptions are not readily available, the Company’s own assumptions are set to reflect those that market participants would use in pricing the asset or liability at the measurement date.

The availability of valuation techniques and observable inputs can vary from investment to investment and are affected by a wide variety of factors, including the type of investment, whether the investment is new and not yet established in the marketplace, the liquidity of markets, and other characteristics particular to the transaction.

To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Because of the inherent uncertainty of valuation, those estimated values may be materially higher or lower than the values that would have been used had a ready market for the investments existed. Accordingly, the degree of judgment exercised by the Company in determining fair value is greatest for investments categorized in Level 3. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, the level in the fair value hierarchy which the fair value measurement falls in its entirety is determined based on the lowest level input that is significant to the fair value measurement.

Fair value – valuation techniques and inputs

Mortgage loans

The Company measures mortgage loans held for investment at fair value in accordance with the Company’s Global Mortgage Loan Valuation Policy (the “Policy”), with changes in fair value recognized as unrealized gains or losses in the statements of operations for the applicable reporting period. Under the Policy, the Company engages an independent third-party valuation firm to price the loan portfolio using institutional pricing models — a yield/spread methodology for performing loans and a collateral-liquidation methodology for distressed loans — expressed as a discount to unpaid principal balance. When a current-period third-party valuation report is obtained, the Company adopts that pricing as the baseline fair value for each loan; where a current-period report is temporarily unavailable, the loan defaults to its most recent verified third-party valuation, subject to monthly Management review for adverse developments.

While the Company relies on this independent third-party pricing, management retains ultimate responsibility for the fair value measurements under ASC 820 and reviews the third-party valuation for reasonableness, including delinquency classification, pricing methodology, and resulting discounts. Management adjustments to a third-party baseline value are limited to downward or input-conservative adjustments (such as an explicit liquidity discount) and the Company does not mark a loan above its independent third-party baseline value, except to correct a demonstrable factual error in the third-party report.

The Policy stratifies the mortgage loan portfolio into four mutually exclusive tiers based on delinquency and legal status, with status overriding day-count: a loan actively in foreclosure is classified as severely impaired regardless of days delinquent, and a loan actively in bankruptcy is classified separately, also regardless of days delinquent. Loans that are 90 or more days delinquent and not in foreclosure or bankruptcy are classified as distressed. All other loans (paying as agreed or fewer than 90 days delinquent) are classified as performing. Accrual of interest income is suspended for all loans other than those classified as performing; accrued interest on non-accrual loans is evaluated for collectability and adjusted to estimated recoverable value consistent with the fair value of the underlying loan.

Interest income on mortgage loans is recognized based on the stated contractual interest rate and reported in interest income as earned, except for loans on non-accrual status as described above. Interest receivable is accrued only when collection of such amounts is considered probable.

Mortgage loan fair values are not separately adjusted for discounts, premiums, deferred loan origination fees, or origination costs, as these items are reflected in the fair value measurement itself. Principal payments received reduce the carrying value of the mortgage loans.

At December 31, 2025, mortgage loans held for investment are reported at fair value of $1,510,770, consisting of amortized cost of $1,499,561 plus a cumulative net unrealized gain of $11,209. See Note 3 and the Schedule of Investments.

Investment in Bequest Funds, LLC

Bequest Funds, LLC (“BQF”) is an affiliate of the Company under common ownership and control that operates on a fixed 9% Operating Preferred Return capital-account structure rather than calculating a net asset value per share consistent with FASB ASC Topic 946. Accordingly, management has determined that the Company’s Class C preferred interest in BQF does not qualify for the net asset value practical expedient under ASC 820-10-35-59, and the investment is instead measured at fair value on a Level 3 basis, as a non-redeemable preferred claim tested for recoverability against BQF’s net assets available to the senior investor stack (which excludes subordinated Class A manager deficit accounts and over-distributed negative capital accounts under BQF’s governing operating agreement). See Note 3.

Distributions received from BQF are evaluated to determine whether they represent a return on investment (recognized as preferred return income) or a return of invested capital (recognized as a reduction of the carrying value of the investment), based on BQF’s underlying economics and any restatement of investor capital accounts by BQF’s administrator or independent accountants. See Note 6.

Securities

The Company holds short-term investments in marketable securities, which are measured at fair value based on quoted market prices (Level 1), with changes in fair value recognized as unrealized gains or losses in the statements of operations. Realized gains and losses on securities transactions are determined using the first-in-first-out (FIFO) method. Dividend income is recorded on the ex-dividend date. The Company did not hold any securities positions at December 31, 2025 or December 31, 2024; all securities purchased during the year ended December 31, 2025 were sold within the year.

Investment transactions

Investment transactions are accounted for on a trade-date basis. Realized gains and losses on investment transactions are determined using the first-in-first-out (FIFO) method. Net unrealized gains or losses are reported on the statements of operations.

Preferred return income is recorded when earned and is derived from the Company’s investment in Bequest Funds, LLC, net of any amounts recharacterized as return of capital. See Note 6.

Concentration of credit risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents. The Company generally maintains balances in various operating accounts at financial institutions that management believes to be of high credit quality, in amounts that may exceed federally insured limits. The Company has not experienced any losses related to its cash and cash equivalents and does not believe that it is subject to unusual credit risk beyond the normal credit risk associated with commercial banking relationships.

The Company is also subject to concentration risk arising from its investment in Bequest Funds, LLC, which represented approximately 54% of total assets at December 31, 2025, and from its mortgage loan portfolio, which consists of second-lien residential loans concentrated in a limited number of states (see Schedule of Investments). See Note 3 and Note 6 for additional information about the Company’s investment in Bequest Funds, LLC.

Bonds payable and subscription recognition

Subscriptions for the Company’s bonds are recognized as a liability, and the related proceeds are recognized as cash, when a subscriber’s funds have been received and the subscription has been accepted by the Company. Bonds are recorded at their principal amount, plus accrued interest, if any, owed as of the statement of assets and liabilities date; interest expense is recognized as incurred.

Income taxes

The Company applies ASC 740, Income Taxes (“ASC 740”). The Company is treated as a taxable C-corporation for federal and state income tax purposes. Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial statement reported amounts at each period end, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. A valuation allowance is established to reduce deferred tax assets to the amount that is more likely than not to be realized. ASC 740 also provides criteria for the recognition, measurement, presentation, and disclosure of uncertain tax positions; a tax benefit from an uncertain position is recognized only if it is “more likely than not” that the position is sustainable upon examination by the relevant taxing authority based on its technical merit. The Company did not have any unrecognized tax benefits as of December 31, 2025 or December 31, 2024. The Company is subject to tax filing requirements as a corporation in the federal jurisdiction of the United States and the state of Florida, and uses a calendar year end for income tax reporting purposes.

For the year ended December 31, 2025 and the period (since inception on February 15, 2024) ended December 31, 2024, the Company has consecutive pretax book losses and a cumulative net operating loss carryforward, and management has concluded that it is not more likely than not that the Company’s deferred tax assets will be realized, principally because the Company does not have supportable projections of future taxable income sufficient to utilize the carryforward within the applicable statutory period. Accordingly, the Company has recorded a valuation allowance against the portion of its gross deferred tax assets not offset by deferred tax liabilities, resulting in a net deferred tax asset of $0 at each date and a current income tax provision of $0 for each period. See Note 9.

Comprehensive income

The Company does not have any comprehensive income items other than net loss.

Recent accounting pronouncements

Adoption of Accounting Standard Update (“ASU”) 2022-03, Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions

On January 1, 2025, the Company adopted ASU 2022-03, Fair Value Measurement (Topic 820): Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions. This update clarifies that a contractual restriction prohibiting the sale of an equity security is not considered part of the unit of account of the equity security and, therefore, should not be considered in measuring the security’s fair value under ASC 820. The update also prohibits recognition of a separate valuation allowance for the contractual sale restriction.

The Company applied the amendments prospectively to equity securities that became subject to a contractual sale restriction (or for which an existing contractual restriction was modified) on or after the date of adoption. The Company did not hold any equity securities subject to a contractual sale restriction as of December 31, 2025 or December 31, 2024, and the adoption of this standard did not have a material impact on the Company’s Statements of Assets and Liabilities, Statements of Operations, Statements of Changes in Accumulated Deficit, Statements of Cash Flows, or Schedule of Investments.

3. Fair value measurements

The Company’s stated accounting policy is that its investments are to be recorded at fair value and categorized based upon a fair value hierarchy as described in the Company’s significant accounting policies in Note 2.

The following table presents information about the Company’s investments as of December 31, 2025:

Description	Level 1	Level 2	Level 3	Total
Assets
Investment in Bequest Funds, LLC*, at carrying value	$-	$-	$2,381,540	$2,381,540
Mortgage loans, at fair value	-	-	1,510,770	1,510,770
Total assets	$-	$-	$3,892,310	$3,892,310

The Company did not have any investments as of December 31, 2024.

The Company did not have any transfers between any levels of the fair value hierarchy during the year ended December 31, 2025.

*	The investment in Bequest Funds, LLC is classified within Level 3 of the fair value hierarchy. Unlike the mortgage loans, which are priced using third-party discounted cash flow and liquidation techniques, this investment is measured using a recoverability approach against BQF’s net assets available to the senior investor stack, as described further below.

Investment in Bequest Funds, LLC — recoverability analysis

Because BQF operates on a fixed 9% Operating Preferred Return capital-account structure and does not calculate a net asset value per share consistent with FASB ASC Topic 946 and management determined that the NAV practical expedient in ASC 820-10-35-59 is not available for this investment. The Company’s Class C preferred interest is instead tested for recoverability against BQF’s net assets available to the senior investor stack, which excludes subordinated Class A manager deficit accounts and over-distributed negative investor capital accounts under BQF’s governing operating agreement.

As of December 31, 2025, BQF’s adjusted net assets available to the senior stack were determined to cover the senior investor claims (including the Company’s interest) at approximately 107% coverage. Based on this analysis, management concluded that the Company’s carrying value of $2,381,540 in Bequest Funds, LLC is fully recoverable and no impairment was recorded.

Level 3 rollforward

The following table presents a rollforward of the beginning and ending balances of the Company’s Level 3 assets for the year ended December 31, 2025:

	Mortgage loans	Investment in Bequest Funds, LLC
Balance, December 31, 2024	$-	$-
Purchases / contributions	1,503,319	2,932,000
Sales, settlements, and redemptions	(4,180)	(450,000)
Return of capital	-	(100,460)
Realized gains included in net loss	422	-
Unrealized gains included in net loss	11,209	-
Balance, December 31, 2025	$1,510,770	$2,381,540

Unobservable inputs

The Company’s mortgage loans are priced by an independent third-party valuation firm using a yield/spread methodology for performing loans and a collateral-liquidation methodology for distressed loans, in each case expressed as a discount to unpaid principal balance and stratified by delinquency tier as described in Note 2. The significant unobservable input for mortgage loans is the discount to unpaid principal balance applied by tier, which ranged from approximately 7% to 15% across the portfolio at December 31, 2025; a significant increase (decrease) in this discount would result in a lower (higher) fair value measurement.

The Company’s investment in Bequest Funds, LLC is measured using a recoverability approach rather than a discount-rate-based technique. The significant unobservable input is the estimated collectability of BQF’s underlying loan portfolio, which determines BQF’s net assets available to the senior investor stack and, in turn, the extent to which the Company’s preferred claim is covered. A significant deterioration in the estimated collectability of BQF’s underlying assets would reduce the coverage percentage described above and could result in an impairment of the Company’s investment.

4. Capital stock

Under the articles of incorporation, the total number of common shares of stock that the Company shall have authority to issue is 75,000 shares with a $1,000 par value per share. As of December 31, 2025 and December 31, 2024, no shares have been issued.

5. Management agreement

The Company is managed pursuant to a Management Services Agreement (the “Management Agreement”) originally entered into on April 1, 2024. During the year ended December 31, 2025, the counterparty providing services to the Company under the Management Agreement changed once, as follows:

●	From January 1, 2025 through June 1, 2025, services under the Management Agreement were provided by LMMS Management, LLC, the original counterparty under the Management Agreement. LMMS Management, LLC was owned by Bequest Capital, LLC, which itself is owned 50/50 by Shawn Muneio and Martin Saenz. LMMS Management, LLC has since been dissolved.

●	From June 2, 2025 through December 31, 2025, services under the Management Agreement were provided by Bequest Capital, LLC, the Company’s sole stockholder, pursuant to an Assignment of Management Services Agreement dated June 2, 2025, by which LMMS Management, LLC assigned all of its right, title, and interest in the Management Agreement to Bequest Capital, LLC.

Effective June 30, 2026, the Company appointed Bequest Asset Management, LLC as its manager pursuant to a new Management Services Agreement, replacing Bequest Capital, LLC in that role; services under the new agreement began July 1, 2026. See Note 13.

6. Related party transactions

Management fees

Under the Management Agreement, the Company pays the Manager a fee calculated as an annualized 3% of the total sum of invested monies, calculated as of the last calendar day of the month. Additionally, the Manager is entitled to reimbursement in the amount of $45,000 for startup and administrative costs.

For the year ended December 31, 2025, the Company incurred $57,960 of management fees in the aggregate, all of which were paid or payable to LMMS Management, LLC and Bequest Capital, LLC for the respective periods during which each acted as Manager. Of this amount, $45,981 remains payable as of December 31, 2025. For the period (since inception on February 15, 2024) ended December 31, 2024, the Company did not incur management fees.

Investment in Bequest Funds, LLC

During the year ended December 31, 2025, the Company acquired and held a preferred equity interest in Bequest Funds, LLC, an affiliate of the Company under common ownership and control. Bequest Funds, LLC is a Regulation D 506(c) private fund of which Mr. Saenz and Mr. Muneio serve as Managing Partners and in which they hold ownership interests in the sponsor.

For the year ended December 31, 2025, the Company’s transactions with Bequest Funds, LLC were as follows: cash contributions to Bequest Funds, LLC of $2,932,000; a $450,000 cash withdrawal of invested capital in November 2025; cash redemptions and return of capital of $529,170 (comprising the $450,000 withdrawal plus $79,170 of cash collected during the year on preferred return that was subsequently recharacterized to return of capital, as described below); preferred return income recognized of $8,940, net of $100,460 recharacterized during the year as return of capital based on Bequest Funds, LLC’s administrator restatement of investor capital accounts; a return-of-capital receivable of $21,290 at December 31, 2025 (reported in due from affiliates, and collected in cash on January 2, 2026); and an investment in Bequest Funds, LLC carried at $2,381,540 at December 31, 2025, measured on the recoverability basis described in Note 3. The Company invested in Bequest Funds, LLC on the same terms as other similarly situated investors in that vehicle, including the same preferred return rate, redemption mechanics, and reporting practices.

The $450,000 withdrawal and the underlying preferred-return cash receipts described above are corroborated by the Company’s general ledger transaction detail (Cogent Bank operating and main account activity) and, for the preferred-return restatement, by Bequest Funds, LLC’s NF-138 investor account statement prepared with the assistance of Withum.

Due from affiliates

The Company’s due from affiliates are all with related parties under common control. All amounts are due on demand and are classified as short-term. As of December 31, 2025, the return-of-capital receivable from Bequest Funds, LLC reported in the statement of assets and liabilities amounts to $21,290.

Due to affiliates

The Company’s amounts due to affiliates are all with related parties under common control. All amounts are due on demand and are classified as short-term. The Company has entered into a Line of Credit with its affiliate, Bequest Legacy Fund I, LLC, on April 8, 2024. The revolving line of credit has a drawdown limit of $100,000 and bears interest at 12% per annum on all outstanding balances during the term. The Line of Credit, originally scheduled to mature on April 8, 2025, is due on demand.

For the year ended December 31, 2025, the Company incurred $5,265 of interest under the Line of Credit. The Company did not pay any interest in cash to Bequest Legacy Fund I, LLC during the year; instead, accrued interest was added to the principal balance. Similarly, for the period ended December 31, 2024, the Company incurred $1,988 of interest under the Line of Credit, which was not paid in cash and instead was added to the principal balance. As of December 31, 2025, amounts due to affiliates totaled $51,462, representing the outstanding balance under the Line of Credit (including accrued interest) payable to Bequest Legacy Fund I, LLC, and are included in the statements of assets and liabilities. As of December 31, 2024, amounts due to affiliates totaled $54,057, consisting of $37,307 payable to Bequest Legacy Fund I, LLC and $16,750 payable to Bequest Capital, LLC. These amounts represent payments made to or on behalf of the Company and are reported in the statements of assets and liabilities.

7. Administrative services

Formidium Corp. (the “Administrator”) served as the Company’s administrator and performed certain administrative and accounting services on behalf of the Company through June 30, 2026. Effective July 1, 2026, Apex Group Ltd. succeeded Formidium Corp. as the Company’s administrator; see Note 13.

8. Commitments and contingencies

The Company may be subject to pending legal proceedings and regulatory actions in the ordinary course of business. The results of such proceedings cannot be predicted with certainty, but the Company does not anticipate that the final outcome, if any, arising out of any such matters will have a material adverse effect on its business, financial condition or results of operations. The Company is not currently involved with and does not know of any pending or threatened litigation against the Company. See Note 13 for a matter involving affiliates of the Company that was voluntarily reported to the Securities and Exchange Commission subsequent to December 31, 2025.

9. Income taxes

The Company is treated as a taxable C-corporation for federal and Florida state income tax purposes and applies ASC 740, Income Taxes. As described in Note 2, the Company has recorded a valuation allowance against its gross deferred tax assets to the extent not offset by deferred tax liabilities, resulting in a net deferred tax asset of $0 at December 31, 2025 and December 31, 2024, and a current income tax provision of $0 for each year then ended. At December 31, 2025, the Company also recorded a deferred tax liability of $2,841 related to an unrealized gain on mortgage loans not subject to the valuation allowance; because the future reversal of this taxable temporary difference is itself a source of taxable income under ASC 740-10-30-18(b), the valuation allowance against the gross deferred tax asset is reduced by an equivalent amount, resulting in no net impact to the statements of assets and liabilities or operations.

Components of the net deferred tax asset

The tax effects of temporary differences that give rise to the Company’s gross deferred tax asset at December 31, 2025 and December 31, 2024 are as follows:

	Federal	Florida (net)*	Total gross (2025)	2024
Net operating loss carryforward	$51,427	$10,641	$62,068	$9,667
Capitalized offering, organizational, professional, and legal costs	30,818	6,376	37,194	-
Gross deferred tax asset	82,245	17,017	99,262	9,667
Deferred tax liability — unrealized gain on mortgage loans, not subject to valuation allowance	(2,354)	(487)	(2,841)	-
Valuation allowance	(79,891)	(16,530)	(96,421)	(9,667)
Net deferred tax asset	$-	$-	$-	$-

*	Florida amounts above are presented net of the federal tax benefit of the state deduction, consistent with the 4.345% net rate (5.5% Florida statutory rate, reduced for the federal tax benefit) used in the rate reconciliation below.

Rate reconciliation

A reconciliation of the statutory federal and state income tax benefit to the Company’s recorded income tax provision for the year ended December 31, 2025 and the period (since inception on February 15, 2024) ended December 31, 2024 is as follows:

	2025	2024
Pretax book loss	$(342,693)	$(38,142)
Statutory federal benefit at 21%	71,966	8,010
Statutory state benefit, net of federal tax effect (4.345%)	14,890	1,657
Total statutory benefit	86,856	9,667
Permanent differences (K-1 income pickup)	(102)	-
Less: increase in valuation allowance	(86,754)	(9,667)
Income tax provision (current)	$-	$-

Net operating loss carryforwards

As of December 31, 2025, the Company had federal and Florida net operating loss carryforwards of approximately $244,888, which do not expire under current law but are subject to an 80%-of-taxable-income annual utilization limitation for federal purposes. Utilization of these carryforwards depends on the Company generating sufficient future taxable income, which is not currently supportable given the Company’s limited operating history and recurring losses; accordingly, the related deferred tax asset is fully offset by a valuation allowance as described above.

Uncertain tax positions

The Company did not have any unrecognized tax benefits as of December 31, 2025 or December 31, 2024, and does not expect any significant change in unrecognized tax benefits within the next twelve months. The Company’s policy is to recognize interest and penalties related to income tax matters, if any, as a component of income tax expense. No such amounts were recorded for the years presented. The Company’s income tax returns for all years since inception remain open to examination by federal and state taxing authorities.

10. Going concern

The financial statements have been prepared on a going concern basis, which assumes that the Company will continue in operation for the foreseeable future and will be able to realize its assets and discharge its liabilities in the normal course of business. The Company was recently incorporated and has a limited operating history. While the Company has raised funds from bondholders, which have since been invested, it continues to incur recurring operating losses and has accumulated a deficit since inception. The Company remains dependent on external financing to fund its operations and meet its obligations over the next 12 months. In addition, as described in Note 13, the affiliate through which the Company holds its Bequest Funds, LLC investment suspended payment of operating preferred returns from February 2026 through July 2026, with accrued amounts remaining outstanding; this investment represented approximately 54% of the Company’s total assets at December 31, 2025 and its suspension of returns is an additional constraint on the Company’s liquidity. These factors, including the Company’s limited operating history, recurring operating losses, accumulated deficit, dependence on external financing, and the preferred return suspension described above, raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date these financial statements are available to be issued.

Management has evaluated these conditions and has developed a plan to raise additional funds through a Regulation A offering to support ongoing operations and future growth. While management believes this plan will provide the necessary capital to sustain operations, these plans are not fully within the Company’s control and cannot be assured of success. Accordingly, substantial doubt about the Company’s ability to continue as a going concern has not been alleviated. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

11. Payable to bondholders

As of December 31, 2025, $4,640,367 is presented as payable to bondholders on the statements of assets and liabilities, of which $1,305,274 is classified as current and $3,335,093 is classified as non-current. The Company has issued multiple classes of unsecured bonds (Class A through Class F) under its Series A Bonds offering to third-party investors pursuant to the Company’s Regulation A offering. The bonds generally bear interest at fixed stated rates ranging from 5% to 8% per annum, were issued on various dates during 2025, and mature on various dates through 2030. Interest is generally payable monthly in arrears. Class A, B, and C bonds are non-amortizing, with principal due at maturity; Class D, E, and F bonds are five-year, level-payment amortizing notes under which scheduled principal is repaid over the term, as described further below. All classes are subject to the specific terms applicable to that class, including, as applicable, optional redemption provisions. The net proceeds from the issuance of the bonds were used for investment purposes.

The Company engages an independent third-party service provider to administer the bondholder records and provide related schedules and reports. The recorded liability of $4,640,367 represents the principal owed to bondholders, plus accrued interest, if any, as of December 31, 2025. The Company had no bonds payable to bondholders as of December 31, 2024.

Current / non-current classification

Class A bonds (immediately redeemable), Class B bonds (6-month maturity), and Class C bonds (1-year maturity) are classified entirely as current, since all outstanding balances in those classes mature within twelve months of the statement of assets and liabilities date. Class D, E, and F bonds are five-year, level-payment amortizing notes; the current portion for these classes represents the principal scheduled to amortize within twelve months of the statement of assets and liabilities date, determined using a pool-level proportional method (projecting each class’ aggregate scheduled amortization forward twelve months at the stated coupon rate and applying the resulting ratio to each investor’s ending balance) rather than an investor-by-investor maturity schedule.

Scheduled maturities

The following table presents the principal maturities of the Company’s bonds payable for each of the next five years, in the aggregate, as of December 31, 2025, determined in accordance with the Company’s policy described in “Current / non-current classification” above. The amount for the year ending December 31, 2026 reflects the current portion determined under the pool-level proportional method described above; amounts for the years ending December 31, 2027 through 2030 are determined by applying a level amortization model at each class’ stated coupon rate to the non-current balances of Class D, E, and F (the Company’s five-year amortizing classes). Class A, B, and C bonds are fully reflected in the 2026 amount, consistent with their disclosed maturities.

Year ending December 31,	Amount
2026	$1,305,274
2027	745,351
2028	801,430
2029	861,733
2030	926,579
Total	$4,640,367

The total presented above ties to the $4,640,367 payable to bondholders presented on the statements of assets and liabilities as of December 31, 2025.

12. Financial highlights

The Company does not have any classes of common shares or other non-managing investor equity interests outstanding. Accordingly, there are no classes of common shares for which financial highlights are required, and financial highlights have not been presented for the years ended December 31, 2025 and 2024.

13. Subsequent events

Management evaluated subsequent events through September 29, 2026, which is the date these financial statements are available to be issued, and identified the following subsequent events, which are described in further detail below.

Manager change

Bequest Asset Management, LLC (“BAM”) was organized as a Delaware limited liability company on March 31, 2026. On June 30, 2026, the Company entered into a new Management Services Agreement with BAM and appointed BAM as the Company’s manager, replacing Bequest Capital, LLC in that role. The transition of management services and the related management fee entitlement to BAM was completed effective July 1, 2026, one day after the agreement date; management fees for the period from January 1, 2026 through June 30, 2026 were paid or payable to Bequest Capital, LLC under the prior arrangement, and Bequest Capital, LLC remained the Company’s manager through June 30, 2026 notwithstanding the same-day ownership transfer described below. The membership interests of BAM are anticipated to include Mr. Muneio, Mr. Saenz, Mr. Friedman, Mr. Keefe, and outside investors. The Investment Committee was also reconstituted in connection with the management transition and, as of the date these financial statements are available to be issued, consists of three (3) members: Shawn Muneio, David Friedman, and James Keefe.

Administrator transition

Effective July 1, 2026, Apex Group Ltd. succeeded Formidium Corp. as the Company’s Administrator.

Mortgage loan portfolio activity

In January 2026, a mortgage loan included in the Company’s December 31, 2025 portfolio (a Michigan loan) paid in full, resulting in a realized gain of approximately $5,922 recognized in 2026. In July 2026, two delinquent loans from the December 2025 portfolio (a Nebraska loan and a Texas loan) were modified to extend their maturities and revise their interest rates; both loans have since returned to accruing status.

During the first seven months of 2026, the Company acquired additional residential mortgage loans in a series of transactions, including loans purchased from affiliated entities (Bequest Equity Fund V, LLC, Bequest Funds, LLC, and Bequest Legacy Fund I, LLC) and loans purchased from an unaffiliated seller in a bulk trade settled in May 2026. Affiliate transactions were supported by pricing analyses benchmarked to contemporaneous arm’s-length trades and were approved by the Investment Committee.

Business loan origination

On July 22, 2026, the Company entered into a Loan Agreement with Nexa Asset Acquisitions LLC, an unaffiliated third party, pursuant to which the Company agreed to lend $712,166 (the “Loan”), the Company’s first such business loan. The Loan bears interest at a stated rate of 10% per annum, matures in three years (subject to a lender option to extend up to six months), and is secured by a first-priority security interest in a designated pool of residential mortgage loan collateral and related collections, together with a limited guaranty. The Loan represents approximately 16% of the Company’s total assets at December 31, 2025.

Change in ownership

On June 30, 2026, ownership of the Company transferred from Bequest Capital, LLC to Bequest Asset Management, LLC. The related capitalization records are under review with counsel; see Note 5.

First half of 2026 financial activity

During the six months ended June 30, 2026, the Company issued $4,256,416 of additional bonds (including $22,416 of bonds issued in satisfaction of reinvested distributions) and settled $483,150 of principal through payment or reinvestment, resulting in a payable to bondholders of $8,413,633 at June 30, 2026, of which $2,786,868 was classified as current and $5,626,765 as non-current. The Company incurred a net loss of $335,326 for the six months ended June 30, 2026. As disclosed in the Company’s Form 1-SA for the six months ended June 30, 2026, the December 31, 2025 payable to bondholders was presented entirely as current in that filing, consistent with the Company’s financial statements as previously filed; the current/non-current classification described in Note 11 above reflects the classification methodology adopted in connection with this amended audit, and comparative classification in future interim filings is expected to be conformed accordingly.

Investigation and voluntary self-report to the Securities and Exchange Commission by affiliates

Subsequent to December 31, 2025, Bequest Funds, LLC and Bequest Legacy Fund I, LLC (together, the ‘Affiliated Funds’) identified that they had used investor capital contributions to fund operating preferred return payments earlier than permitted under their operating agreements and voluntarily reported this matter to the U.S. Securities and Exchange Commission. The Affiliated Funds suspended payment of operating preferred returns from February 2026 through July 2026 while they evaluated the matter; in August 2026, Bequest Funds, LLC resumed payment of operating preferred returns to the Company on a current-month basis. Amounts that accrued during the suspension period remain outstanding. The Affiliated Funds continue to conduct investigations and related procedures to assess any impacts on their operations and financial position.

The Company is not itself the subject of the SEC matter or related investigations. As described in Note 6, as of December 31, 2025 the Company held a preferred equity interest in Bequest Funds, LLC carried at $2,381,540 and had recognized preferred return income and recorded related receivables and payables with the Affiliated Funds. Because the investigations and evaluations by the Affiliated Funds and any regulatory outcomes are ongoing, the potential effects on the carrying value of the Company’s investment in Bequest Funds, LLC, the related receivable and payable balances, and the recognition of preferred return income in future periods cannot be reasonably estimated as of the date these financial statements are available to be issued.

Other than the matters described above, management has not identified any subsequent events that would require disclosure or recognition in the financial statements.

BEQUEST BONDS I, INC.

FINANCIAL STATEMENTS

(UNAUDITED)

For the six months ended June 30, 2026 and June 30, 2025

BEQUEST BONDS I, INC.

STATEMENTS OF ASSETS AND LIABILITIES

(Expressed in United States Dollars)

June 30, 2026 (unaudited) and December 31, 2025

	June 30, 2026	December 31, 2025
	(unaudited)	(Note 2)
Assets
Current assets
Cash and cash equivalents	$1,744,436	$437,249
Due from affiliates (Notes 6, 11)	146,692	21,290
Receivable from bondholders	85,064	27,569
Interest receivable (Note 2)	28,241	2,046
Other receivables (Note 2)	2,687	135
Total current assets	2,007,120	488,289
Non-current assets
Investment in Bequest Funds, LLC, at carrying value (Notes 2, 3, 6)	2,856,540	2,381,540
Mortgage loans held for investment, at fair value (Notes 2, 3)	2,909,968	1,510,770
Total non-current assets	5,766,508	3,892,310
Total assets	$7,773,628	$4,380,599
Liabilities and accumulated deficit
Current liabilities
Payable to bondholders — current portion (Note 10)	$2,786,868	$1,305,274
Due to affiliates	54,129	51,462
Management fees payable	774	45,981
Professional fees and other accrued liabilities	34,625	23,624
Total current liabilities	2,876,396	1,426,341
Non-current liabilities
Payable to bondholders — non-current portion (Note 10)	5,626,765	3,335,093
Total liabilities	8,503,161	4,761,434
Accumulated deficit	(729,533)	(380,835)
Total liabilities and accumulated deficit	$7,773,628	$4,380,599

See accompanying notes to financial statements.

BEQUEST BONDS I, INC.

STATEMENTS OF OPERATIONS (UNAUDITED)

(Expressed in United States Dollars)

For the six months ended June 30, 2026 and June 30, 2025

	Six months ended June 30, 2026	Six months ended June 30, 2025
		(Note 2)
Investment income
Preferred return (Notes 2, 6, 11)	$143,489	-
Interest income (Note 2)	115,266	107
Dividend income	-	1,126
Total investment income	258,755	1,233
Expenses
Interest expenses	261,802	14,314
Professional fees	66,865	26,612
Management fees	104,480	7,550
Brokerage and commissions	1,825	-
Administration fees	18,000	9,000
Filing costs	-	16,750
Other expenses	167,195	2,631
Total expenses	620,167	76,857
Net investment loss	(361,412)	(75,624)
Realized and change in unrealized gain
Net realized gain from mortgage loans (Note 3)	11,353	-
Net realized and unrealized gain from securities	-	430
Net change in unrealized gain (loss) from mortgage loans (Note 3)	1,361	-
Net realized and change in unrealized gain	12,714	430
Net loss	$(348,698)	$(75,194)

See accompanying notes to financial statements.

BEQUEST BONDS I, INC.

STATEMENTS OF CHANGES IN ACCUMULATED DEFICIT (UNAUDITED)

(Expressed in United States Dollars)

For the six months ended June 30, 2026 and June 30, 2025

Total
Accumulated deficit, December 31, 2024	$(38,142)
Net loss	(75,194)
Accumulated deficit, June 30, 2025	$(113,336)

Accumulated deficit, December 31, 2025	$(380,835)
Net loss	(348,698)
Accumulated deficit, June 30, 2026	$(729,533)

See accompanying notes to financial statements.

BEQUEST BONDS I, INC.

STATEMENTS OF CASH FLOWS (UNAUDITED)

(Expressed in United States Dollars)

For the six months ended June 30, 2026 and June 30, 2025

	Six months ended June 30, 2026	Six months ended June 30, 2025
Cash flows from operating activities
Net loss	$(348,698)	$(75,194)
Adjustments to reconcile net loss to net cash used in operating activities:
Net realized gain from mortgage loans	(11,353)	-
Net change in unrealized gain on mortgage loans	(1,361)	-
Net realized and unrealized gain from securities	-	(430)
Interest added to affiliate line of credit principal (non-cash)	2,667	2,553
Bond interest added to bond principal (non-cash)	22,416	10,052
Changes in operating assets and liabilities:
Preferred return receivable from Bequest Funds, LLC	(143,489)	-
Receivable from Bequest Legacy Fund I, LLC	(2,440)	-
Interest receivable, including purchased accrued interest	2,944	(66)
Prepaid expenses	-	16,750
Other receivables	135	-
Management fees payable	(45,207)	7,550
Professional fees and other accrued liabilities	11,000	83
Due to affiliates settlements and opening-basis differences, net	-	(8,674)
Net cash used in operating activities	(513,386)	(47,376)
Cash flows from investing activities
Purchases of mortgage loans (principal proceeds)	(1,488,785)	-
Principal collections and proceeds from mortgage loan dispositions	69,713	-
Purchases of short-term securities, net	-	(223,687)
Contributions to investment in Bequest Funds, LLC	(475,000)	(861,800)
Return of capital received from Bequest Funds, LLC	21,290	4,395
Net cash used in investing activities	(1,872,782)	(1,081,092)
Cash flows from financing activities
Proceeds from issuance of bonds	4,176,505	1,343,000
Principal payments on bonds	(483,150)	(29,363)
Net cash provided by financing activities	3,693,355	1,313,637
Net increase in cash and cash equivalents	1,307,187	185,169
Cash and cash equivalents, beginning of period	437,249	-
Cash and cash equivalents, end of period	$1,744,436	$185,169
Supplemental disclosure of cash flow information:
Cash paid during the period for bond interest	$236,718	$1,625
Non-cash: bond interest added to bond principal	22,416	10,052
Non-cash: interest capitalized to affiliate line of credit	2,667	2,553
Non-cash: purchased accrued interest reclassified from mortgage loan cost to interest receivable	29,139	-
Non-cash: principal collected by servicers and an affiliate, receivable at period end	3,450	-

See accompanying notes to financial statements.

BEQUEST BONDS I, INC.

SCHEDULE OF INVESTMENTS (UNAUDITED)

(Expressed in United States Dollars)

June 30, 2026

	Maturity / payoff date range	Interest rate range	Percentage of category at carrying value	Carrying value / fair value
Investment in Bequest Funds, LLC, at carrying value
United States
Bequest Funds, LLC			100.00%	$2,856,540
Total investment in Bequest Funds, LLC			100.00%	$2,856,540
Investments in mortgage loans, at fair value — 40 loans
United States
California	2040-2055	10.88%-11.75%	19.19%	$558,489
Pennsylvania	2035-2052	7.00%-13.25%	8.93%	259,955
New Jersey	2035-2044	9.90%-14.75%	8.92%	259,418
Florida	2055	10.38%-11.75%	7.47%	217,292
Massachusetts	2037-2053	8.00%-10.62%	7.08%	206,064
Arizona	2040-2054	12.25%-13.13%	6.28%	182,584
Virginia	2027-2053	8.00%-10.64%	5.95%	173,139
Utah	2054	10.85%	5.26%	153,080
Nevada	2055	11.63%	4.70%	136,887
New Mexico	2035	11.50%	4.23%	123,120
Wisconsin	2055	11.63%	3.83%	111,473
Texas	2035-2040	12.38%-14.50%	3.17%	92,334
Illinois	2036-2045	11.00%-11.90%	2.72%	79,173
Ohio	2035	11.75%	2.22%	64,693
New York	2037	10.99%	2.21%	64,249
Georgia	2043	13.46%	1.58%	45,990
Maryland	2035	11.13%	1.53%	44,356
Nebraska	2035	12.75%	1.20%	35,021
Oklahoma	2039	12.50%	1.18%	34,435
Idaho	2047	9.00%	1.08%	31,382
North Carolina	2056	11.34%	0.89%	25,769
Mississippi	2031	10.00%	0.38%	11,065
Total investments in mortgage loans, at fair value			100.00%	$2,909,968

See accompanying notes to financial statements.

BEQUEST BONDS I, INC.

NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

June 30, 2026

1. Organization

Bequest Bonds I, Inc. (the “Company”) is a Delaware corporation that invests in performing, re-performing, and non-performing residential mortgage loans (and related instruments) and, on a more limited basis, business loans, private real estate loans, and preferred equity and limited partner interests in target companies and funds engaged in similar activities. The Company funds these investments primarily with proceeds from the sale of its bonds. The Company’s principal executive offices are located at 1255 N Gulfstream Avenue, Suite 101, Sarasota, Florida 34236. As of June 30, 2026 and December 31, 2025, no common shares of the Company had been issued; Bequest Capital, LLC held all equity and ownership interests in the Company. Effective July 1, 2026, pursuant to a Transfer Agreement among Bequest Capital, LLC, Bequest Asset Management, LLC (“BAM”), and the Company, all equity and ownership interests in the Company were transferred to BAM for no cash consideration as part of an affiliated reorganization. See Notes 4 and 12.

The Company was originally formed as a Delaware limited liability company on February 15, 2024 and converted into a Delaware stock corporation on August 30, 2024. The Company is offering a maximum of $75,000,000 in its Series A Bonds pursuant to its offering circular at $1,000 per Bond on a continuous, best-efforts basis; the Regulation A offering was qualified on February 1, 2025.

2. Summary of significant accounting policies

Basis of presentation. The accompanying unaudited interim financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) on the accrual basis of accounting, and follow the accounting and reporting guidance in FASB ASC Topic 946, Financial Services — Investment Companies. The accounting policies applied conform to those adopted in the Company’s amended and reissued audited financial statements for the year ended December 31, 2025, including measurement of mortgage loans at fair value, measurement of the investment in Bequest Funds, LLC on the recoverability basis described below, and application of ASC 740. In the opinion of management, the accompanying financial statements reflect all adjustments (consisting of normal recurring adjustments and the conforming amended-audit adjustments described herein) necessary for a fair statement of the interim periods presented. Results for the six months ended June 30, 2026 are not necessarily indicative of results for the full year. The six-month results referred to in the subsequent-events note to the Company’s audited financial statements for the year ended December 31, 2025, and that note’s description of the classification of payable to bondholders, were preliminary; the amounts and classification reported in these financial statements supersede them.

Comparative presentation. December 31, 2025 amounts are derived from the Company’s amended and reissued audited FY2025 financial statements and reflect, among other matters, measurement of mortgage loans at fair value, recharacterization of $100,460 of 2025 preferred return as return of capital, and a current/non-current classification of the payable to bondholders. Amounts for the six months ended June 30, 2025 are conformed to the liability presentation of bonds; net loss for that period as previously reported in the Company’s prior Form 1-SA was $(52,371), compared with $(75,194) as conformed, principally reflecting $11,760 of interest on bonds presented as expense and $11,012 of preferred return recharacterized as return of capital.

Mortgage loans — fair value. Mortgage loans held for investment are measured at fair value on a Level 3 basis under the Company’s Global Mortgage Loan Valuation Policy. Each loan is assigned a valuation tier by status and delinquency (bankruptcy, Tier 3b; foreclosure, pre-foreclosure or REO, Tier 3a; otherwise 90 or more days delinquent, Tier 2; otherwise Tier 1), and its fair value is its unpaid principal balance less the most recent verified SitusAMC UPB-weighted discount for that tier. Between third-party valuations the most recent discounts are applied without adjustment for interim market movements; at June 30, 2026 they are the discounts as of March 31, 2026. The December 31, 2025 fair values were measured under the same Policy, as described in the Company’s audited FY2025 financial statements. Amortized cost is each loan’s principal proceeds (purchase price excluding purchased accrued interest), relieved as principal is collected at the loan’s cost-to-UPB ratio; the difference between principal collected and cost relieved is recognized as realized gain. Principal is recognized when collected by the servicer, and amounts collected but not yet remitted are carried as other receivables.

Mortgage loan interest income. Interest is accrued at the note rate on Tier 1 loans. When a loan moves to Tier 2, 3a or 3b, accrued and uncollected interest is reversed against interest income, and later collections are recognized as income when received. Accrued interest purchased with a loan, whether stated separately or embedded in a flat purchase price, is recorded as a purchased accrued interest receivable and is relieved by the first interest collected on that loan; loans more than 59 days delinquent at the cut-off date carry no purchased accrued interest. When a modification or repayment plan capitalizes arrears, the capitalized amount increases unpaid principal balance and is not recognized as income. In January 2026 the Company conformed its mortgage loan records to these policies, reclassifying $29,139 of purchased accrued interest on the Achieve loans from mortgage loan cost to interest receivable. Interest income for the six months ended June 30, 2026 comprises coupon interest of $111,324, less reversals on non-accrual loans of $3,189 and $746 not collected on a loan paid off in January 2026, plus $1,401 of post-cut-off interest remitted by an interim servicer, late fees of $712 and $5,764 of November–December 2025 interest not accrued at December 31, 2025 and collected in January 2026. A $14,905 correction of 2025 interest income (collections in 2025 that recovered purchased accrued interest on the Achieve loans), identified in September 2026, will be recorded in the three months ending September 30, 2026 and is included in interest receivable until then. Management has concluded that these out-of-period amounts are not material. At June 30, 2026, interest receivable comprised accrued interest of $10,415, purchased accrued interest of $2,921 and the $14,905; other receivables of $2,687 are principal collected by servicers and not yet remitted.

Investment in Bequest Funds, LLC. Bequest Funds, LLC (“BQF”) operates on a fixed-rate Operating Preferred Return capital-account structure (9% per annum on Class C interests under its operating agreement; 10% on the Company’s interest under a side letter) rather than calculating a net asset value per share consistent with ASC Topic 946; accordingly, the Company’s preferred interest in BQF does not qualify for the net asset value practical expedient under ASC 820-10-35-59 and is measured at fair value on a Level 3 basis as a non-redeemable preferred claim tested for recoverability against BQF’s net assets available to the senior investor stack. Distributions received from BQF are evaluated to determine whether they represent a return on investment (preferred return income) or a return of invested capital (a reduction of carrying value), based on BQF’s underlying economics and any restatement of investor capital accounts by BQF’s administrator or independent accountants.

Preferred return income. Preferred return income is recorded when earned, net of any amounts recharacterized as return of capital, and is recognized only to the extent supported by the recoverability of the Company’s preferred claim against BQF’s net assets. H1 2026 preferred return income of $143,489 is the Operating Preferred Return accrued to the Company for the period by BQF at 10% per annum on the Company’s capital under a side letter, including the $475,000 contributed in January 2026. BQF’s administrator statement to the Company applied 9% and omitted the January 2026 contributions; it is being corrected. It is recognized because it is due and unpaid and its collection is supported by the recoverability assessment at June 30, 2026; see Note 11 regarding coverage, sensitivity, and recognition uncertainty.

Income taxes. The Company is treated as a taxable C-corporation and applies ASC 740. Consistent with the amended FY2025 financial statements, the Company has recorded a valuation allowance against its gross deferred tax assets to the extent not offset by deferred tax liabilities, resulting in a net deferred tax asset of $0 and no income tax provision for the six months ended June 30, 2026 (pretax loss for the period; federal and Florida net operating loss carryforwards of approximately $244,888 at December 31, 2025, increased by 2026 losses).

Use of estimates; cash; investment transactions; concentration. The preparation of financial statements requires management estimates that could materially differ from actual results. Cash and cash equivalents include short-term, highly liquid money market instruments. Investment transactions are recorded on a trade-date basis; realized gains and losses on mortgage loans are determined loan by loan, as described above. Cash balances may exceed federally insured limits. The investment in BQF represented approximately 37% of total assets at June 30, 2026 (December 31, 2025: approximately 54%), and the mortgage loan portfolio consists principally of residential-lien loans concentrated in a limited number of states (see Schedule of Investments).

Statements of cash flows. Purchases of mortgage loans are presented at principal proceeds; purchased accrued interest ($14,794) is presented in operating activities within the change in interest receivable. The January 1, 2026 reclassification of $29,139 of purchased accrued interest from loan cost to interest receivable, and principal collected by servicers and an affiliate but not remitted at June 30, 2026 ($3,450), are non-cash. The January 2, 2026 collection of the $21,290 return-of-capital receivable is an investing inflow. Amounts for the six months ended June 30, 2025 are derived from unaudited administrator records; reinvested distributions for that period are estimated from bond-register activity.

3. Fair value measurements

The Company’s investments are measured at fair value and categorized within the ASC 820 hierarchy. Both the investment in BQF (recoverability basis) and the mortgage loan portfolio are measured using significant unobservable inputs (Level 3). The following presents investments by level at June 30, 2026:

Description	Level 1	Level 2	Level 3	Total
Investment in Bequest Funds, LLC	-	-	$2,856,540	$2,856,540
Mortgage loans	-	-	2,909,968	2,909,968
Total	-	-	$5,766,508	$5,766,508

Level 3 activity for the six months ended June 30, 2026 comprises: mortgage loans — opening fair value of $1,510,770, purchases of $1,488,785 (principal proceeds), principal collected of $(73,162), realized gains of $11,353, reclassification of purchased accrued interest to interest receivable of $(29,139), and net change in unrealized gain of $1,361, for a closing fair value of $2,909,968; investment in BQF — contributions of $475,000. The significant unobservable inputs for mortgage loans are the valuation tier discounts described in Note 2 (Tier 1, 11.85%; Tier 2, 33.30%; Tier 3a, 39.87%; Tier 3b, 43.64%; weighted average 13.48% of unpaid principal balance at June 30, 2026). A one-percentage-point increase in the Tier 1 discount would reduce the fair value of mortgage loans by approximately $31,574. There were no transfers between levels during the period. At June 30, 2026 the portfolio comprised 37 Tier 1 loans (fair value $2,783,215), two Tier 2 loans ($68,546) and one Tier 3b loan ($58,207), with an unpaid principal balance of $3,363,406 and amortized cost of $2,897,398. The net change in unrealized gain includes $(41,606) on one loan whose borrower filed for Chapter 13 protection on December 31, 2025 (Tier 3b), and realized gains include $1,076 of January 2026 corrections relating to principal collected around the December 2025 servicing transfer.

4. Accumulated deficit

Under the Certificate of Incorporation, as corrected by a Certificate of Correction filed with the Delaware Secretary of State on May 15, 2026 (correcting a par value erroneously stated as $1,000 per share in the original certificate), the total number of common shares the Company is authorized to issue is 75,000 shares with a par value of $0.001 per share. As of June 30, 2026 and December 31, 2025, no shares had been issued, as confirmed by the Board’s written consent adopted in connection with the July 1, 2026 ownership transfer described in Notes 1 and 12. By that consent, effective July 1, 2026, the Board authorized the Company to recognize BAM as record holder of the Company’s shares and to issue the 75,000 authorized shares to BAM (aggregate par value of $75), with the stock ledger serving as the record of ownership and no physical certificates required — a subsequent event with no effect on the accompanying financial statements.

5. Operating agreements

The Company was managed during the six months ended June 30, 2026 by Bequest Capital, LLC pursuant to the Management Services Agreement originally dated April 1, 2024, as assigned to Bequest Capital, LLC on June 2, 2025. On June 30, 2026, the Company entered into a new Management Services Agreement with BAM and appointed BAM as manager; the transition of management services and management fee entitlement to BAM was completed effective July 1, 2026. Accordingly, management fees for the six months ended June 30, 2026 were paid or payable to Bequest Capital, LLC. See Notes 6 and 12.

6. Related party transactions

Management fees. Under the Management Services Agreement, the Company pays the manager a fee calculated as an annualized 3.0% of the total sum of invested monies, calculated as of the last calendar day of each month. For the six months ended June 30, 2026, the Company incurred management fees of $104,480 (six months ended June 30, 2025: $7,550), all paid or payable to Bequest Capital, LLC, of which $774 remained payable at June 30, 2026 (December 31, 2025: $45,981).

Investment in Bequest Funds, LLC. During the six months ended June 30, 2026, the Company made cash contributions of $475,000 to BQF, an affiliate under common ownership and control, and received no redemptions; the investment was carried at $2,856,540 at June 30, 2026 (December 31, 2025: $2,381,540, after the recharacterizations recorded in the amended FY2025 audit). The Company recognized preferred return income of $143,489 for the six months ended June 30, 2026, equal to the Operating Preferred Return accrued to the Company by BQF for the period, none of which was received in cash during the period and all of which was receivable from BQF at June 30, 2026; the $21,290 return-of-capital receivable at December 31, 2025 was collected on January 2, 2026. No preferred return is presented for the six months ended June 30, 2025: under BQF’s administrator restatement, the $11,012 paid for May and June 2025 ($4,394 received in the period and $6,617 receivable at June 30, 2025) is presented as return of capital. See Note 11 regarding the suspension and resumption of preferred return payments, the affiliates’ SEC self-report, and recognition uncertainty.

Mortgage loan purchases from affiliate. During the six months ended June 30, 2026, the Company acquired seven individual residential mortgage notes from Bequest Equity Fund V, LLC, an affiliate under common ownership and control, for an aggregate purchase price of $186,930 plus accrued interest at settlement (January 27: one loan, $62,850; February 18: two loans, $51,367; April 21: four loans, $72,713), pursuant to executed mortgage loan purchase agreements. The purchase prices, which ranged from approximately 66% to 100% of unpaid principal balance (approximately 82% in aggregate), were set with reference to the Company’s contemporaneous arm’s-length acquisitions of comparable residential mortgage loans from unaffiliated sellers, at approximately 86% and 87% of unpaid principal balance in the December 2025 and May 2026 trades, respectively.

Due to affiliates — line of credit. The Company is party to a Committed Line of Credit Note dated April 8, 2024 with Bequest Legacy Fund I, LLC, an affiliate, with a drawdown limit of $100,000, bearing interest at 12.0% per annum, due on demand. For the six months ended June 30, 2026, the Company incurred $2,667 of interest, all added to principal; the outstanding balance was $54,129 at June 30, 2026 (December 31, 2025: $51,462).

Due from Bequest Legacy Fund I, LLC. January 2026 collections of $3,203 on mortgage loans the Company acquired in the Achieve trade were remitted to Bequest Legacy Fund I, LLC, an affiliate, and were receivable at June 30, 2026. The amount was collected in September 2026.

Ownership transfer. Effective July 1, 2026, all equity and ownership interests in the Company transferred from Bequest Capital, LLC to BAM for no cash consideration as part of an affiliated reorganization. See Notes 1 and 12.

7. Administrative services

Formidium Corp. served as the Company’s administrator throughout the six months ended June 30, 2026; administration fees of $18,000 were incurred (six months ended June 30, 2025: $9,000). Effective July 1, 2026, Apex Group Ltd. succeeded Formidium Corp. as fund administrator. See Note 12.

8. Commitments and contingencies

The Company may be subject to legal proceedings and regulatory actions in the ordinary course of business. The Company is not currently involved with, and does not know of, any pending or threatened litigation against the Company. See Note 11 regarding a regulatory matter involving affiliates of the Company.

9. Going concern

The financial statements have been prepared on a going concern basis. The Company has a limited operating history, continues to incur recurring operating losses, and has an accumulated deficit of $729,533 as of June 30, 2026. The Company remains dependent on external financing, principally continued bond proceeds under its Regulation A offering, to fund its operations and meet its obligations over the next twelve months. In addition, as described in Note 11, the affiliate through which the Company holds its investment in Bequest Funds, LLC suspended payment of operating preferred returns from February 2026 through July 2026, with accrued amounts remaining outstanding; this investment represented approximately 37% of the Company’s total assets at June 30, 2026, and the matters described in Note 11 — including a recoverability coverage margin at June 30, 2026 of approximately 0.7% of the senior investor claim — are an additional constraint on the Company’s liquidity and a source of valuation risk. In addition, on September 30, 2026, the Company funded $1,471,070 of mortgage loan purchases from affiliated funds (see Note 12), which materially reduced its available cash. These factors raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date these financial statements are available to be issued. Management continues to execute its plan to raise capital through the Regulation A offering and to deploy proceeds into income-producing investments; these plans are not fully within the Company’s control and cannot be assured of success. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

10. Payable to bondholders

As of June 30, 2026, $8,413,633 is payable to bondholders (December 31, 2025: $4,640,367), representing bonds outstanding across the six classes of the Company’s Series A Bonds, net of principal settled through June 30, 2026, as follows:

Class	Stated terms	Principal outstanding
Series A Class A	5.0% per annum; interest-only; immediately redeemable	$250,536
Series A Class B	6.0% per annum; interest-only; six-month maturity	192,392
Series A Class C	7.0% / 10.0% blended per annum; interest-only; one-year maturity	988,837
Series A Class D	7.5% per annum; 60-month fully amortizing	4,483,446
Series A Class E	7.0% per annum; 60-month fully amortizing	832,831
Series A Class F	8.0% per annum; 60-month fully amortizing	1,510,493
Subscriptions accepted in June 2026, pending schedule assignment		155,098
Total payable to bondholders		$8,413,633

During the six months ended June 30, 2026, the Company sold $4,234,000 of bonds, added $22,416 of interest to bond principal at bondholders $483,150 of principal through scheduled amortization payments and redemptions. Interest on bonds of $259,134 was incurred for the period.

Current and non-current classification. Series A Classes A, B and C are classified entirely as current, since all outstanding balances in those classes mature within twelve months of the balance sheet date under their stated terms (immediate redeemability, six-month, and one-year maturities, respectively, measured from the first day of the month following purchase). Series A Classes D, E and F are five-year, level-payment amortizing notes; the current portion for these classes represents the principal scheduled to amortize within twelve months of the balance sheet date, determined using a pool-level proportional method consistent with the Company’s annual financial statements — each class’s aggregate scheduled amortization is projected forward twelve months and the resulting ratio applied to the class balance — rather than an investor-by-investor maturity schedule. The resulting ratios at June 30, 2026 are 19.79% for Series A Class D, 18.94% for Series A Class E, and 18.52% for Series A Class F, and the blended ratio of 19.41% is applied to subscriptions accepted in June 2026 whose amortization schedules commence in July 2026.

June 30, 2026
Current — Series A Class A, B and C bonds	$1,431,765
Current — Series A Class D, E and F scheduled amortization within twelve months	1,325,000
Current — June 2026 subscriptions pending schedule assignment	30,103
Total current portion	2,786,868
Non-current — Series A Class D, E and F principal due after one year	5,626,765
Total payable to bondholders	$8,413,633

The December 31, 2025 comparative classification ($1,305,274 current; $3,335,093 non-current) is presented on the same basis, per the Company’s amended FY2025 financial statements. Bondholders are not required to redeem at maturity and may continue to hold their bonds; bonds held beyond stated maturity are classified as current.

11. Investment in Bequest Funds, LLC — suspension of preferred returns; affiliate SEC self-report

Subsequent to December 31, 2025, Bequest Funds, LLC and Bequest Legacy Fund I, LLC (the “Affiliated Funds”) identified that they had used investor capital contributions to fund operating preferred return payments earlier than permitted under their operating agreements and voluntarily reported this matter to the U.S. Securities and Exchange Commission. The Affiliated Funds suspended payment of operating preferred returns from February 2026 through July 2026 while evaluating the matter; in August 2026, Bequest Funds, LLC resumed payment of operating preferred returns to the Company on a current-month basis. Amounts accrued during the suspension remain outstanding: the Company’s accrued preferred return receivable was $143,489 at June 30, 2026, reported in due from affiliates, equal to the Operating Preferred Return accrued at 10% per annum on the Company’s capital account under a side letter, including the $475,000 contributed in January 2026; BQF’s administrator statement applied 9% and omitted the January 2026 contributions and is being corrected; no preferred return is recognized on the $100,460 recharacterized as return of capital. The Company is not itself the subject of the SEC matter or related investigations.

In connection with the amended FY2025 audit, $100,460 of 2025 preferred return was recharacterized as return of capital based on BQF’s administrator restatement of investor capital accounts. Recoverability assessment at June 30, 2026. The Company measures its preferred interest in BQF by testing its capital account for recoverability against BQF’s net assets available to the senior investor-member stack in which the interest participates. At June 30, 2026, BQF’s adjusted net assets were approximately $19,749,000, against a senior investor-member claim of approximately $19,606,000 (including the Company’s claim of approximately $3,000,000, comprising its capital account of $2,856,540 and accrued preferred return of $143,489), representing coverage of approximately 100.7%, compared with approximately 107% at December 31, 2025. Accordingly, no impairment of the Company’s investment was indicated and the preferred return accrued during the period is recognized. The adjusted net asset amount reflects fair-value adjustments to BQF’s mortgage loan portfolio (tier-discounted for delinquency, foreclosure, and bankruptcy status using third-party valuation discounts), a non-accrual haircut to accrued interest receivable, and marks on BQF’s investments in an affiliated fund; the senior claim reflects investor capital accounts as restated by BQF’s independent accountants, rolled forward to June 30, 2026, and excludes subordinate manager accounts.

The coverage margin at June 30, 2026 is narrow — a surplus of approximately $143,000, or approximately 0.7% of the senior claim — and the assessment is most sensitive to the valuation discounts applied to BQF’s mortgage loan portfolio. Those discounts are drawn from a third-party valuation as of March 31, 2026 and are applied by delinquency, foreclosure, and bankruptcy tier; no updated valuation was obtained as of June 30, 2026. The third-party valuation firm has indicated that market movements between March 31 and June 30, 2026 (a net increase of approximately 18 basis points in rates and spreads) would reduce the value of performing loans by approximately one-half point, and that its March 31, 2026 discounts for non-performing loans remain a reasonable proxy at June 30, 2026. Applying that indication to BQF’s performing loans would reduce coverage to approximately 100.4%. Consistent with its valuation policy, management has not adjusted the discounts for interim market movements. Deepening the discounts uniformly by approximately 0.5 percentage points would reduce coverage to 100%, and a deepening of two percentage points would reduce coverage to approximately 98%. Among other inputs, eliminating the accrued-interest retention assumption entirely would reduce coverage to approximately 99.7%, and a reversal of the administrator’s carrying-value increase on the loan portfolio would increase coverage. Continued growth in the senior investor claim without corresponding growth in BQF’s adjusted net assets would also reduce coverage. If coverage were to fall below 100%, the carrying value of the Company’s investment would be reduced and preferred return recognized in the period would be reversed.

Given the basis for the 2025 recharacterization, it is also reasonably possible that some or all of the H1 2026 accrual of $143,489 will be recharacterized as return of capital upon completion of the Affiliated Funds’ review; the amount of any such recharacterization, and the potential effects of the Affiliated Funds’ ongoing investigations and any regulatory outcomes on the carrying value of the Company’s investment in BQF and the related receivable balances, cannot be reasonably estimated as of the date these financial statements are available to be issued. Management expects the accrued receivable to be collectible and no reserve has been recorded; the timing of collection of accrued amounts has not been determined.

12. Subsequent events

Ownership, management, and administrator transition. Effective July 1, 2026: (i) all equity and ownership interests in the Company transferred from Bequest Capital, LLC to BAM for no cash consideration pursuant to a Transfer Agreement, Assignment of Equity Interests, and unanimous written consent of the Board, each effective as of that date, as part of an affiliated reorganization, with the Board authorizing the update of the Company’s stock ledger to reflect BAM as record holder and the issuance of the 75,000 authorized shares (par value $0.001 per share, as corrected; aggregate par value $75) to BAM; (ii) the transition of management services and management fee entitlement to BAM was completed (Management Services Agreement entered June 30, 2026); and (iii) Apex Group Ltd. succeeded Formidium Corp. as fund administrator. See Notes 1, 4, 5 and 7.

Acquisitions of residential mortgage loans from affiliates. On July 7, 2026, the Company acquired three residential mortgage loans from Bequest Equity Fund V, LLC for an aggregate purchase price of $66,460. On July 31, 2026, the Company acquired eight performing residential mortgage loans in two transactions with affiliated funds: seven loans (six first-lien, one second-lien) from Bequest Funds, LLC with an aggregate unpaid principal balance of $520,382, and one second-lien loan from Bequest Legacy Fund I, LLC with an unpaid principal balance of $120,821, for a combined purchase price of $561,162 exclusive of accrued interest (approximately 87.5% of unpaid principal balance), supported by a pricing fairness analysis benchmarked to the Company’s May 2026 arm’s-length SA1248 acquisition and approved by the Investment Committee.

Business loan origination. On July 22, 2026, the Company entered into a Loan Agreement with Nexa Asset Acquisitions LLC, an unaffiliated third party, pursuant to which the Company agreed to lend $712,166 — the Company’s first business loan. The loan bears interest at 10% per annum, matures in three years (subject to a lender option to extend up to six months), and is secured by a first-priority security interest in a designated pool of consumer receivables and the related collections, together with a limited guaranty; the collateral does not include real property. On July 27, 2026, the borrower made the required prepayment of $370,068, of which $361,318 reduced principal and $8,750 reimbursed expenses.

Loan modifications. In July 2026, two delinquent loans from the December 2025 portfolio (a Nebraska loan and a Texas loan) were modified to extend maturities and revise interest rates; both have since returned to accruing status.

Resumption of preferred return payments. In August 2026, Bequest Funds, LLC resumed payment of operating preferred returns to the Company on a current-month basis ($17,960.78 on each of August 5 and September 4). Those payments were calculated at 9% and omitted the January 2026 contributions; the $11,908 shortfall against the 10% side-letter rate is to be paid in October 2026. Amounts accrued during the suspension remain outstanding. See Note 11.

Offering statement amendment. In July 2026, the Company filed a post-qualification amendment to its Regulation A offering statement to update its offering circular; the amendment had not been qualified as of the date these financial statements were available to be issued.

Affiliate loan purchases. In September 2026 the Company agreed to acquire residential mortgage loans from two affiliated funds under mortgage loan purchase agreements with a cut-off date of September 25, 2026: 23 loans from Bequest Funds, LLC for a purchase price of $1,046,010 (approximately 74% of their unpaid principal balance of $1,418,063), plus accrued interest of $4,844, of which $369,027 is payable at the seller’s direction to its lender to release 18 of the loans from a pledge; and five loans from Bequest Legacy Fund I, LLC for a purchase price of $414,564 (approximately 90% of their unpaid principal balance of $462,897), plus accrued interest of $5,651. The purchase prices are supported by pricing fairness analyses benchmarked to the Company’s arm’s-length acquisitions. Total funding for the two purchases is $1,471,070. The purchases closed on September 30, 2026.

Management evaluated subsequent events through October 2, 2026, the date these financial statements were available to be issued, and concluded that no other subsequent events have occurred that would require recognition or disclosure in the financial statements.

ITEM 3: INDEX TO EXHIBITS

Exhibit
Broker-Dealer Agreement (including addendum), Dalmore Group, LLC, dated February 21, 2024	1.1
Formation Documents (including Certificate of Formation & Articles of Conversion for Bequest Bonds I, LLC (Predecessor Entity) and Articles of Incorporation for Bequest Bonds I, Inc.)	2.1
Bylaws of Bequest Bonds I, Inc., dated March 19, 2024	2.2
Form of Series A-1 Bond Certificate	4.1
Form of Series B Bond Certificate	4.2
Form of Investor Agreement	4.3
Subscription Agreement, last updated July 15, 2026	4.4
Management Services Agreement between Bequest Bonds I, Inc. and Bequest Asset Management, LLC, dated July 1, 2026	6.1
Letter re Change in Certifying Accountant*	9.1
Consent of Independent Auditor	11.1
Opinion of Dodson Robinette PLLC	12.1

*	Filed previously on May 26, 2026 as an attachment to Form 1-K and incorporated herein by reference

SIGNATURE

Pursuant to the requirements of Regulation A, the issuer has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Sarasota, Florida, on October 15, 2026.

Bequest Bonds I, Inc.

/s/ Shawn Muneio
By: Shawn Muneio
Principal Executive Officer,
Chief Executive Officer of Bequest Bonds I, Inc. and Bequest Asset Management, LLC
Director of Bequest Bonds I, Inc.

/s/ David Friedman
By: David Friedman
Principal Financial and Accounting Officer
Chief Financial Officer of Bequest Asset Management, LLC
Director of Bequest Bonds I, Inc.